   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 1996
                                                    REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                                PROSOURCE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                              5141                             65-0335019
    (STATE OR OTHER JURISDICTION        (PRIMARY STANDARD INDUSTRIAL              (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)             IDENTIFICATION NO.)

                            ------------------------

                          550 BILTMORE WAY, 10TH FLOOR
                          CORAL GABLES, FLORIDA 33134
                                 (305) 529-2500
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                DAVID R. PARKER
                             CHAIRMAN OF THE BOARD
                                PROSOURCE, INC.
                          550 BILTMORE WAY, 10TH FLOOR
                          CORAL GABLES, FLORIDA 33134
                                 (305) 529-2500
               (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   Copies to:

               JOEL I. GREENBERG, ESQ.                           WINTHROP B. CONRAD, JR., ESQ.
     KAYE, SCHOLER, FIERMAN, HAYS & HANDLER, LLP                     DAVIS POLK & WARDWELL
                   425 PARK AVENUE                                   450 LEXINGTON AVENUE
              NEW YORK, NEW YORK 10022                             NEW YORK, NEW YORK 10017
                   (212) 836-8000                                       (212) 450-4000

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

- ------------------------------------------------------------------------------------------------------------
                                                                         PROPOSED MAXIMUM
                                                                        AGGREGATE OFFERING     AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED                           PRICE(1)      REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------
Class A Common Stock, par value $.01 per share..........................    $57,500,000       $19,827.59
- ------------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(o) under the Securities Act solely for the purposes of calculating the registration fee.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS (Subject to Completion)
Issued September 6, 1996

                                                Shares

                                ProSource, Inc.
                              CLASS A COMMON STOCK
                            ------------------------

ALL OF THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY ARE BEING SOLD BY THE COMPANY. PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR THE
    CLASS A COMMON STOCK OF THE COMPANY. IT IS CURRENTLY ESTIMATED THAT THE
       INITIAL OFFERING PRICE PER SHARE WILL BE BETWEEN $          AND
       $          . SEE "UNDERWRITERS" FOR A DISCUSSION OF THE FACTORS
         TO BE CONSIDERED IN DETERMINING THE INITIAL PUBLIC OFFERING
         PRICE.
                            ------------------------

    APPLICATION HAS BEEN MADE TO HAVE THE CLASS A COMMON STOCK APPROVED FOR
        QUOTATION ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "PSDS."
                            ------------------------

THE COMPANY HAS TWO CLASSES OF COMMON STOCK, THE CLASS A COMMON STOCK BEING OFFERED HEREBY AND CLASS B COMMON STOCK. THE CLASS B COMMON STOCK IS
   IDENTICAL TO THE CLASS A COMMON STOCK, EXCEPT WITH RESPECT TO VOTING
     POWER AND CONVERSION RIGHTS. EACH SHARE OF CLASS A COMMON STOCK IS ENTITLED TO ONE VOTE AND EACH SHARE OF CLASS B COMMON STOCK IS
       ENTITLED TO TEN VOTES. EACH SHARE OF CLASS B COMMON STOCK IS
         CONVERTIBLE INTO CLASS A COMMON STOCK ON A ONE-TO-ONE BASIS AT
         ANY TIME AT THE OPTION OF THE HOLDER THEREOF AND IN CERTAIN
           OTHER CIRCUMSTANCES. SEE "DESCRIPTION OF CAPITAL STOCK."
                            ------------------------

                  THE OFFERING INVOLVES A HIGH DEGREE OF RISK.
                SEE "RISK FACTORS" COMMENCING ON PAGE 10 HEREOF.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                            PRICE $          A SHARE
                            ------------------------

                                                                   UNDERWRITING
                                              PRICE TO             DISCOUNTS AND           PROCEEDS TO
                                               PUBLIC             COMMISSIONS(1)           COMPANY(2)
                                        ---------------------  ---------------------  ---------------------
Per Share.............................            $                      $                      $
Total (3).............................            $                      $                      $

- ------------
    (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    (2) Before deducting expenses payable by the Company estimated at $        .

    (3) The Company has granted to the Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of additional Shares at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds to
        Company will be $        , $        and $        , respectively. See
        "Underwriters."
                            ------------------------

     The Shares are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is expected that
delivery of the Shares will be made on or about           , 1996 at the office
of Morgan Stanley & Co. Incorporated, New York, N.Y., against payment therefor in immediately available funds.
                            ------------------------

MORGAN STANLEY & CO.
    Incorporated
                         MERRILL LYNCH & CO.
                                             SMITH BARNEY INC.
            , 1996

                     [ARTWORK -- TO BE FILED BY AMENDMENT]

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

     Until            , 1996 (25 days after the commencement of the offering),
all dealers effecting transactions in the securities, whether or not participating in this distribution, may be required to deliver a
Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments of subscriptions.
                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Prospectus Summary....................................................................    3
Risk Factors..........................................................................   10
Use of Proceeds.......................................................................   14
Dividend Policy.......................................................................   14
Dilution..............................................................................   15
Capitalization........................................................................   16
Selected Consolidated Financial Data..................................................   17
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................   19
Business..............................................................................   27
Management............................................................................   38
Executive Compensation and Other Matters..............................................   41
Certain Transactions..................................................................   47
Principal Stockholders................................................................   49
Description of Capital Stock..........................................................   50
Shares Available for Future Sale......................................................   52
Underwriters..........................................................................   53
Legal Matters.........................................................................   54
Experts...............................................................................   54
Additional Information................................................................   54
Financial Statements..................................................................  F-1

                            ------------------------

     The Company intends to furnish its stockholders with annual reports containing consolidated financial statements examined by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.
                            ------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK (OR OTHER SECURITIES) OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) included elsewhere in this Prospectus. Unless the context otherwise requires, as used in this Prospectus, (i) the terms "Company" and "ProSource" mean ProSource, Inc., together with its direct and indirect wholly-owned subsidiaries, (ii) the term "Common Stock" means, collectively, the Class A Common Stock and Class B Common Stock to be outstanding immediately following completion of the offering and (iii) the term "pro forma" or "on a pro forma basis" with respect to financial information for the Company's fiscal year ended December 30, 1995 means such information, as adjusted to give effect to the acquisition by the Company of the National Accounts Division of The Martin-Brower Company and to the consummation of the offering and the application of the estimated net proceeds thereof (assuming an initial public
offering price of $     per share) as if such events had occurred on January 1,
1995. Except as otherwise noted, all information in this Prospectus (i) gives effect to the conversion of all of the Company's outstanding shares of Common
Stock into Class B Common Stock and a           for one stock split that will
occur prior to the commencement of the offering (the "Recapitalization") and
(ii) assumes that the Underwriters' over-allotment option is not exercised. The Company's fiscal year consists of a 52-53 week period ending on the last Saturday of each calendar year. Fiscal 1994 consisted of 53 weeks.

                                  THE COMPANY

     ProSource is the nation's leading independent foodservice distributor specializing in distribution to chain restaurants and is one of the largest foodservice distributors in the United States. The Company distributes a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods and cleaning and other supplies. The Company specializes in providing food and food-related products to two segments of the restaurant industry -- limited-menu quick service restaurants, including Burger King, Arby's, Long John Silver's, Sonic, Chick-fil-A, TCBY and Wendy's, and casual dining restaurants, including Red Lobster, Olive Garden, TGIFriday's and Chili's.

     The Company was formed in 1992 to acquire Burger King Distribution Services ("BKDS"), the "in-house" distributor for Burger King Corporation ("BKC"), which serviced approximately 4,150 Burger King restaurants. In the four years since the acquisition, ProSource has, through a combination of acquisitions and internal growth, become a leading distributor to chain restaurants, servicing approximately 14,450 restaurants within 18 different restaurant chains. Through a series of acquisitions during 1993 and 1994, the Company added approximately 1,100 of the restaurants included in its current customer base. In March 1995, the Company entered the casual dining segment of the restaurant industry and further expanded its quick service business with the acquisition of the National Accounts Division ("NAD") of The Martin-Brower Company ("Martin-Brower"), which added a total of approximately 8,000 restaurants within 12 chains included in the Company's current customer base. The Company has also been successful in expanding through internally generated sales. Since its formation, the Company has added approximately 400 of the Burger King restaurants included in its current customer base through the growth of existing franchisee customers and the addition of new customers. The Company has also added approximately 570 Jenny Craig Weight Loss Centres and 150 Sonic restaurants through internal growth. Since the Company's formation in 1992, net sales have grown from $1.3 billion in 1993 (the first full year of operations) to $4.0 billion in 1995 on a pro forma basis.

     The Company is a "systems" distributor specializing in distribution to chain restaurants. The Company believes the chain restaurant segment of the foodservice distribution industry is particularly attractive due to (i) the high growth rate of the restaurants in this segment, with compound annual growth of 7% over the past three years according to industry sources, primarily due to the growth of existing chain restaurants and the introduction of new chain restaurant concepts, (ii) the uniformity of product offerings and consistency of demand by chain restaurant customers, (iii) the increasingly important focus by chain restaurants on foodservice distributors that can provide consistent quality and reliable service on a nationwide basis to maintain the chain's uniform standards and (iv) the fragmented nature of the foodservice distribution segment serving chain restaurants, with over 3,000 companies operating in the industry. The Company believes that the consolidation in this industry will continue as larger foodservice distributors with nationwide service are better able to meet the need for consistent quality and reliable service by chain restaurants.

STRATEGIES

     The Company believes that it has one of the most comprehensive distribution networks of any independent distributor serving chain restaurants, based on geographic coverage. With net sales of $4.0 billion in 1995 on a pro forma basis, the Company believes, based on its estimates, that it has captured approximately 10% of the $42 billion chain restaurant distribution market in the United States. The Company estimates that the next largest independent systems distributor has a market share of approximately 6%. The Company believes that its size and scale give it an advantage over its competitors with respect to purchasing power and lower distribution costs. The Company plans to strengthen its position as a market leader by continuing to pursue the following strategies for maximizing profitability and enhancing its long-term growth opportunities.

     Pursue Internal and External Growth Opportunities. The Company intends to continue to grow through a combination of adding new customers and products within the chains that it currently serves, adding new chains and, where appropriate, making selective acquisitions of other foodservice distributors.

     - Growth With Existing Chains. The chain restaurant segment of the restaurant industry has historically grown faster than the overall industry. As the primary distributor to most of its customers, the Company expects to continue to grow with the chain restaurants it serves. In addition, the Company believes that there is the opportunity for increased "product penetration" by increasing the range of products, including produce, dairy and bakery products, distributed to existing customers.

     - Growth Through Addition of New Chains. The Company is continually monitoring the marketplace for opportunities to expand the portfolio of chains that it serves. Primary targets include chains offering menu categories not covered by the Company's existing customers, chains operating in geographic areas in which the Company could benefit from increased customer density, and regional chains which could be added to the national chains which have traditionally been the Company's focus.

     - Selective Acquisitions. The Company believes the fragmented nature of the industry and consolidation activity offer the Company opportunities to supplement internal growth through selective acquisitions. The Company intends to continue to focus its acquisition strategy on systems specialists that distribute principally to limited-menu quick service and casual dining chain restaurants which will expand its customer base or improve geographic customer density.

     Margin Improvement/Cost Reduction Programs. The Company is undertaking several initiatives to increase margins and reduce its overall cost structure.

     - Network Optimization. The Company is initiating a major project to restructure its distribution network and create a new national distribution system. Through this process, which is expected to take 3-5 years to complete, the Company intends to consolidate and integrate its existing distribution network of 34 centers into 23 centers consisting of six large regional distribution centers and 17 local distribution centers. The Company estimates the capital investment for this network optimization program will be approximately $27 million and is projecting cost savings following full implementation of the new system of approximately $20-25 million annually compared to projected network costs under its existing system.

     - Enhanced Delivery Systems. The Company has recently introduced an innovative value-added cart delivery system which the Company estimates should result in restaurant deliveries which are 2-3 times faster than methods currently used in the industry. The Company is currently using cart delivery for approximately 17% of its customers and expects to service approximately 75% through this method within three years. The Company estimates the capital investment required for implementation of the cart delivery system will be approximately $8 million and is projecting cost savings to the Company, when fully implemented, of approximately $10 million annually compared to projected costs of conventional delivery methods. The Company believes that cart delivery will also benefit its customers by reducing the disruption caused by deliveries and labor costs associated with unloading.

     - Corporate Unification Program. The Company is in the process of integrating its preexisting operations with the NAD operations acquired from Martin-Brower into a new corporate support center located in Coral Gables, Florida. The corporate support center will allow the Company to centralize all purchasing, routing, in-bound transportation and operations support functions. This process, which is expected to be completed by mid-1997, should reduce overall personnel levels by 75 positions and is expected to result in aggregate costs savings of approximately $5-6 million annually.

     There can be no assurance that any of the above programs will be completed within the projected time periods or will not have costs or require investment in excess of the amounts anticipated, or that the projected cost savings will be realized. See "Risk Factors -- No Assurance of Achieving Anticipated Cost Savings."

     Establish Position as Preeminent Supply Chain Manager. The Company believes that its size, scale and expertise in foodservice distribution and transportation systems allow it to assist its customers in managing the entire chain of supply, from the vendor location to the customer's storeroom. Emphasis on supply chain management has allowed the Company to identify value-added services (such as the purchasing of non-proprietary products and transportation services from the vendor to the distribution center) which the Company can provide to its customers, resulting in reduced costs for its customers and improved margins for the Company.

     Technological Leadership. The Company believes that it is a leader within the industry in the application of information technology to its operations. The Company currently has in place a variety of information technology systems, including electronic ordering, inventory management, financial and routing systems. The Company continues to invest in technology. Among a new generation of information technology being installed are new systems in the area of electronic customer ordering, "order optimization" to manage the Company's purchasing and inventory functions, and freight management. In addition, in connection with its "network optimization" program, the Company intends to put in place new customer ordering and warehouse management systems.

     Service Quality Program. The Company places a significant emphasis on providing a high level of service to its customers. The Company continuously measures its service performance levels by monitoring the completeness of the order, the timeliness of delivery and the customer's satisfaction. The Company believes it is a leader in the industry in quality and reliability of service to its customers. By providing a high level of service and reliability, the Company believes it can reduce the number of reorders and redeliveries, reducing costs for both the Company and its customers and improving customer loyalty.

                                  THE OFFERING

Class A Common Stock offered.................  shares
Common Stock to be outstanding after the
  offering:
  Class A Common Stock.......................  shares
  Class B Common Stock(1)....................  shares
          Total..............................  shares
Use of Proceeds..............................  To prepay a portion of the Company's outstanding indebtedness.
Nasdaq National Market Symbol................  "PSDS"
Voting Rights; Dividends.....................  Each share of Class A Common Stock is entitled to one vote and each share of Class
                                               B Common Stock is entitled to ten votes.
                                               Except as otherwise required by law, the
                                               Class A Common Stock and Class B Common Stock
                                               will vote together on all matters submitted
                                               to a vote of stockholders, including the
                                               election of directors. Following the
                                               offering, the outstanding shares of Class A
                                               Common Stock will represent approximately
                                                    % of the combined voting power of the
                                               outstanding Common Stock (     % if the
                                               Underwriters' over-allotment option is
                                               exercised in full). Each share of Class B
                                               Common Stock is convertible into Class A
                                               Common Stock on a one-to-one basis at any
                                               time at the option of the holder thereof and
                                               in certain other circumstances. Class A
                                               Common Stock and Class B Common Stock will be
                                               entitled to share ratably, as a single class,
                                               in any dividends declared by the Company on
                                               the Common Stock. See "Description of Capital
                                               Stock."

- ---------------
(1) Includes           shares of Class B Common Stock to be issued to Onex
    Corporation (collectively with its affiliates, "Onex"), or an affiliate thereof, upon conversion of $2.5 million of principal and $1.0 million of accrued interest outstanding under a convertible subordinated note (the "Onex Convertible Note") immediately prior to the offering. Excludes shares of Class B Common Stock reserved for issuance (i) upon the exercise of stock options granted under the Company's Amended Management Option Plan (1995) (the "1995 Option Plan"), (ii) upon the exercise of stock options granted under the Company's 1996 Stock Option Plan and (iii) under an outstanding warrant and certain other indebtedness which is convertible into shares of Class B Common Stock at the option of the holder thereof at
    any time. Also excludes           shares of Class B Common Stock to be
    issued to Onex in consideration for the agreement of Onex to relinquish its right to receive an annual fee for management services rendered to the Company. On a fully diluted basis using the treasury stock method, assuming an initial public offering price equal to the midpoint of the range set forth on the cover page of this Prospectus, the Company will have shares of Class B Common Stock issued and outstanding after the offering. See "Capitalization," "Executive Compensation and Other Matters -- Option Plans" and "Certain Transactions."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
             (IN MILLIONS, EXCEPT PER SHARE AND CERTAIN OTHER DATA)





                                 SIX MONTHS                FISCAL YEARS ENDED                     SIX MONTHS ENDED
                                   ENDED       ------------------------------------------   ----------------------------
                                DECEMBER 31,   DECEMBER 25,   DECEMBER 31,   DECEMBER 30,     JULY 1,        JUNE 29,
                                  1992(a)        1993(b)        1994(c)        1995(d)         1995            1996
                                ------------   ------------   ------------   ------------   -----------   --------------
                                 (26 WEEKS)     (52 WEEKS)     (53 WEEKS)     (52 WEEKS)    (26 WEEKS)      (26 WEEKS)
STATEMENT OF OPERATIONS DATA:
  Net sales.....................    $618.4       $1,329.3       $1,598.1       $3,461.8      $ 1,447.8       $2,014.1
  Cost of sales.................     560.0        1,210.9        1,464.5        3,193.3        1,332.9        1,859.0
                                 ---------       --------       --------       --------       --------       --------
  Gross profit..................      58.4          118.4          133.6          268.5          114.9          155.1
  Operating expenses............      51.7          114.2          131.0          255.2          110.7          149.8
  Loss on impairment of
    long-lived assets(e)........        --             --             --             --             --           15.7
  Restructuring charges(e)......        --             --             --            0.7            0.1           10.9
                                 ---------       --------       --------       --------       --------       --------
  Earnings (loss) from
    operations..................       6.7            4.2            2.6           12.6            4.1          (21.3)
  Interest expense, net.........       3.0            5.5            6.6           13.3            6.3            7.3
                                 ---------       --------       --------       --------       --------       --------
  Earnings (loss) before income
    taxes and extraordinary
    charge......................       3.7           (1.3)          (4.0)          (0.7)          (2.2)         (28.6)
  Income tax (provision)
    benefit.....................      (1.5)           0.5            1.6           (0.1)           1.0           10.6
                                 ---------       --------       --------       --------       --------       --------
  Earnings (loss) before
    extraordinary charge........       2.2           (0.8)          (2.4)          (0.8)          (1.2)         (18.0)
  Extraordinary charge, net.....        --             --             --           (0.8)          (0.8)            --
                                 ---------       --------       --------       --------       --------       --------
  Net earnings (loss)...........    $  2.2       $   (0.8)      $   (2.4)      $   (1.6)     $    (2.0)      $  (18.0)
                                 =========       ========       ========       ========       ========       ========
PER SHARE DATA:
  Earnings (loss) before
    extraordinary
    charge per common and
    common equivalent share.....
  Net earnings (loss) per common
    and common equivalent
    share(f)....................
  Average outstanding common and
    common equivalent shares....
OTHER DATA:
EBITDA (g)......................    $ 10.2       $   12.3       $   10.8       $   27.4      $     9.5       $   11.5
Net operating asset
  turnover(h)...................     11.0x          13.6x          16.5x          18.3x          16.9x          18.9x
Depreciation and amortization...    $  3.4       $    7.9       $    8.0       $   12.7      $     5.6       $    5.3
Capital expenditures............    $  1.9       $    3.5       $    1.4       $    5.7      $     1.7       $    8.0
Number of restaurants served
  (at end of period)............     4,184          5,113          6,752         14,562         14,700         14,451

                                                                                                  AT JUNE 29, 1996
                                DECEMBER 31,   DECEMBER 25,   DECEMBER 31,   DECEMBER 30,   ----------------------------
                                    1992         1993(b)        1994(c)        1995(d)        ACTUAL      AS ADJUSTED(i)
                                ------------   ------------   ------------   ------------   -----------   --------------
BALANCE SHEET DATA (at end of
  period):
  Working capital...............    $ 39.5       $   42.7       $   41.6       $  115.9      $   113.5       $
  Total assets..................     158.1          200.0          218.3          489.2          502.0
  Total debt....................      61.1           68.5           65.6          163.2          173.4
  Stockholders' equity..........      24.7           25.3           22.5           49.4           32.7

- ---------------

(a) The Company was formed to effect the acquisition of BKDS on June 30, 1992.

(b) Includes the acquisition of certain operating assets of McCabe's Quality Foods, California, Inc. on February 27, 1993 and the acquisition of certain assets and the assumption of certain liabilities of Valley Food Services, Inc. on March 27, 1993.

(c) Includes the acquisition of certain assets and the assumption of certain liabilities of Malone Products, Inc. on October 31, 1994.

(d) Includes the acquisition of substantially all of the assets and the assumption of certain liabilities of NAD on March 31, 1995.

(e) Charges resulting from the corporate and network consolidation program, primarily for termination of leases and losses on the sale of furniture, equipment and leasehold improvements, loss on impairment in value of land and owned buildings and certain capitalized software costs.

(f) Computed on the basis described in Note 1(j) of the Notes to Consolidated Financial Statements.

(g) EBITDA represents earnings (loss) before provision for interest expense, income taxes, depreciation, amortization, extraordinary charges, loss on impairment of long-lived assets and restructuring charges. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.

(h) Annualized net sales divided by the average balance of stockholders' equity plus long-term debt.

(i) Includes pro forma adjustments to give effect to (i) the consummation of the offering and (ii) the application of the estimated net proceeds thereof as described in "Use of Proceeds," assuming an initial offering price equal to the midpoint of the range set forth on the cover page of this Prospectus.

FUTURE NON-RECURRING CHARGES TO EARNINGS

     The Company expects to incur certain non-recurring charges after the offering is consummated. These charges are summarized as follows:

Expenses associated with the amendment or termination of various agreements to be reflected in the quarter in which the offering is consummated:

     - A non-cash charge of $          to record the effect of an amendment to
       the 1995 Option Plan prior to the offering under which unvested options will vest according to a specified time schedule. Such charge will equal the aggregate difference between the initial public offering price of the Class A Common Stock and the exercise price for such options. Vested options will be unaffected. See "Executive Compensation and Other
       Matters -- Option Plans." Although total stockholders' equity will be unchanged, there will be an increase in the Company's retained deficit, which will be offset by a corresponding increase in additional paid-in capital.

     - A charge of $1.3 million for the termination of a consulting agreement between the Company and certain former owners of Valley Food Services, Inc., which agreement was due to expire on March 28, 1998.

     - Onex currently receives an annual fee for management services rendered to the Company. Onex has agreed to relinquish its right to receive such fee upon completion of the offering, in consideration for which Onex will receive $4.0 million payable in Class B Common Stock valued at the initial public offering price. See "Certain Transactions -- Onex Management Fees." Although total stockholders' equity will be unchanged, there will be an increase in the Company's retained deficit, which will be offset by a corresponding increase in Common Stock and additional paid-in capital.

Extraordinary charges:

     - A pre-tax charge of up to $10.0 million associated with prepayment penalties and the write-off of deferred financing costs to the extent and at the time that the Company replaces its revolving credit facility and term loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                 SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                          FISCAL YEAR
                                                             ENDED             SIX MONTHS ENDED
                                                         -------------     -------------------------
                                                         DECEMBER 30,       JULY 1,        JUNE 29,
                                                            1995(a)         1995(a)        1996(b)
                                                         -------------     ----------     ----------
                                                          (52 WEEKS)       (26 WEEKS)     (26 WEEKS)

STATEMENT OF OPERATIONS DATA:
  Net sales............................................    $ 3,993.4        $1,979.4       $2,014.1
  Cost of sales........................................      3,689.4         1,829.1        1,859.0
                                                         -------------     ----------     ----------
  Gross profit.........................................        304.0           150.3          155.1
  Operating expenses...................................        290.9           146.4          149.8
  Loss on impairment of long-lived assets(c)...........           --              --           15.7
  Restructuring charges(c).............................          0.7             0.1           10.9
                                                         -------------     ----------     ----------
  Earnings (loss) from operations......................         12.4             3.8          (21.3)
  Interest expenses, net...............................         11.1             6.5            4.9
                                                         -------------     ----------     ----------
  Earnings (loss) before income taxes and extraordinary
     charge............................................          1.3            (2.7)         (26.2)
  Income tax (provision) benefit.......................         (0.9)            1.2            9.6
                                                         -------------     ----------     ----------
  Earnings (loss) before extraordinary charges.........          0.4            (1.5)         (16.6)
  Extraordinary charge, net............................         (0.8)           (0.8)            --
                                                         -------------     ----------     ----------
  Net earnings (loss)..................................    $    (0.4)       $   (2.3)      $  (16.6)
                                                          ==========       =========      =========
PER SHARE DATA:
  Earnings (loss) before extraordinary charge per
     common and common equivalent share................
  Net earnings (loss) per common and common equivalent
     share(d)..........................................
  Average outstanding common and common equivalent
     shares............................................

- ---------------
(a) Includes pro forma adjustments to give effect to the acquisition of NAD and the consummation of the offering and the application of the estimated net proceeds thereof as described in "Use of Proceeds," assuming an initial public offering price equal to the midpoint of the range set forth on the cover page of this Prospectus, as if such events had occurred on January 1, 1995. For a detailed description, see Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

(b) Includes pro forma adjustments to give effect to the consummation of the offering and the application of the estimated net proceeds thereof as described in "Use of Proceeds," assuming an initial public offering price equal to the midpoint of the range set forth on the cover page of this Prospectus, as if such events had occurred on January 1, 1996. For a detailed description, see Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

(c)  See Note (e) to Summary Consolidated Financial Data.

(d)  See Note (f) to Summary Consolidated Financial Data.

                                  RISK FACTORS

     In addition to the other information set forth in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Class A Common Stock offered hereby.

     Net Losses. Although the Company was profitable in its first six months of operation in 1992, the Company had net losses of $0.8 million, $2.4 million and $0.8 million (before an extraordinary charge in 1995 of $0.8 million related to the write-off of certain deferred debt issuance costs) in 1993, 1994 and 1995, respectively, due to (i) high interest expense associated with financing incurred in connection with the formation of the Company and the Company's subsequent acquisitions, (ii) competitive price pressures resulting in lower gross margins and (iii) costs associated with the addition of new customers (both internally and through acquisitions) and the development of new products and services. In addition, the Company incurred a net loss of $18.0 million in the six months ended June 29, 1996 due to restructuring charges and losses on impairment in value of long-lived assets and expects to reflect certain non-recurring charges to earnings in the quarter in which the offering is consummated. See "Selected Consolidated Financial Data -- Future Non-recurring Charges to Earnings." As a result, the Company expects to record a net loss for 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." While the Company intends to use the net proceeds of the offering to reduce outstanding indebtedness, there can be no assurance that the Company will not increase the outstanding indebtedness after the offering in connection with future capital expenditures or acquisitions, or that price pressures and costs associated with the addition of new customers and the development of new products and services will not continue to have an adverse effect on the Company's operating results. Furthermore, there can be no assurance that the Company will not sustain net losses in the future. See "-- No Assurance of Achieving Anticipated Cost Savings" and "-- Competition."

     Low Margin Business; Inflation. The foodservice distribution industry in general, and the chain restaurant segment of the industry in which the Company operates in particular, are characterized by low profit margins and high asset turnover. As a result, the Company's results of operations are sensitive to, and may be materially adversely impacted by, among other things, competitive price pressures, unexpected increases in fuel or other transportation related costs, severe weather conditions, difficulties with the collectibility of accounts receivable and inventory losses. There can be no assurance that one or more of such factors will not adversely affect the Company's operating results. In addition, a majority of the restaurants served by the Company purchase products from the Company based on product cost plus a negotiated fixed dollar amount per unit of measure. Accordingly, while increases in the cost of food and other products do not reduce the Company's gross profit, such increases do result in a lower gross profit percentage. Furthermore, inflation in operating expenses without corresponding productivity increases could adversely affect the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Certain Chains and Customers. The Company derives substantially all of its net sales from certain limited-menu quick service and casual dining chains. The largest chains serviced by the Company are Burger King, Red Lobster and Arby's, representing 38%, 15% and 10% of 1995 net sales, respectively, on a pro forma basis. Adverse developments affecting such chains or a decision by a corporate owner or franchisor to revoke its approval of the Company as a distributor could have a material adverse effect on the Company's operating results.

     The Company's customers are generally individual franchisees or corporate-owned restaurants within such restaurant chains. Although the corporate owner or franchisor of a chain generally reserves the right to approve the distributors for its franchisees, each customer makes its selection of a foodservice distributor from an approved group of distributors. The Company's largest customer is Darden Restaurants, Inc. (owner of Olive Garden and Red Lobster), representing 21% of the Company's 1995 net sales on a pro forma basis. No other customer accounted for more than 10% of the Company's pro forma net sales in 1995. Adverse events affecting any of the Company's largest customers, a material decrease in sales to any of such customers or the loss of a major customer through the acquisition thereof by a company with an internal foodservice distribution business or otherwise could have a material adverse effect on the Company's operating results. In addition, the Company's continued growth is dependent in part on the continued growth and expansion of its customers.

     In connection with the acquisition of BKDS in 1992, the Company entered into an exclusive distributor agreement and related distribution agreements with BKC, pursuant to which, through 2002, (i) the Company is designated as the exclusive distributor to BKC's company-owned and operated Burger King restaurants in the United States (which accounted for 3.9% of 1995 net sales on a pro forma basis), (ii) the Company is a BKC-approved distributor to franchised Burger King restaurants in the United States and (iii) BKC has agreed that the Company will remain the sole national distributor to Burger King restaurants. The Company has also entered into distribution agreements through 1998 with Olive Garden and Red Lobster pursuant to which the Company is the primary distributor to the restaurants owned by Olive Garden and Red Lobster operating in the United States. Such contracts may be terminated at the option of BKC, Olive Garden or Red Lobster, as the case may be, upon a material breach by the Company and under certain other circumstances. See "Business -- Customers."

     Ability to Integrate Acquisitions; No Assurance of Future
Acquisitions. The Company has achieved a significant portion of its growth since 1992 through acquisitions. Although each of the acquired companies has a significant operating history, the Company has a limited history of owning and operating these businesses on a consolidated basis. The Company was formed in 1992 to acquire BKDS. Through a series of acquisitions during 1993 and 1994, the Company added approximately 1,100 of the restaurants included in its current customer base. In March 1995, the Company entered the casual dining segment of the restaurant industry and further expanded its quick service business with the acquisition of NAD from Martin-Brower, its largest acquisition to date, adding approximately 8,000 of the restaurants included in the Company's current customer base. While the Company believes that the acquisition of NAD provides significant opportunities to increase margins and reduce costs through among other things, the realization of economies of scale through corporate integration, there can be no assurance that the Company's expectations for the performance of the combined companies will be met or that management will be able to successfully implement such integration on a timely, cost-efficient basis without disruption in the quality and reliability of service to its customers or diversion of management resources. The integration of such businesses will also require improvements in the Company's management information systems which are currently in progress. There can be no assurance, however, that such improvements will be realized on a timely, cost-efficient basis.

     As part of the Company's growth strategy, the Company will continue to review acquisition opportunities in the future. There can be no assurance, however, that the Company will be able to continue to acquire businesses on satisfactory terms or that it will be able to integrate successfully any such acquired businesses into existing operations.

     No Assurance of Achieving Anticipated Cost Savings. The Company is undertaking several initiatives to reduce its overall cost structure (the "Cost Savings Initiatives"). These include (i) a "network optimization" process under which it intends to consolidate and integrate its existing distribution network of 34 centers into 23 centers, (ii) a cart delivery system intended to reduce the time and labor associated with restaurant deliveries and (iii) integration of its preexisting operations with the NAD operations acquired from Martin-Brower into a corporate support center. Management estimates that the Cost Savings Initiatives will result in significant net cost savings for the Company. See "Business -- Strategies -- Margin Improvement/Cost Reduction Programs" for an estimate of such savings. These estimates necessarily make numerous assumptions as to future sales levels and other operating results, the availability of funds for capital expenditures, as well as general industry and business conditions and other matters, many of which are beyond the control of the Company. Management believes that such assumptions are reasonable in light of existing business conditions and prospects. However, any actual net costs savings which might be realized by the Company could vary from the estimates contained herein. Such estimated net cost savings could be impacted by a number of factors such as inflation and changes in volume or service levels. There also can be no assurance that unforeseen costs and expenses or other factors will not offset the projected net cost savings in whole or in part or that such net cost savings will be achieved.

     Capacity Constraints; Ability to Implement Network Optimization
Program. The Company's continued growth has created and will continue to create the need for the expansion and improvement of its facilities. As the Company nears maximum utilization of a given facility, operations may be constrained and inefficiencies may be created which could adversely affect operating results until such time as either such facility is expanded or volume is shifted to another facility. Conversely as the Company implements its network optimization program, excess capacity may also create certain inefficiencies and adversely affect operating results. In addition, there can be no assurance that management will be able to successfully implement its network optimization program on a timely, cost-effective basis without disruption in the quality and reliability of service to its customers or diversion of management resources. See
"Business -- Strategies -- Margin Improvement/Cost Reduction Programs -- Network Optimization."

     Competition. The foodservice distribution industry is highly competitive. The Company competes with other systems foodservice distribution companies focused on chain restaurants and with broadline foodservice distributors which distribute to a wide variety of customers. The Company believes that distributors in the foodservice industry compete on the basis of price and the quality and reliability of service. The Company believes that its size, centralized purchasing operations and ability to offer broad market coverage through a wide network of distribution centers give it a competitive advantage over smaller regional and local distributors. However, in light of the consolidation in the foodservice distribution industry, the Company could face increased competition to the extent that there is an increase in the number of foodservice distributors specializing in distribution to chain restaurants on a nationwide basis. In addition, distribution fees received from a number of the Company's customers decreased significantly in 1993 and 1994 as a result of competitive pricing pressures. While distribution fees have stabilized in 1995 and the first six months of 1996, and management expects such stabilization to continue through 1996, there can be no assurance that competitive pricing pressure will not recur in the future. See "Business -- Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Dependence on Key Personnel. The Company's success is substantially dependent upon the continued services of its senior management. The loss of the services of one or more of the Company's senior management could adversely affect the Company's operating results. In addition, the Company's continued growth depends on the ability to attract and retain skilled operating managers and employees and the ability of its key personnel to manage the Company's growth and consolidate and integrate its operations. See "Management."

     Control of the Company; Benefit of the Offering to Controlling
Stockholder.  Upon completion of the offering, Onex will beneficially own   % of
the outstanding shares of Class B Common Stock. Each share of Class B Common Stock entitles the holder thereof to ten votes as compared to one vote for the holder of each share of Class A Common Stock. Consequently, Onex will control
  % of the combined voting power of the outstanding Common Stock after completion of the offering and will be able to control the vote on all matters submitted to a vote of the holders of Common Stock, including the election of directors and approval of significant corporate transactions such as amendments to the Company's Restated Certificate of Incorporation and mergers and sales of all or substantially all of the Company's assets. Such consolidation of voting power could have the effect of delaying, deterring or preventing a change in control of the Company that might be otherwise beneficial to stockholders. See "Business -- Controlling Stockholder" and "Principal Stockholders." Mr. Gerald
W. Schwartz, the Chairman, President and Chief Executive Officer of Onex and a director of the Company, owns a controlling interest in Onex, and, therefore, effectively controls the affairs of the Company. Approximately $15 million of the proceeds of the offering will be used to retire subordinated indebtedness payable to Onex. See "Use of Proceeds." In addition, Onex currently receives an annual fee for management services rendered to the Company. Onex has agreed to relinquish its right to receive such fee upon completion of the offering, in consideration for which Onex will receive $4.0 million payable in Class B Common Stock valued at the initial public offering price. See "Certain Transactions."

     Shares Available for Future Sale. Sales of substantial amounts of Class A Common Stock, or the perception that such sales could occur, after the offering could adversely affect prevailing market prices for the Class A Common Stock. Of
the           shares of Class A Common Stock to be outstanding upon completion of the offering, all of such shares will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless such shares are acquired by an "affiliate" of the Company as that term is defined under Rule 144 under the Securities Act ("Rule 144"). The shares of Class B Common Stock to be outstanding upon completion of the offering are convertible into shares of Class A Common Stock on a one-to-one basis at the option of the holder and in certain other circumstances. Shares of Class A Common Stock issuable upon conversion of Class B Common Stock have not been registered under the Securities Act and may not be sold unless they are registered or unless an exemption from registration, such as the exemption provided by Rule 144, is available. Certain holders of Class B Common Stock have registration rights with respect to the shares of Class A Common Stock issuable upon conversion thereof. Pursuant to certain "lock up" agreements described herein, all shares of Class A Common Stock issuable upon conversion of Class B Common Stock held by the Company's existing stockholders will be eligible for sale beginning 180 days from the date of this Prospectus, subject to certain limitations under Rule 144. See "Shares Available for Future Sale."

     Absence of Public Market; Volatility of Market Price for Stock. Prior to the offering, there has been no public market for the Class A Common Stock, and there can be no assurance that an active trading market for the Class A Common Stock will develop or continue after the offering. The initial public offering price of the Class A Common Stock will be determined by negotiations between the Company and the Underwriters and may not be indicative of the market price of the Class A Common Stock after the offering. See "Underwriters." From time to time after the offering, there may be significant volatility in the market price for the Class A Common Stock. Quarterly operating results of the Company or other foodservice distributors, changes in general conditions in the economy, the financial markets or the food distribution or foodservice industries, announcements of proposed acquisitions and failure to complete announced acquisitions, unusual weather conditions, failure to meet the projections of securities analysts or other developments affecting the Company or its competitors could cause the market price of the Class A Common Stock to fluctuate substantially. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

     Dilution; Dividend Policy. Investors in the offering will experience immediate and substantial dilution, and current stockholders will receive a material increase in the net tangible book value of their shares. See "Dilution." The Company does not anticipate paying dividends on the Class A Common Stock in the foreseeable future. The Company's ability to pay cash dividends is restricted by the terms of its credit agreement.

     Forward-Looking Statements. This Prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements include those concerning the Company's business strategy, operations, cost savings initiatives, economic performance, financial condition and liquidity and capital resources. Such statements are subject to various risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements because of a number of factors, including those identified in this "Risk Factors" section and elsewhere in this Prospectus. See "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." The forward-looking statements are made as of the date of this Prospectus, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the           shares of
Class A Common Stock offered hereby are estimated to be $   million, assuming an
initial public offering price equal to the midpoint of the range set forth on the cover page of this Prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the offering as follows:

     - to prepay outstanding indebtedness of $15 million under a subordinated
       note payable to Onex and $   million under a subordinated note payable to
       Martin-Brower, which notes bear interest at effective rates of 12% and approximately 9% per annum over the life of such notes, respectively, and mature on April 1, 2005 and March 31, 2002, respectively (the "Subordinated Notes"); and

     - to repay $   million of outstanding indebtedness under the Company's
       revolving credit facility, which bears interest at prime plus 0.5% or the Eurodollar rate plus 2.75% per annum, and matures on March 31, 2000 (on a weighted average basis the interest rate was 9.06% for 1995).

     The Company's credit agreement relating to its term loans and revolving credit facility requires that the Company obtain the lending group's approval (which has been obtained) to prepay the Subordinated Notes. See Note 6 of the Notes to Consolidated Financial Statements.

                                DIVIDEND POLICY

     The Company has not paid any cash dividends on its Common Stock since inception. The current policy of the Company's Board of Directors is to retain all earnings to provide funds for the operation and expansion of the Company's business. The Company does not anticipate declaring or paying cash dividends on the Common Stock in the foreseeable future. Future cash dividends, if any, will be at the discretion of the Board of Directors and will depend upon, among other things, future earnings, capital requirements and surplus, the general financial condition of the Company, restrictive covenants and agreements to which the Company may be subject, and such other factors as the Board of Directors may deem relevant. The terms of the Company's credit agreement prohibit it from paying dividends to its stockholders without the approval of the lending group. The Company's Restated Certificate of Incorporation provides that the holders of Class A Common Stock and Class B Common Stock share ratably in any dividend declared by the Board of Directors, subject to the preferential rights of any outstanding Preferred Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Capital Stock."

                                    DILUTION

     At June 29, 1996, the net tangible book value (deficit) of the Company was
$(10.4) million or $(     ) per share of Common Stock. After giving effect to
the sale of           shares of Class A Common Stock offered hereby by the
Company at an assumed initial public offering price equal to the midpoint of the range set forth on the cover page of this Prospectus and the application of the estimated net proceeds therefrom as described in "Use of Proceeds," the pro forma net tangible book value of the Company at June 29, 1996 would have been
$   million or $     per share. This represents an immediate increase in pro
forma net tangible book value of $     per share to existing stockholders and an
immediate dilution of $     per share to new investors purchasing Class A Common
Stock in the offering. The following table illustrates this per share dilution:

    Assumed initial public offering price per share....................             $
      Net tangible book value (deficit) per share at June 29,
         1996(1).......................................................  $
      Increase in net tangible book value per share attributable to the offering......................................................
    Pro forma net tangible book value per share after the offering.....
                                                                                    ------
    Dilution per share to new investors(2).............................             $
                                                                                    ======

- ---------------
(1) Net tangible book value (deficit) per share of Common Stock is determined by dividing the Company's tangible net value (tangible assets less liabilities) at June 29, 1996 by the number of shares of Common Stock that will be outstanding prior to the offering.

(2) Dilution is computed by subtracting pro forma net tangible book value per share of Common Stock after the offering from the assumed initial public offering price per share.

     The following table summarizes, on a pro forma basis at June 29, 1996, the differences between the total consideration and the average price per share paid by the existing stockholders and by the new investors purchasing shares of Class A Common Stock in the offering.

                                                 SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                                               --------------------   ----------------------   PRICE PER
                                                 NUMBER     PERCENT      AMOUNT      PERCENT     SHARE
                                               ----------   -------   ------------   -------   ---------
Existing stockholders........................                    %    $                   %     $
New investors................................                    %                        %
                                               ----------     ---     ------------     ---
  Total......................................                 100%    $                   %
                                               ==========     ===     ============     ===

     The table assumes the issuance of           shares of Class B Common Stock
to be issued to Onex upon conversion of the Onex Convertible Note immediately prior to the offering. The table also assumes (i) no exercise of any outstanding options or warrants to purchase Common Stock, (ii) no conversion of any other outstanding indebtedness which is convertible into Common Stock and (iii) no issuance of Class B Common Stock to Onex in consideration for the agreement of Onex to relinquish its right to receive an annual fee for management services rendered to the Company. See "Certain Transactions." To the extent such options or warrants are exercised or such indebtedness is converted, there will be further dilution to new investors.

                                 CAPITALIZATION

     The following table sets forth, on an unaudited basis, the capitalization of the Company as of June 29, 1996, and the capitalization as of such date as adjusted to give effect to (i) the consummation of the offering and (ii) the application of the estimated net proceeds thereof as described in "Use of Proceeds," assuming an initial offering price equal to the midpoint of the range set forth on the cover page of this Prospectus. The data presented below should be read in conjunction with the Company's financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other information included elsewhere in this Prospectus.

                                                                          AS OF JUNE 29, 1996
                                                                        ------------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                        --------     -----------
                                                                             (IN THOUSANDS)
Total debt, including current maturities:
  Senior debt.........................................................  $144,594      $
  Subordinated notes payable..........................................    24,832             --
  Convertible subordinated notes payable(1)...........................     4,001
                                                                        --------       --------
          Total debt..................................................  $173,427      $
Stockholders' equity:
  Preferred stock, par value $0.01 per share;           shares
     authorized.......................................................        --             --
  Class A Common Stock, par value $0.01 per share;
               shares authorized;
     0 shares issued and outstanding actual and           shares
      issued and outstanding on an as adjusted basis..................        --
  Class B Common Stock, par value $0.01 per share;
               shares authorized;
               shares issued and outstanding actual and
      shares issued and outstanding on an as adjusted basis(2)........         1
  Additional paid-in capital..........................................    53,140
  Retained deficit....................................................   (20,497)
  Accumulated foreign currency translation adjustment.................        68
                                                                        --------       --------
          Total stockholders' equity..................................    32,712
                                                                        --------       --------
Total capitalization..................................................  $206,139      $
                                                                        ========       ========

- ---------------
(1) On an actual basis, includes $2.5 million of principal and $1.0 million of accrued interest outstanding under the Onex Convertible Note, which Onex intends to convert into Common Stock immediately prior to the offering. See "Certain Transactions -- Onex Subordinated Notes."

(2) On an adjusted basis, includes           shares of Class B Common Stock to
    be issued to Onex upon conversion of the Onex Convertible Note immediately
    prior to the offering. Excludes           shares of Class B Common Stock
    reserved for issuance (i) upon the exercise of stock options granted under the Company's 1995 Option Plan, (ii) upon the exercise of stock options granted under the Company's 1996 Stock Option Plan and (iii) under an outstanding warrant and certain other indebtedness which is convertible into shares of Class B Common Stock at the option of the holder thereof at any
    time. Also excludes           shares of Class B Common Stock to be issued to
    Onex in consideration for the agreement of Onex to relinquish its right to receive an annual fee for management services rendered to the Company. On a fully diluted basis using the treasury stock method, assuming an initial public offering price equal to the midpoint of the range set forth on the
    cover page of this Prospectus, the Company will have           shares of
    Class B Common Stock issued and outstanding after the offering. See "Executive Compensation and Other Matters -- Option Plans" and "Certain Transactions."

                      SELECTED CONSOLIDATED FINANCIAL DATA
             (IN MILLIONS, EXCEPT PER SHARE AND CERTAIN OTHER DATA)

     The historical selected consolidated financial data presented below as of and for the six months ended December 31, 1992 (the Company began operations in July 1992) and the years ended December 25, 1993, December 31, 1994 and December 30, 1995, are derived from, and are qualified by reference to, the Company's financial statements that have been audited by KPMG Peat Marwick LLP, independent auditors. The selected consolidated financial data presented below for the six months ended July 1, 1995 and June 29, 1996 have been derived from unaudited financial information prepared by the Company. In the opinion of management, the income statement and balance sheet data for the six months ended July 1, 1995 and June 29, 1996 reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results of interim periods. Operating results for the six months ended June 29, 1996 are not necessarily indicative of results to be expected for the full fiscal year. The data presented below should be read in conjunction with the Company's financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other information included elsewhere in this Prospectus.

                                           SIX MONTHS                FISCAL YEARS ENDED                  SIX MONTHS ENDED
                                             ENDED       ------------------------------------------   ---------------------
                                          DECEMBER 31,   DECEMBER 25,   DECEMBER 31,   DECEMBER 30,   JULY 1,      JUNE 29,
                                            1992(a)        1993(b)        1994(c)        1995(d)       1995          1996
                                          ------------   ------------   ------------   ------------   ----------   ----------
                                           (26 WEEKS)     (52 WEEKS)     (53 WEEKS)     (52 WEEKS)    (26 WEEKS)   (26 WEEKS)
STATEMENT OF OPERATIONS DATA:
  Net sales.............................     $618.4        $1,329.3       $1,598.1       $3,461.8      $1,447.8     $2,014.1
  Cost of sales.........................      560.0         1,210.9        1,464.5        3,193.3       1,332.9      1,859.0
                                             ------          ------         ------        -------        ------       ------
  Gross profit..........................       58.4           118.4          133.6          268.5         114.9        155.1
  Operating expenses....................       51.7           114.2          131.0          255.2         110.7        149.8
  Loss on impairment of long-lived
    assets(e)...........................         --              --             --             --            --         15.7
  Restructuring charges(e)..............         --              --             --            0.7           0.1         10.9
                                             ------          ------         ------        -------        ------       ------
  Earnings (loss) from operations.......        6.7             4.2            2.6           12.6           4.1        (21.3)
  Interest expense, net.................        3.0             5.5            6.6           13.3           6.3          7.3
                                             ------          ------         ------        -------        ------       ------
  Earnings (loss) before income taxes
    and extraordinary charge............        3.7            (1.3)          (4.0)          (0.7)         (2.2)       (28.6)
  Income tax (provision) benefit........       (1.5)            0.5            1.6           (0.1)          1.0         10.6
                                             ------          ------         ------        -------        ------       ------
  Earnings (loss) before extraordinary
    charge..............................        2.2            (0.8)          (2.4)          (0.8)         (1.2)       (18.0)
  Extraordinary charge, net.............         --              --             --           (0.8)         (0.8)          --
                                             ------          ------         ------        -------        ------       ------
  Net earnings (loss)...................     $  2.2        $   (0.8)      $   (2.4)      $   (1.6)     $   (2.0)    $  (18.0)
                                             ======          ======         ======        =======        ======       ======
PER SHARE DATA:
  Earnings (loss) before extraordinary
    charge per common and common
    equivalent share....................
  Net earnings (loss) per common and
    common equivalent share(f)..........
  Average outstanding common and common
    equivalent shares...................
BALANCE SHEET DATA (at end of period):
  Working capital(g)....................     $ 39.5        $   42.7       $   41.6       $  115.9      $   95.9     $  113.5
  Total assets..........................      158.1           200.0          218.3          489.2         483.2        502.0
  Total debt (g)........................       61.1            68.5           65.6          163.2         142.8        173.4
  Stockholders' equity .................       24.7            25.3           22.5           49.4          48.9         32.7
OTHER DATA:
  EBITDA (h)............................     $ 10.2        $   12.3       $   10.8       $   27.4      $    9.5     $   11.5
  Net operating asset turnover (i)......      11.0x           13.6x          16.5x          18.3x         16.9x        18.9x
  Depreciation and amortization.........     $  3.4        $    7.9       $    8.0       $   12.7      $    5.6     $    5.3
  Capital expenditures..................     $  1.9        $    3.5       $    1.4       $    5.7      $    1.7     $    8.0
  Number of restaurants served (at end
    of period)..........................      4,184           5,113          6,752         14,562        14,700       14,451

- ---------------
(a)  The Company was formed to effect the acquisition of BKDS on June 30, 1992.

(b) Includes the acquisition of certain operating assets of McCabe's Quality Foods, California, Inc. on February 27, 1993 and the acquisition of certain assets and the assumption of certain liabilities of Valley Food Services, Inc. on March 27, 1993.

(c) Includes the acquisition of certain assets and the assumption of certain liabilities of Malone Products, Inc. on October 31, 1994.

(d) Includes the acquisition of substantially all of the assets and the assumption of certain liabilities of NAD on March 31, 1995.

(e) Charges resulting from the corporate and network consolidation program, primarily for termination of leases and losses on the sale of furniture, equipment and leasehold improvements, loss on impairment in value of land and owned buildings and certain capitalized software costs.

(f) Computed on the basis described in Note 1(j) of the Notes to Consolidated Financial Statements.

(g) At July 1, 1995, working capital reflects $32.6 million payable to Martin-Brower in connection with the acquisition of NAD. Total debt was increased in August 1995 by borrowings incurred to pay such amount.

(h) EBITDA represents earnings (loss) before provision for interest expense, income taxes, depreciation, amortization, extraordinary charges, loss on impairment of long-lived assets and restructuring charges. EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the Company's profitability or liquidity.

(i) Annualized net sales divided by the average balance of stockholders' equity plus long-term debt, assuming that the incurrence of debt referred to in
     (g) above occurred on March 31, 1995.

FUTURE NON-RECURRING CHARGES TO EARNINGS

     The Company expects to incur certain non-recurring charges after the offering is consummated. These charges are summarized as follows:

Expenses associated with the amendment or termination of various agreements to be reflected in the quarter in which the offering is consummated:

     - A non-cash charge of $          to record the effect of an amendment to
       the 1995 Option Plan prior to the offering under which unvested options will vest according to a specified time schedule. Such charge will equal the aggregate difference between the initial public offering price of the Class A Common Stock and the exercise price for such options. Vested options will be unaffected. See "Executive Compensation and Other
       Matters -- Option Plans." Although total stockholders' equity will be unchanged, there will be an increase in the Company's retained deficit, which will be offset by a corresponding increase in additional paid-in capital.

     - A charge of $1.3 million for the termination of a consulting agreement between the Company and certain former owners of Valley Food Services, Inc., which agreement was due to expire on March 28, 1998.

     - Onex currently receives an annual fee for management services rendered to the Company. Onex has agreed to relinquish its right to receive such fee upon completion of the offering, in consideration for which Onex will receive $4.0 million payable in Class B Common Stock valued at the initial public offering price. See "Certain Transactions -- Onex Management Fees." Although total stockholders' equity will be unchanged, there will be an increase in the Company's retained deficit, which will be offset by a corresponding increase in Common Stock and additional paid-in capital.

Extraordinary charges:

     - A pre-tax charge of up to $10.0 million associated with prepayment penalties and the write-off of deferred financing costs to the extent and at the time that the Company replaces its revolving credit facility and term loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company began operations in July 1992 following the acquisition of certain assets and the assumption of certain liabilities of BKDS, the "in-house" distributor for BKC, which serviced 4,150 Burger King restaurants. In the four years since the acquisition, ProSource has, through a combination of acquisitions and internal growth, become a leading distributor to chain restaurants, servicing approximately 14,450 restaurants within 18 different restaurant chains. Excluding the effect of acquisitions, the Company's net sales increased at a compound annual rate of 9.8% from 1992 to 1995, compared to the foodservice distribution industry's compound annual growth rate of approximately 2.4% over this period. The Company's acquisitions consisted of:

     - The acquisition in February 1993 of certain operating assets of McCabe's Quality Foods, California, Inc. ("McCabe's"), a regional systems distributor based in California, for $3.9 million. Such acquisition solidified the Company's market position in Northern California and resulted in the addition of 127 of the Burger King restaurants included in the Company's current customer base.

     - The acquisition in March 1993 of certain assets and the assumption of certain liabilities of Valley Food Services, Inc. ("Valley"), a regional systems distributor based in Missouri, for $9.3 million. Such acquisition resulted in the addition of 318 of the restaurants included in the Company's current customer base, including certain Wendy's restaurants.

     - The acquisition in October 1994 of certain assets and the assumption of certain liabilities of Malone Products, Inc. ("Malone"), a regional systems distributor based in Oklahoma, for $3.8 million. Such acquisition resulted in the addition of 656 of the restaurants included in the Company's current customer base, including certain Sonic and KFC restaurants.

     - The acquisition in March 1995 of substantially all of the assets and the assumption of certain liabilities of NAD headquartered in Chicago, Illinois, a national systems distributor operating eleven distribution centers located throughout the United States and one center in Canada, for $170 million. Such acquisition resulted in the addition of approximately 8,000 of the restaurants included in the Company's current customer base, including Arby's, Chick-fil-A, Chili's, Long John Silver's, Olive Garden, Red Lobster, TCBY and TGIFriday's restaurants.

     Primarily as a result of these acquisitions, the Company's net sales increased from $1.3 billion in 1993 to $3.5 billion in 1995. The NAD acquisition, funded primarily by debt, resulted in a substantial increase in net interest expense from approximately $6.6 million in 1994 to approximately $13.3 million in 1995; however, net interest expense as a percentage of net sales decreased during this period from .41% to .39%. All of the Company's acquisitions were accounted for as purchases and are included in the Company's consolidated financial statements from their respective dates of acquisition.

     With the acquisition of NAD in March 1995, the Company initiated a program of evaluating the profitability of its customer accounts which includes setting target levels of profitability and developing procedures to attain these targeted goals. Under this program, if the Company is not able to attain the targeted level of profitability for a particular customer through price increases, reduced operating costs or providing value-added services within a reasonable period of time, the Company may discontinue its relationship with the customer. In addition, certain chains decide from time to time to close restaurants or concepts which do not meet their long-term profitability targets. As a result of the Company's new customer evaluation program and the decision of a certain customer to close a restaurant concept, the Company no longer sells to 604 restaurants which accounted for $74.0 million of net sales in 1995 on a pro forma basis.

     Although the Company was profitable for the first six months of operations ended December 31, 1992, the Company had net losses of $0.8 million, $2.4 million and $0.8 million (before an extraordinary charge in 1995 of $0.8 million related to the write-off of certain deferred debt issuance costs) in 1993, 1994 and 1995, respectively, due to (i) high interest expense associated with financing incurred in connection with the formation of the Company and the Company's subsequent acquisitions, (ii) competitive price pressures resulting in lower gross margins and (iii) costs associated with the addition of new customers (both internally and through acquisitions) and the development of new products and services. In addition, the Company incurred a net loss of $18.0 million in the six months ended June 29, 1996 due to restructuring charges and losses on impairment in value of long-lived assets, and expects to reflect certain non-recurring charges to earnings in the quarter in which the offering is consummated. See "Selected Consolidated Financial Data -- Future Non-recurring Charges to Earnings." As a result, the Company expects to record a net loss for 1996. As the net proceeds of the offering will be used to reduce the outstanding indebtedness of the Company, management expects that interest expense will decrease following the offering. See "Use of Proceeds." In addition, while distribution fees received from a number of the Company's customers decreased significantly in 1993 and 1994 as a result of competitive pricing pressures, distribution fees have stabilized in 1995 and the first six months of 1996. While management expects such stabilization to continue through 1996, there can be no assurance that competitive pricing pressure will not recur in the future. The Company is also undertaking several initiatives to increase margins and reduce its overall cost structure, including the development of a new national distribution network, the implementation of an innovative cart delivery system and the integration of operations into a new corporate support center located in Coral Gables, Florida. For a description of certain projected cost savings and costs to be incurred in connection with such programs, see "Business -- Strategies -- Margin Improvement/Cost Reduction Programs" and "Risk Factors -- No Assurance of Achieving Anticipated Cost Savings."

     As of June 29, 1996 the Company had recorded net deferred tax assets of $23.7 million. Management believes that it is more likely than not that the net deferred tax assets will be realized through the reversal of net deductible temporary differences during periods in which the Company generates taxable income. In order to fully realize the net deferred tax assets, the Company will need to generate future taxable income of approximately $56.1 million. The Company anticipates that increases in taxable income will result primarily from
(i) future projected revenue growth through the addition of new restaurant chains and the expansion of existing restaurant chains, (ii) a reduction in interest expense due to a reduction in indebtedness, (iii) cost savings through its corporate and network consolidation plan and (iv) other cost reduction initiatives.

     As a result of a study to analyze, among other things, ways to integrate the NAD operations, improve customer service, reduce operating costs and increase existing warehouse capacity, the Company adopted a plan to consolidate its corporate and network operations. As a result, in the first quarter of 1996, the Company accrued restructuring charges and recorded a loss on impairment in value of long-lived assets of $10.9 million and $15.7 million, respectively. These are anticipated costs associated with the termination of leases on existing facilities, losses on the sale of furniture, equipment, buildings and leasehold improvements and write-off of certain capitalized software costs which do not meet the long-term information technology strategy of the Company. In 1995 the Company incurred restructuring charges of $0.7 million primarily related to the integration of the Company's preexisting operations with the NAD operations acquired from Martin-Brower into a new corporate support center in Coral Gables, Florida. As of June 29, 1996, the Company had approximately $10.5 million of accrued unpaid restructuring charges.

     The Company derives its revenues primarily from the distribution of a wide variety of items to chain restaurants, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods and cleaning and other supplies. The foodservice distribution industry in general, and the chain restaurant segment of the industry in which the Company operates in particular, is characterized by high asset turnover and low profit margins. As a "systems" distributor specializing in distribution to chain restaurants, the Company generally generates higher volume, lower gross margin sales requiring fewer but larger deliveries than a broadline distributor which distributes to a wide variety of customers, such as independent and chain restaurants, schools, cafeterias and hospitals. In addition, systems distribution allows for more efficient use of vehicles, facilities and personnel, resulting in lower operating expenses as a percentage of net sales when compared to broadline distribution. As a result, the Company believes systems distributors are better able to service chain restaurants than broadline distributors because they can offer their customers a higher quality of service at a lower cost. See
"Business -- Foodservice Distribution Industry."

     A majority of the restaurants served by the Company purchase products from the Company based on product cost plus a negotiated fixed dollar amount per unit of measure. As a result, the Company's gross margin percentage may be positively or negatively impacted as the product cost per unit of measure decreases or increases, respectively. The Company's product mix changed substantially in 1995 as a result of the NAD acquisition because casual dining chain restaurants, particularly those which serve seafood, have a higher average product cost per unit of measure, thereby reducing gross margin as a percentage of sales. Similarly, periods of inflation in food and other product prices result in higher sales values and product costs per unit of measure. While such increases do not affect the Company's gross profit, they do result in a lower gross profit percentage. However, inflation in operating expenses without corresponding productivity improvements can have a negative effect on the Company's operating results as operating expenses increase while gross profit remains constant. Conversely, periods of deflation can have a positive effect on the Company's results.

     The principal components of the Company's expenses include (i) cost of sales, which represents the net amount paid to product vendors plus amounts paid for in-bound freight, and (ii) operating expenses which include primarily labor and equipment charges related to warehousing and delivery. Because warehousing and delivery expenses can be relatively fixed in the short term, unexpected changes in the Company's net sales, such as those resulting from adverse weather or other events, can have a significant short-term impact on operating income. See "-- Quarterly Results and Seasonality."

     The Company's fiscal year ends on the Saturday closest to December 31. Consequently, the Company will periodically have a 53 week fiscal year. 1995 and 1993 each consisted of 52 weeks, while 1994 consisted of 53 weeks.

RESULTS OF OPERATIONS

     The following sets forth, for the periods indicated, the components of the Company's consolidated statements of operations expressed as a percentage of net sales.

                                                     FISCAL YEARS ENDED                  SIX MONTHS ENDED
                                        --------------------------------------------    -------------------
                                        DECEMBER 25,    DECEMBER 31,    DECEMBER 30,    JULY 1,    JUNE 29,
                                            1993            1994            1995         1995        1996
                                        ------------    ------------    ------------    -------    --------
Net sales.............................     100.00%         100.00%         100.00%       100.00%    100.00%
Cost of sales.........................      91.09           91.64           92.24         92.07      92.30
                                           ------          ------          ------        ------     ------
  Gross profit........................       8.91            8.36            7.76          7.93       7.70
Operating expenses....................       8.59            8.20            7.37          7.65       7.44
Loss on impairment of long-lived
  assets..............................         --              --              --            --       0.78
Restructuring charges.................         --              --            0.02            --       0.54
                                           ------          ------          ------        ------     ------
  Earnings (loss) from operations.....       0.32            0.16            0.37          0.28      (1.06)
Interest expense, net.................      (0.42)          (0.41)          (0.39)        (0.43)     (0.36)
Earnings (loss) before income taxes
  and extraordinary charge............      (0.10)          (0.25)          (0.02)        (0.15)     (1.42)
Income tax (provision) benefit........       0.04            0.10              --          0.06       0.53
                                           ------          ------          ------        ------     ------
Earnings (loss) before extraordinary
  charge..............................      (0.06)          (0.15)          (0.02)        (0.09)     (0.89)
  Extraordinary charge, net...........         --              --           (0.02)        (0.05)        --
                                           ------          ------          ------        ------     ------
  Net earnings (loss).................      (0.06)%         (0.15)%         (0.04)%       (0.14)%    (0.89)%
                                           ======          ======          ======        ======     ======

SIX MONTHS ENDED JUNE 29, 1996 COMPARED TO SIX MONTHS ENDED JULY 1, 1995

     Net sales increased 39.1% to $2,014.1 million in the six month fiscal period ended June 29, 1996 (the "1996 fiscal period") from $1,447.8 million in the six month fiscal period ended July 1, 1995 (the "1995 fiscal period"). The increase in net sales is primarily attributable to the acquisition of NAD on March 31, 1995. Net sales increased 1.8% in the 1996 fiscal period when compared to net sales for the 1995 fiscal period presented on a pro forma basis. Sales in the 1996 fiscal period were adversely impacted by the elimination of certain customers, as well as the adverse winter weather conditions experienced in a number of the Company's markets during the first quarter. Net sales to existing customers in the 1996 fiscal period increased by $86.6 million or 4.5% when compared to the 1995 fiscal period presented on a pro forma basis. This increase in net sales is primarily due to increased sales to such customers as a result of the addition of new restaurants and increased sales volume at existing restaurants. Such increase was partially offset by declining sales volume at certain chains as they redesigned their menus and product offerings for broader consumer appeal.

     Gross profit increased 35.1% to $155.1 million in the 1996 fiscal period compared to $114.9 million in the 1995 fiscal period. The gross profit percentage decreased to 7.7% in the 1996 fiscal period compared to 7.9% in the 1995 fiscal period. The gross profit percentage decrease is primarily attributable to the higher cost of the product mix purchased by customers added through the acquisition of NAD (which customers had a 6.8% gross profit margin for the 1996 fiscal period) and, to a lesser extent, negotiation of new contracts with certain NAD customers which resulted in lower distribution fees. In most cases, in consideration for the decrease in distribution fees, the Company was able to secure a longer term contract and the right to provide in-bound transportation and/or purchasing services for such customers. Gross profit margin excluding the effect of the NAD acquisition increased to 8.7% in the 1996 fiscal period compared to 8.6% in the 1995 fiscal period, primarily as a result of improved inventory management which resulted in a reduction of product cost.

     Operating expenses increased 35.3% to $149.8 million in the 1996 fiscal period from $110.7 million in the 1995 fiscal period. As a percentage of net sales, operating expenses declined to 7.4% in the 1996 fiscal period from 7.7% in the 1995 fiscal period. This decrease is primarily a result of the acquisition of NAD, which has a product mix with a higher unit sales value. Operating expenses as a percentage of net sales, excluding the NAD acquisition, were 8.4% in both fiscal periods. Operating expenses as a percentage of NAD sales were 6.6% in the 1996 fiscal period compared to 6.4% in the 1995 fiscal period, principally as a result of higher delivery costs due, in part, to the start-up costs of the cart delivery program.

     Losses from operations in the 1996 fiscal period were $21.3 million, as a result of restructuring charges of $10.9 million and a loss on impairment in value of long-lived assets of $15.7 million. Both the restructuring charges and impairment losses are related to a plan to consolidate and integrate the Company's corporate and network operations following the NAD acquisition. Of the restructuring charges, approximately $7.9 million relates to the termination of existing facility leases, $1.2 million represents costs to be incurred after cessation of operations in the closed facilities and $1.8 million represents all other costs. The application of Statement of Financial Accounting Standards No. 121, which became effective on January 1, 1996 and requires that long-lived assets be reviewed for impairment (measured based on the fair value of the assets), required the Company to recognize a loss of approximately $7.3 million on land and owned buildings which management plans to dispose of, $4.3 million on furniture and equipment and leasehold improvements it plans to abandon, and $4.1 million of capitalized software costs which do not meet the long-term information technology strategy of the Company. Earnings from operations excluding restructuring charges and impairment losses were $5.3 million in the 1996 fiscal period compared to $4.1 million in the 1995 fiscal period.

     Net interest expense increased 16.6% to $7.3 million in the 1996 fiscal period from $6.3 million in the 1995 fiscal period, primarily attributable to the additional borrowings associated with the acquisition of NAD. Net interest expense as a percentage of net sales decreased 16.2% from 0.43% to 0.36% as a result of improved net operating asset turnover. See "-- Liquidity and Capital Resources."

     The income tax benefit for the 1996 fiscal period increased $9.6 million over the benefit for the 1995 fiscal period. The increase in the tax benefit was attributable to the Company's greater pre-tax loss in the 1996 fiscal period. The effective rates of the Company's income tax benefit (expressed as a percentage of pre-tax loss) were 37.1% for the 1996 fiscal period and 44.1% for the 1995 fiscal period, which reflect the anticipated annual effective rates for the respective fiscal years.

     The extraordinary charge in the 1995 fiscal period represents the write-off of unamortized deferred debt issuance costs of $1.3 million, net of the related tax benefit of $0.5 million, associated with debt that was refinanced as a result of the NAD acquisition. See "-- Liquidity and Capital Resources."

YEAR ENDED DECEMBER 30, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Net sales increased 116.6% to $3,461.8 million in 1995 from $1,598.1 million in 1994. The increase in net sales was primarily attributable to the acquisition of NAD on March 31, 1995 and the full year effect of the Malone acquisition on October 31, 1994. Net sales excluding the effect of the NAD and Malone acquisitions in 1995 increased by $95.8 million or 6.1% when compared to 1994 net sales. The increase in net sales is primarily due to increased sales to existing accounts as a result of the addition of new restaurants and increased sales volume at existing restaurants, offset, in part, by an additional week of net sales in 1994.

     Gross profit increased 101.0% to $268.5 million in 1995 from $133.6 million in 1994. The gross profit percentage decreased to 7.8% in 1995 compared to 8.4% in 1994. The gross profit percentage decrease is primarily attributable to the higher cost of the product mix purchased by customers added through the NAD acquisition. Gross profit excluding the effect of the NAD and Malone acquisitions increased to 8.7% of sales in 1995 compared to 8.4% in 1994. The increase is primarily a result of the renegotiation of a contract with one of the Company's largest customers and the growth of a new account added in mid-1994, for which the Company records a distribution fee without any related product cost.

     Operating expenses increased 94.8% to $255.2 million in 1995 from $131.0 million in 1994. As a percentage of net sales, operating expenses declined to 7.4% in 1995 from 8.2% in 1994. This decrease is a result of the acquisition of NAD which has a product mix with a higher unit sales value. Operating expenses as a percentage of net sales, excluding the NAD acquisition, increased to 8.4% in 1995 from 8.2% in 1994, primarily attributable to increased personnel due to growth of the business, the payment of management incentives which vested due to achievement of business plan objectives, and higher workers' compensation and vehicular insurance costs.

     Earnings from operations increased to $12.6 million in 1995 from $2.6 million in 1994. The 1995 earnings were reduced by $0.7 million in restructuring charges related to the consolidation and integration of the corporate support functions following the NAD acquisition.

     Net interest expense increased 102.2% to $13.3 million in 1995 from $6.6 million in 1994, primarily attributable to the additional borrowings associated with the acquisition of NAD. However, net interest expense as a percentage of net sales decreased 5.5% from .41% to .39% as a result of lower interest rates and higher net operating asset turnover. See "-- Liquidity and Capital Resources."

     The income tax provision in 1995 was $0.1 million compared to an income tax benefit of $1.6 million in 1994. The 1995 provision resulted from a lower pre-tax loss in 1995 which, because of permanent differences resulting from the NAD acquisition, translated into a relatively small amount of taxable income.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 25, 1993

     Net sales increased 20.2% to $1,598.1 million in 1994 from $1,329.3 million in 1993. Net sales excluding the effect of the Valley and Malone acquisitions increased by $229.3 million, or 18.1% of 1993 net sales, primarily from the growth in sales to Burger King restaurants. 1994 also included an additional week of sales.

     Gross profit increased 12.8% to $133.6 million in 1994 from $118.4 million in 1993. Gross profit as a percentage of sales decreased to 8.4% in 1994 compared to 8.9% in 1993. The decrease is primarily a result of competitive pricing pressures on distribution fees. See "-- General."

     Operating expenses increased 14.7% to $131.0 million in 1994 from $114.2 million in 1993. As a percentage of net sales, operating expenses declined to 8.2% in 1994 from 8.6% in 1993. This decrease is attributable to the planned staff reductions during 1994 and the impact of increased sales in 1994 without a corresponding increase in fixed operating expenses.

     Earnings from operations decreased to $2.6 million in 1994 from $4.2 million in 1993, primarily as a result of the decrease in gross profit percentage.

     Net interest expense increased 19.4% to $6.6 million in 1994 from $5.5 million in 1993, primarily as a result of higher interest rates.

     Income tax benefit for 1994 increased $1.1 million over the benefit for 1993. The increase in the tax benefit was attributable to the Company's greater pre-tax loss in 1994. The Company's income tax benefit reflects an effective tax rate of 40.9% for 1994, compared to an effective rate of 37.5% for 1993.

LIQUIDITY AND CAPITAL RESOURCES

     The Company historically has financed its operations and growth primarily with cash flow from operations, borrowings under its credit facilities, operating leases and normal vendor trade credit terms. The Company's cash flow from operations was $9.0 million, $0.9 million and $50.0 million, in 1993, 1994 and 1995, respectively. The significant cash flow in 1995 was attributable to the one-time benefit of acquiring assets without assuming certain corresponding operating liabilities in connection with the acquisition of NAD. During the 1996 fiscal period, cash used in operations was $3.0 million, primarily as a result of lower earnings from operations in the first quarter and other seasonal fluctuations.

     Cash used in investing activities was $8.0 million in the 1996 fiscal period, all of which related to capital expenditures, primarily for cart delivery equipment ($2.6 million) and computer systems upgrades ($3.8 million). The Company anticipates capital expenditures of approximately $15 to $20 million in each of the next three to five years in connection with the implementation of its new distribution network, including the expansion of warehousing facilities to accommodate expected growth, continued investment in computer systems and the further deployment of cart deliveries. Cash used in investing activities was $175.6 million in 1995, primarily to fund the NAD acquisition for $170.3 million and capital expenditures of $5.7 million (primarily for cart delivery equipment and computer systems upgrades). In 1994 net cash provided by investing activities was $1.9 million. Proceeds from the settlement of certain purchase price provisions relating to the BKDS acquisition were $6.6 million, offset by $3.8 million used in the Malone acquisition and $1.4 million for capital expenditures, primarily related to computer systems upgrades. Cash used in investing activities was $16.1 million in 1993, of which $13.2 million was for the Valley and McCabe's acquisitions and $2.4 million was for capital expenditures related to computer systems upgrades.

     The Company's financing activities include borrowings under, and refinancings of, various credit facilities and the issuance of equity securities and subordinated notes principally to finance acquisitions. The Company's financing activities resulted in net cash provided by financing activities of $11.5 million in the 1996 fiscal period, $126.7 million in 1995 and $8.7 million in 1993 and net cash used by financing activities of $3.2 million in 1994. In March 1995, the Company entered into a $240 million loan agreement with NationsBank of Georgia N.A. and certain other financial institutions. Such agreement provides for a revolving credit facility of up to $210 million and term loans aggregating $30 million. Such facility and term loans were used to finance the acquisition of NAD and refinance certain of the Company's outstanding indebtedness. Availability under the revolving credit facility may also be used to fund the Company's working capital requirements. As of June 29, 1996, there was an aggregate of $144.6 million outstanding under such loan agreement. The loan agreement terminates on March 31, 2000 and the revolving credit facility and term loans bear interest at prime plus 0.5% or the Eurodollar borrowing rate plus 2.75%. The revolving credit facility and term loans are secured by a lien on substantially all of the Company's assets. In addition, the loan agreement contains restrictions on, among other things, the Company's ability to pay dividends, prepay subordinated indebtedness, dispose of assets, make future capital expenditures and investments and make loans and other financial accommodations to affiliates, as well as the flow of funds from the Company's subsidiaries to the parent company.

     The net proceeds of the offering will be used as follows: (i) $15.0 million
to prepay the $15 million Subordinated Note held by Onex, (ii) $     million to
prepay at a discount the $10 million Subordinated Note held by Martin-Brower and
(iii) $     million to repay amounts outstanding under the Company's revolving credit facility. The reduction of outstanding indebtedness with the proceeds of the offering will result in a reduction of interest expense. At June 29, 1996, the Company had $173.4 million of total indebtedness, which had an overall weighted average annual interest rate of 9.14%, excluding the amortization of deferred financing costs. See Note 6 of the Notes to Consolidated Financial Statements. After giving effect to the offering and the use of the estimated net proceeds thereof as described in "Use of Proceeds," assuming an initial public offering price equal to the midpoint of the range set forth on the cover page of this Prospectus, as of June 29, 1996, pro forma total indebtedness would have
been $     million, with an overall weighted
average annual interest rate of      %, excluding the amortization of any new
deferred financing costs. After giving effect to the offering, as of June 29, 1996, the Company's pro forma borrowing availability under its revolving credit
facility would have been $   million.

     The Company is in preliminary discussions with several bank groups to refinance its revolving credit facility and term loans with new bank financing or an asset-backed securitization facility. Based on proposals received by the Company, the Company believes that interest on the remaining outstanding amounts could be reduced by 100-200 basis points by such refinancing. To the extent the Company replaces its revolving credit facility, it expects to incur a pre-tax extraordinary charge of up to $10.0 million associated with prepayment penalties and write-off of the deferred financing costs. The Company believes a new credit facility will also provide more flexibility in managing the Company's working capital requirements. There can be no assurance that the Company will be successful in refinancing its outstanding credit facility and term loans or consummating an asset-backed securitization.

     The Company believes that the combination of cash flow generated from operations and borrowings available under its current credit facilities (or any refinancing thereof) are sufficient to satisfy its anticipated short-term working capital needs. Management may determine that it is necessary or desirable to obtain financing for growth through additional bank borrowings or the issuance of new debt or equity securities. The Company's loan agreement includes certain restrictive covenants which limit the flow of funds from the Company's subsidiaries to the parent company. Such covenants are not expected to have a material effect on the ability of the parent to meet its cash obligations.

ASSET MANAGEMENT

     Net operating asset turnover on average was 13.6 times, 16.5 times, 18.3 times and 18.9 times for 1993, 1994, 1995 and the 1996 fiscal period, respectively. As a percentage of net sales, working capital on average was 3.30%, 2.99%, 2.95% and 3.13% for 1993, 1994, 1995, and the 1996 fiscal period, respectively. Working capital turnover (net sales divided by working capital), which measures the Company's effectiveness in managing its net current assets, was on average 30.3 times, 33.4 times, 33.8 times and 31.9 times for 1993, 1994, 1995 and the 1996 fiscal period, respectively.

     The Company's inventory turnover averaged 40.4 times, 44.4 times, 24.8 times, and 27.2 times for 1993, 1994, 1995, and the 1996 fiscal period, respectively. The decrease in 1995 and 1996 is attributable to the acquisition of NAD, which has a lower inventory turnover due to the increased complexity and greater number of stock keeping units maintained for casual dining restaurant chains. The high rate of inventory turnover benefits the Company by allowing it to finance a portion of its working capital requirements through payables to its vendors. Average accounts payable days, which measures the number of days accounts payable are outstanding, were 19.1 days, 23.3 days, 22.4 days, and 21.9 days, for 1993, 1994, 1995, and the 1996 fiscal period, respectively.

     Most of the Company's sales are made on open account terms. Credit terms vary by customers and most allow discounts for early payment. The number of days sales on average accounts receivable, which represents the Company's experience in converting sales into cash, was 22.3 days, 26.1 days, 20.9 days, and 20.0 days for 1993, 1994, 1995, and the 1996 fiscal period, respectively. The increase in days sales outstanding during 1994 resulted from inefficiencies encountered in converting the Company's accounts receivable system.

QUARTERLY RESULTS AND SEASONALITY

     Set forth is summary information with respect to the Company's operations for the most recent ten fiscal quarters. Historically, the restaurant and foodservice business is seasonal with lower sales in the first calendar quarter. In addition, the weather in the first quarter of 1996 was particularly severe, adversely impacting sales. Furthermore, the Company may experience quarterly fluctuations in net sales depending on the timing of any acquisitions. Management believes the Company's quarterly results will continue to be impacted by the seasonality of the restaurant business and the timing of any future acquisitions.

                                                                   FISCAL YEAR 1994
                                                  ---------------------------------------------------
                                                    1ST         2ND          3RD             4TH
                                                  QUARTER     QUARTER      QUARTER      QUARTER(a)(b)
                                                  -------     --------     --------     -------------
                                                                     (IN MILLIONS)
Net sales.......................................  $ 356.6     $  389.5     $  399.8       $   452.2
Gross profit....................................     29.9         32.3         33.0            38.4
Earnings (loss) from operations.................     (0.5)         2.6          0.9            (0.4)
Net earnings (loss).............................     (1.2)         0.5         (0.5)           (1.2)

                                                                   FISCAL YEAR 1995
                                                  ---------------------------------------------------
                                                    1ST         2ND          3RD             4TH
                                                  QUARTER     QUARTER(c)   QUARTER         QUARTER
                                                  -------     --------     --------     -------------
                                                                     (IN MILLIONS)
Net sales.......................................  $ 411.4     $1,036.4     $1,008.1       $ 1,005.9
Gross profit....................................     35.4         79.5         78.3            75.3
Earnings (loss) from operations.................     (0.5)         4.6          3.1             5.4
Earnings (loss) before extraordinary charge.....     (1.3)         0.1         (0.7)            1.1
Net earnings (loss).............................     (2.1)         0.1         (0.7)            1.1

                                                      FISCAL 1996
                                                  --------------------
                                                    1ST         2ND
                                                  QUARTER     QUARTER
                                                  -------     --------
                                                     (IN MILLIONS)
Net sales.......................................  $ 968.7     $1,045.4
Gross profit....................................     73.2         81.9
Earnings (loss) from operations.................    (26.9)         5.6
Net earnings (loss).............................    (19.2)         1.2

- ---------------
(a) Includes the acquisition of certain assets and the assumption of certain liabilities of Malone on October 31, 1994.

(b) Includes fourteen weeks of operations due to the 53 week year.

(c) Includes the acquisition of substantially all of the assets and the assumption of certain liabilities of NAD on March 31, 1995.

BUSINESS COMBINATIONS

     All of the Company's acquisitions have been accounted for using the purchase method and accordingly the acquired assets and liabilities have been recorded at fair value at the date of acquisition. The excess of the purchase price over the fair value of tangible net assets acquired related to these business combinations was approximately $41.3 million, including the effect of a revision on March 31, 1996 of the estimates of certain costs related to the NAD acquisition which increased goodwill by $7.6 million. The Company's intangible assets, including goodwill, are being amortized on a straight-line basis ranging from 3 to 40 years. The Company has determined that goodwill should be amortized over 40 years, which reflects management's best estimate of the appropriate period over which to amortize goodwill associated with those acquisitions and is consistent with industry practice.

                                    BUSINESS

     ProSource is the nation's leading independent foodservice distributor specializing in distribution to chain restaurants and is one of the largest foodservice distributors in the United States. The Company distributes a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods and cleaning and other supplies. The Company specializes in providing food and food-related products to two segments of the restaurant industry -- limited-menu quick service restaurants, including Burger King, Arby's, Long John Silver's, Sonic, Chick-fil-A, TCBY and Wendy's, and casual dining restaurants, including Red Lobster, Olive Garden, TGIFriday's and Chili's.

     The Company was formed in 1992 to acquire BKDS, the "in-house" distributor for BKC, which serviced approximately 4,150 Burger King restaurants. In the four years since the acquisition, ProSource has, through a combination of acquisitions and internal growth, become a leading distributor to chain restaurants, servicing approximately 14,450 restaurants within 18 different restaurant chains. In February 1993, the Company acquired certain operating assets of McCabe's, and in connection therewith added 127 of the Burger King restaurants included in the Company's current customer base. In March 1993, the Company acquired certain assets and assumed certain liabilities of Valley, adding 318 of the restaurants included in the Company's current customer base, including certain Wendy's restaurants. In October 1994, the Company acquired certain assets and assumed certain liabilities of Malone, adding 656 of the restaurants included in the Company's current customer base, including certain Sonic and KFC restaurants. In March 1995, the Company entered the casual dining segment of the restaurant industry and further expanded its quick service business with the acquisition of substantially all of the assets and the assumption of certain liabilities of NAD from Martin-Brower, which added a total of approximately 8,000 restaurants within 12 chains included in the Company's current customer base. The Company has also been successful in expanding through internally generated sales. Since its formation, the Company has added approximately 400 of the Burger King restaurants included in its current customer base through the growth of existing franchisee customers and the addition of new customers. The Company has also added approximately 570 Jenny Craig Weight Loss Centres and 150 Sonic restaurants through internal growth. Since the Company's formation in 1992, net sales have grown from $1.3 billion in 1993 (the first full year of operations) to $4.0 billion in 1995 on a pro forma basis.

     The Company was incorporated in 1992 as a Delaware corporation. Its principal executive offices are located at 550 Biltmore Way, 10th Floor, Coral Gables, Florida 33134, and the Company's telephone number is (305) 529-2500. The Company operates under the name "ProSource Distribution Services."

FOODSERVICE DISTRIBUTION INDUSTRY

     The foodservice distribution business involves the purchasing, warehousing, marketing and transportation of fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods and cleaning and other supplies from manufacturers to a broad range of enterprises, including restaurants, cafeterias, nursing homes, hospitals, other health care facilities and schools. The foodservice distribution business generally does not include distribution to supermarkets and other retail grocery stores. In 1995, the United States foodservice distribution industry had an estimated $129 billion in net sales. Industry sources indicate that the industry has grown at a rate of approximately 2.4% over the past three years.

     Within the foodservice distribution industry, there are two primary types of distributors: broadline distributors and specialist distributors. Broadline foodservice distributors service a wide variety of customers including both independent and chain restaurants, schools, cafeterias and hospitals. Broadline distributors may purchase and inventory as many as 25,000 different food and food-related items. Customers utilizing broadline foodservice distributors typically purchase inventory from several distributors. Specialist foodservice distributors may be segregated into three categories: (i) product specialists which distribute only one or a limited number of products such as produce or meat, (ii) market specialists which distribute to one type of restaurant such as Mexican and (iii) "systems" specialists which focus on one type of customer such as chain restaurants or health care facilities. Systems specialists typically serve as a single source of supply for their customers.

     The Company is a systems distributor specializing in distribution to the chain restaurant segment. With aggregate net sales in 1995 estimated by the Company at approximately $42 billion, the chain restaurant segment represents a significant portion of the foodservice distribution industry. The Company believes the chain restaurant foodservice distribution segment is particularly attractive due to (i) the high growth rate of chain restaurants, with compound annual growth of 7% over the past three years according to industry sources, primarily due to the growth of existing chain restaurants and the introduction of new chain restaurant concepts, (ii) the uniformity of product offerings and consistency of demand by chain restaurant customers, (iii) the increasingly important focus by chain restaurants on foodservice distributors that can provide consistent quality and reliable service on a nationwide basis to maintain the chain's uniform standards and (iv) the fragmented nature of the foodservice distribution segment serving chain restaurants, with over 3,000 companies operating in the industry. The Company believes that the consolidation in this industry will continue as larger foodservice distributors with nationwide service are better able to meet the need for consistent quality and reliable service by chain restaurants.

     The Company believes systems distributors are better able to service chain restaurants than broadline distributors because they can offer their customers a higher quality of service at a lower cost. Given the uniformity of product offerings and the consistency of demand of chain restaurants, a systems distributor has the opportunity to reduce its overall costs and consequently those of its customers through purchasing and holding in inventory fewer stock keeping units ("SKUs") than a broadline distributor. This reduces both the in-bound and outbound freight costs through higher volumes and larger drop sizes and provides more efficient and reliable distribution schedules thereby reducing labor costs of both the systems distributor and its customer. In addition, systems distributors generally require a smaller sales force than broadline distributors require. The Company believes that the uniformity of product offerings and frequency of deliveries also result in higher volumes, allowing a systems distributor to chain restaurants to significantly improve net asset turnover as compared to a broadline distributor. In addition, management believes that the larger systems distributors have the volume and scale to offer chain restaurants an opportunity to further reduce their costs through value-added services such as procurement of non-proprietary items and in-bound transportation management as well as the capital to invest in systems and business processes to continually improve supply chain management from the vendor to the restaurant.

STRATEGIES

     The Company is the nation's leading independent foodservice distributor specializing in distribution to chain restaurants, and believes that it has one of the most comprehensive distribution networks of any independent distributor serving chain restaurants, based on geographic coverage. With net sales of $4.0 billion in 1995 on a pro forma basis, the Company believes, based on its estimates, that it has captured approximately 10% of the $42 billion chain restaurant distribution market in the United States. The Company estimates that the next largest independent systems distributor has a market share of approximately 6%. The Company believes that its size and scale give it an advantage over its competitors with respect to purchasing power and lower distribution costs. The Company plans to strengthen its position as a market leader by continuing to pursue the following strategies for maximizing profitability and enhancing its long-term growth opportunities.

     Pursue Internal and External Growth Opportunities. The Company intends to continue to grow through a combination of adding new customers and products within the chains that it currently serves, adding new chains and, where appropriate, making selective acquisitions of other foodservice distributors.

     - Growth With Existing Chains. The chain restaurant segment of the restaurant industry has historically grown faster than the overall industry. As the primary distributor to most of its customers, the Company expects to continue to grow with the chain restaurants it serves. Such growth can result from a variety of factors, including increased traffic in existing restaurants, the addition of new customers within the chain and the acquisition or development of new chains by the Company's existing customers. In addition, the Company believes that there is the opportunity for increased "product penetration" by increasing the range of products, including produce, dairy and bakery products, distributed to existing customers.

     - Growth Through Addition of New Chains. The Company is continually monitoring the marketplace for opportunities to expand the portfolio of chains that it serves. Primary targets include chains offering menu categories not covered by the Company's existing customers, chains operating in geographic areas in which the Company could benefit from increased customer density, and regional chains which could be added to the national chains which have traditionally been the Company's focus. In seeking potential new customers, the Company attempts to concentrate on growing chains served by broadline distributors who might benefit from the industry focus that a systems distributor brings, as well as chains which the Company believes would benefit from the quality of service and attention to supply chain management that the Company provides to its customers.

     - Selective Acquisitions. The Company believes the fragmented nature of the industry and consolidation activity offer the Company opportunities to supplement internal growth through selective acquisitions. In addition, the Company believes that the strength of its balance sheet following the offering will put it in a position to take advantage of such opportunities. The Company intends to continue to focus its acquisition strategy on systems specialists that distribute principally to limited-menu quick service and casual dining chain restaurants which will expand its customer base or improve geographic customer density.

     Margin Improvement/Cost Reduction Programs. The Company is undertaking several initiatives to increase margins and reduce its overall cost structure.

     - Network Optimization. The Company is initiating a major project to restructure its distribution network and create a new national distribution system. Through this process, which is expected to take 3-5 years to complete, the Company intends to consolidate and integrate its existing distribution network of 34 centers into 23 centers consisting of six large regional distribution centers and 17 local distribution centers. The new network should provide the Company with additional distribution center capacity for continued growth. The Company estimates the capital investment for this network optimization program will be approximately $27 million and is projecting cost savings following full implementation of the new system of approximately $20-25 million annually compared to projected network costs under its existing system. However, there can be no assurance that the proposed network will be completed within the time period projected, that costs to implement the network will not be higher than currently estimated or that projected costs savings will be realized. See "-- Operations and Distribution -- Product Replenishment," "Risk Factors -- No Assurance of Achieving Anticipated Cost Savings" and "Risk Factors -- Capacity Constraints; Ability to Implement Network Optimization Program."

     - Enhanced Delivery Systems. The Company has recently introduced an innovative value-added cart delivery system which the Company estimates should result in restaurant deliveries which are 2-3 times faster than methods currently used in the industry. The Company is currently using cart delivery for approximately 17% of its customers and expects to service approximately 75% through this method within three years. The Company estimates the capital investment required for implementation of the cart delivery system will be approximately $8 million and is projecting cost savings to the Company, when fully implemented, of approximately $10 million annually compared to projected costs of conventional delivery methods. The Company believes that cart delivery will also benefit its customers by reducing the disruption caused by deliveries and labor costs associated with unloading. However, there can be no assurance that costs to complete implementation will not be higher or that projected cost savings will be realized. See "-- Operations and Distribution -- Cart Delivery System" and "Risk Factors -- No Assurance of Achieving Anticipated Cost Savings."

     - Corporate Unification Program. The Company is in the process of integrating its preexisting operations with the NAD operations acquired from Martin-Brower into a new corporate support center located in Coral Gables, Florida. The corporate support center will allow the Company to centralize all purchasing, routing, in-bound transportation and operations support functions. This process, which is expected to be completed by mid-1997, should reduce overall personnel levels by 75 positions and is expected to result in aggregate cost savings of approximately $5-6 million annually. However, there can be no assurance that the projected reductions in personnel and cost savings will be realized. See "Risk Factors -- No Assurance of Achieving Anticipated Cost Savings."

     Establish Position as Preeminent Supply Chain Manager. The Company believes that its size, scale and expertise in foodservice distribution and transportation systems allow it to assist its customers in managing the entire chain of supply, from the vendor location to the customer's storeroom. Emphasis on supply chain management has allowed the Company to identify value-added services to customers which result in reduced costs for its customers and improved margins for the Company. Two examples of value-added services which the Company is currently offering to customers are the purchasing of non-proprietary products and the management and provision of in-bound transportation services (i.e., transportation of products from the vendor to the distribution center).

     Technological Leadership. The Company believes that it is a leader within the industry in the application of information technology to its operations. The Company has invested approximately $10 million in information systems since its inception in 1992 through June 29, 1996, and has budgeted approximately $5 million per year for the next three to five years for new systems and upgrades. The Company currently has in place a variety of information technology systems, including electronic ordering, inventory management, financial and routing systems. The Company continues to invest in technology. Among a new generation of information technology being installed are new systems in the area of electronic customer ordering, "order optimization" to manage the Company's purchasing and inventory functions, and freight management. In addition, in connection with its "network optimization" program, the Company intends to put in place new customer ordering and warehouse management systems. Management believes that these systems will allow the Company to manage the complexity and diversity of its business at a lower cost and with higher service levels. See "-- Operations and Distribution -- Order Fulfillment."

     Service Quality Program. The Company places a significant emphasis on providing a high level of service to its customers. The Company continuously measures its service performance levels by monitoring (i) its delivery of the cases ordered by a customer, the "order fill rate", (ii) its successful delivery of an order within one hour of the pre-arranged time, "on-time delivery", (iii) its delivery of all the cases ordered by a customer, the "perfect order" and
(iv) its customers' perception of the quality of service ProSource provides, the "customer satisfaction index". The Company believes it is a leader in the industry in quality and reliability of service to its customers. By providing a high level of service and reliability, the Company believes it can reduce the number of reorders and redeliveries, reducing costs for both the Company and its customers and improving customer loyalty. See "-- Operations and Distribution -- Order Fulfillment."

CUSTOMERS

     The Company's customers as of June 29, 1996 consisted of 2,780 franchisees and 17 corporate owners of approximately 14,450 limited-menu quick service and casual dining chain restaurants representing 18 restaurant chains. The Company is generally one of a limited number of suppliers to the chains it serves. The largest chains served by the Company are Burger King, Red Lobster and Arby's, representing 38%, 15% and 10% of 1995 net sales, respectively, on a pro forma basis. The Company's largest customer is Darden Restaurants, Inc. (owner of Olive Garden and Red Lobster), representing 21% of the Company's 1995 net sales on a pro forma basis. No other chain or single customer accounted for more than 10% of the Company's pro forma net sales in 1995.

     The following table sets forth a list of the chains the Company served as of December 30, 1995:

                                                                        1995 PRO FORMA     % OF TOTAL 1995
                                          NUMBER OF     RESTAURANTS       NET SALES           PRO FORMA
                 CHAIN                    CUSTOMERS       SERVED        (IN THOUSANDS)        NET SALES
- ----------------------------------------  ---------     -----------     --------------     ---------------
Quick Service
Burger King.............................      946           4,428         $1,531,774             38.4%
Arby's..................................      442           2,513            404,781             10.1
Long John Silver's......................       85           1,479            319,028              8.0
Chick-fil-A.............................       11             658            157,409              3.9
Sonic...................................      154             734             83,640              2.1
Wendy's.................................       29             258             74,788              1.9
KFC.....................................       94             346             51,856              1.3
Manchu Wok..............................       52             145             11,345              0.3
                                            -----          ------         ----------            -----
                                            1,853          10,561          2,634,621             66.0
Casual Dining
Red Lobster.............................        1             715            599,818             15.0
Olive Garden............................        1             488            255,753              6.4
TGIFriday's.............................       50             328            197,948              5.0
Chili's.................................       14             326            143,492              3.6
Spaghetti Warehouse.....................        3              38             11,641              0.3
                                            -----          ------         ----------            -----
                                               69           1,895          1,208,651             30.3
Other
TCBY....................................      606           1,234             78,086              2.0
Other Chains............................       79             285             67,547              1.6
Jenny Craig(1)..........................        1             587              4,537              0.1
                                            -----          ------         ----------            -----
                                              686           2,106            150,170              3.7
          TOTALS........................    2,608          14,562(2)      $3,993,443            100.0%
                                            =====          ======         ==========            =====

- ---------------
(1) The Company does not take title to the products it delivers to Jenny Craig Weight Loss Centres.

(2) During the six months ended June 29, 1996, the number of restaurants served by the Company decreased by 903, which was partially offset by the addition of 792 new restaurants.

     The Company has contracts with approximately 70% of its customers, with terms ranging from 2-7 years and an average term of three years. In connection with the acquisition of BKDS in 1992, the Company entered into an exclusive distributor agreement and related distribution agreements with BKC, pursuant to which, through 2002, (i) the Company is designated as the exclusive distributor to BKC's company-owned and operated Burger King restaurants in the United States (which accounted for 3.9% of 1995 net sales on a pro forma basis), (ii) the Company is a BKC-approved distributor to franchised Burger King restaurants in the United States and (iii) BKC has agreed that the Company will remain the sole national distributor to Burger King restaurants. BKC has the right to terminate these contracts (i) upon a material failure to perform by the Company and (ii) in the case of the exclusive distributor agreement, upon the bankruptcy of the Company. In addition to the 521 BKC-owned restaurants, the Company also services 4,037 Burger King restaurants owned by franchisees. In the aggregate, this represents 68% of all Burger King restaurants in the United States. The Company has also entered into distribution agreements with Olive Garden and Red Lobster pursuant to which the Company is the primary distributor to the restaurants owned by Olive Garden and Red Lobster operating in the United States. Olive Garden and Red Lobster have the right to terminate their respective agreements upon (i) a material change in ownership of the Company other than as a result of a public offering by the Company, (ii) a material breach by the Company, (iii) the bankruptcy of the Company and (iv) a failure of the Company to meet certain performance reliability standards. Both agreements terminate in 1998. The Company believes that from time to time it may not have been in strict compliance with all of the performance reliability standards in such contracts. However, it is not aware of any issues of non-compliance which could reasonably be expected to result in early termination of such contracts.

     The Company considers its relationships with its customers to be good. The Company holds regular meetings with its customers to discuss performance reliability and other issues which have arisen from time to time. The Company views the strength of its relationships with its customers, rather than its contracts, as defining the commitment between them.

PURCHASING AND SUPPLY

     Due to the high volume of proprietary products required by chain restaurants, the chain typically negotiates product sourcing directly with vendors and then requires the distributor to use such vendors and purchase at the negotiated price. Furthermore, customers within the same chain often cooperate to utilize internal or third party purchasing organizations.

     The Company's emphasis on supply chain management has allowed the Company to identify the purchasing of non-proprietary products as a value-added service which it can provide to customers. The Company has formed a purchasing subsidiary which pools the needs of its customers for non-proprietary products, such as unlabeled paper products, cleaning supplies and produce, and uses the resulting purchasing power to negotiate lower prices with vendors. The Company and its customers share in the cost savings, improving margins for the Company and reducing costs for its customers. Of the $800 million in non-proprietary products sold to its customers in 1995, $27.5 million were purchased by the Company and resold to its customers on this basis, and the Company believes that a total of approximately $400 million of such purchases were potentially available for purchase and resale in this manner. The Company believes that expansion of its purchasing services represents an important opportunity for growth.

     The Company purchases and distributes a wide variety of items, including fresh and frozen meat and poultry, seafood, frozen foods, canned and dry goods, fresh and pre-processed produce, beverages, dairy products, paper goods and cleaning and other supplies. Because suppliers for proprietary products are generally designated by the chain, the loss of any such supplier would likely result in the development of a new source of supply by such chain. Accordingly, the Company does not believe that the loss of any supplier would have a material adverse effect on the Company's operating results or its ability to serve its customers.

MARKETING AND CUSTOMER SERVICE

     The Company's senior management, together with a team of marketing, sales and customer service personnel, are involved in maintaining relationships with key customers and securing new accounts. The Company targets as potential new customers restaurant chains offering menu categories not covered by the Company's existing customers, chains operating in geographic areas in which the Company could benefit from increased customer density, and regional chains which could be added to the national chains which have traditionally been the Company's focus. In seeking new customers, the Company attempts to concentrate on growing chains served by broadline distributors which might benefit from the industry focus that a systems distributor brings, as well as chains which the Company believes would benefit from the quality of service and attention to supply chain management that the Company provides to its customers.

     The Company's customer service activities are highly customized to the unique needs of the customer. Each customer has a dedicated account manager who is responsible for overseeing all of its service needs and coordinating the services provided through an account team of customer service professionals, including a dedicated "logistics services manager." The logistics services manager is responsible for coordinating day-to-day product flow for the customer, as well as working closely with the customer's purchasing and marketing organization.

     The Company rigorously monitors customer service levels. In order to manage problem resolution, the Company is implementing professional help desk software which tracks customer calls in order to ensure that appropriate action and follow-up occurs. The Company utilizes frequent trips to the customer's site for regularly scheduled reviews and key project meetings and telephone conferencing in order to ensure close coordination between the Company and the customer. In addition, the Company monitors customer perceptions through periodic surveys. See "-- Operations and Distribution -- Order Fulfillment."

OPERATIONS AND DISTRIBUTION

     The Company's operations can generally be categorized into two business processes: (i) product replenishment and (ii) order fulfillment. Product replenishment involves the management of logistics from the vendor location through the delivery of products to the Company's distribution centers. Order fulfillment involves all activities from customer order placement through delivery to the restaurant location. Supporting the Company's business processes are its innovative cart delivery system, its fleet of approximately 1,450 tractors and trailers and its management information systems.

     Product Replenishment. While the Company is responsible for purchasing products to be delivered to its customers, each chain typically selects the vendor and negotiates the price at which most products will be purchased. See "-- Purchasing and Supply." The Company determines the distribution centers which will warehouse products for each customer and the quantities in which such products will be purchased. Order quantities for each product are systematically determined for each distribution center, taking into account both recent sales history and projected customer demand. The number of distribution centers used to serve a customer is based on the number and location of the restaurants to be serviced. Given the Company's experience in managing its product flow, losses due to shrinkage, damage and product obsolescence represent less than 0.1% of 1995 net sales. The Company is in the process of implementing a new order optimization system which will utilize a demand forecasting program to (i) establish order quantities and product availability levels and (ii) order products as needed. The new system incorporates proprietary decision support technology that optimizes the trade-off between in-bound transportation costs and inventory carrying costs.

     The Company works with its chain customers in order to optimize transportation from vendor locations to distribution warehouses. By utilizing the collective demand of its customers for in-bound transportation, its existing fleet of trucks and its expertise in managing transportation, the Company can offer its customers in-bound transportation, in many instances on a more economical basis than that offered by the vendors that have traditionally provided such services. The Company believes it can offer its customers lower in-bound transportation costs through (i) use of the Company's delivery fleet to backhaul products, (ii) consolidation of products from more than one vendor or for use by more than one customer to increase truckloads and (iii) brokering the freight to third party carriers with whom the Company has negotiated lower transportation rates. In 1995, the Company managed approximately 30% of the total freight tonnage to its distribution centers.

     The Company currently warehouses 5,500 types of products for its customers at 34 facilities in 27 cities. This distribution network includes the Company's preexisting distribution centers, as well as the distribution centers acquired in the NAD transaction. Currently, no one distribution center maintains inventories for all customers and, as a result, some customers are not serviced by the distribution center closest to them. The Company has begun plans to implement a new national network of distribution centers. Through this process, which is expected to take 3-5 years to complete, the Company intends to consolidate and integrate its existing distribution network of 34 centers into 23 centers consisting of six large regional distribution centers ("RDCs") and 17 local distribution centers ("LDCs"). Under the new network, high volume products will be shipped directly to both RDCs and LDCs, with low volume products being shipped only to RDCs which will supply these products to the LDCs. The Company expects its new distribution network to reduce costs primarily in two ways. First, by enabling the Company to fully service more customers from a distribution center closer to the customer, transportation costs should be reduced. Second, more efficient utilization of its facilities should reduce by approximately 10% the amount of warehouse space required for the same level of business. In addition, the new network should provide the Company with additional distribution center capacity for continued growth. See "Risk
Factors -- Capacity Constraints; Ability to Implement Network Optimization Program." The Company estimates the capital investment for the proposed network will be approximately $27 million and is projecting cost savings following full implementation of the new system of approximately $20-25 million annually compared to projected network costs under its existing system. However, there can be no assurance that the proposed network will be completed within the time period projected, that costs to implement the network will not be higher than currently estimated or that projected costs savings will be realized. See "Risk Factors -- No Assurance of Achieving Anticipated Cost Savings" and "Risk
Factors -- Capacity Constraints; Ability to Implement Network Optimization Program." The consolidation of all customers into common distribution facilities in conjunction with the development of the network should optimize in-bound transportation costs, outbound miles, inventory investment and warehouse capacity.

     Upon receipt of the product at the distribution centers, it is inspected and stored in racks. Each distribution center contains ambient, refrigerated and frozen space as well as offices for operating, sales and customer service personnel and a computer networked with the Company's centralized computer system. In conjunction with the network optimization and integration strategy, the Company intends to modify the racking configurations of its distribution centers and install a new distribution center management system that controls routing, shipping control, trip management, invoicing, inventory control and communications.

     Order Fulfillment. The Company places a significant emphasis on providing a high service level in order fulfillment. For the six months ended June 29, 1996, the Company achieved order fill rates of 99.7% and on-time deliveries of 92%. By providing a high level of service and reliability, the Company believes that it can reduce the number of reorders and redeliveries, reducing costs for both the Company and its customers. Each restaurant places product orders based on recent usage, estimated sales and existing restaurant inventories. The Company has developed pre-established routes and pre-arranged delivery times with each customer. Product orders are placed with the Company one to three times a week either through the Company's customer service representative or through electronic transmission using the Company's proprietary software. Approximately 42% of the restaurants served by the Company transmit product orders electronically. Orders are generally placed on a designated day in order to coordinate with the Company's pre-established delivery schedules. Processing and dispatch of each order is generally completed within 24 hours of receipt and the Company's standards require each order to be delivered to the customer within one hour of a pre-arranged delivery time.

     Products are picked and labeled at each distribution center. The products are placed on either a pallet or one of the Company's delivery carts for loading of outbound trailers. The Company utilizes radio frequency and bar code scanning in two distribution centers, and intends to implement this technology in its new distribution center management systems. Delivery routes are scheduled to both fully utilize the trailer's load capacity and minimize the number of miles driven. The Company transports approximately 1.65 million tons of product and its trucks travel in excess of 60 million miles annually. The Company currently utilizes several unloading methods at the restaurant including (i) gravity aided rollers, (ii) hand carts and ramps and (iii) its new cart delivery system.

     Cart Delivery System. The Company has recently introduced an innovative value-added cart delivery system which the Company estimates should result in restaurant deliveries which are 2-3 times faster than methods currently used in the industry. Under this system, at the distribution center, products are loaded into carts which are then loaded directly onto delivery trucks. At the delivery site, instead of unloading products by conveyor or handcart, the entire cart is simply unloaded and rolled into the customer's storeroom. The cart delivery system improves productivity of the Company's drivers, enhances utilization of its tractors and trailers and improves employee safety. The Company is currently using cart delivery for approximately 17% of its customers and expects to service approximately 75% through this method within three years. The Company estimates the capital investment required for implementation of the cart delivery system will be approximately $8 million and is projecting cost savings to the Company, when fully implemented, of approximately $10 million per year compared to projected costs of conventional delivery methods. The Company believes that cart delivery will also benefit its customers by reducing the disruption caused by deliveries and labor costs associated with unloading. However, there can be no assurance that costs to complete implementation will not be higher or that projected cost savings will be realized. See "Risk
Factors -- No Assurance of Achieving Anticipated Cost Savings."

     The Company believes that the cart delivery system represents a major innovation in foodservice distribution methods. In recognition of this achievement, ID Magazine recently awarded ProSource an "Innovator of the Year" Award for 1995. The Company hopes to expand the cart delivery system by leaving the carts at the customer's location until the next delivery, allowing them to be used as shelving by the customer, and developing new software which would manage the loading of the carts and trailers, thereby maximizing cart utilization and ease of customer use. See
"-- Strategies -- Margin Improvement/Cost Reduction Programs -- Enhanced Delivery Systems."

     Fleet. The Company operates a fleet of approximately 1,450 vehicles, including approximately 600 tractors and 850 trailers. The Company leases approximately 450 of the tractors from Ryder System, Inc. pursuant to full-service leases which include maintenance, licensing and fuel tax reporting. The remaining tractors are leased under similar full-service leases from a variety of truck leasing companies. The trailers are leased primarily from GE Capital Services. Lease terms average six years for tractors and 7-10 years for trailers.

     Substantially all of the Company's vehicles contain on-board computers. The computers assist in managing fleet operations and provide expense controls, automated service level data collection and real-time driver feedback, thereby enhancing the Company's service level to customers. Substantially all of the Company's trailers contain three temperature-controlled compartments, which allow the Company to simultaneously deliver frozen food, refrigerated food and dry goods. In order to implement its cart delivery system, as trailer leases expire, the Company has begun the process of substituting new trailers which are configured so as to accommodate the carts. This generally involves dividing the trailers into thirds longitudinally in order to allow for separate carts to go in each of the separate temperature controlled sections. Approximately 17% of the Company's existing trailers are configured for cart delivery, and the Company expects that 75% of its fleet of trailers will ultimately be so configured. See "-- Strategies -- Margin Improvement/Cost Reduction
Programs -- Enhanced Delivery Systems."

     Management Information Systems. The Company has invested approximately $10 million in information systems since its inception in 1992 through June 29, 1996, and has budgeted approximately $5 million per year for the next three to five years for new systems and upgrades. The Company currently has in place a variety of information technology systems, including electronic ordering, inventory management, financial and routing systems. These systems represent a combination of systems that were installed in 1993 following formation of the Company and systems that were acquired in connection with the acquisition of NAD. The Company is in the process of integrating these systems and installing new system technologies in the areas of electronic customer ordering, "order optimization" to manage the Company's purchasing and inventory functions, and freight management. In addition, in connection with its "network optimization" program, the Company intends to put in place new customer ordering and warehouse management systems. Management believes that these systems will allow the Company to manage the complexity and diversity of its business at a lower cost and with higher service levels. See "-- Strategies -- Technological Leadership."

COMPETITION

     The foodservice distribution industry is highly competitive. The Company competes with other systems foodservice distribution companies focused on chain restaurants and with broadline foodservice distributors. The Company's principal national competitors are Sysco Corp., Alliant Foodservice Inc. (formerly Kraft Distribution), MBM Corp., NEBCO-Ameriserv, Marriott Distribution Services Inc., King Provision Corp. and Pepsi Foodservices, an in-house distributor for PepsiCo, Inc. The Company also competes with regional distributors, principally for business from franchisee-owned Burger King restaurants. The Company believes that distributors in the foodservice industry compete on the basis of price and the quality and reliability of service. Because a number of the Company's customers prefer a distributor that is able to service their restaurants on a nationwide basis, the Company believes that it is in a strong position to compete for national chain accounts. The Company attributes its ability to compete effectively against smaller regional and local distributors in part to the cost advantages resulting from its size, centralized purchasing operations and ability to offer broad market coverage through a wide network of distribution centers. However, in light of the consolidation in the foodservice distribution industry, the Company could face increased competition to the extent that there is an increase in the number of foodservice distributors specializing in distribution to chain restaurants on a nationwide basis.

     In addition, distribution fees received from a number of the Company's customers decreased significantly in 1993 and 1994 as a result of competitive pricing pressures. While distribution fees have stabilized in 1995 and the first six months of 1996, and management expects such stabilization to continue through 1996, there can be no assurance that competitive pricing pressure will not recur in the future. See "Risk Factors -- Competition."

PROPERTIES

     The Company's principal executive office is located in Coral Gables, Florida, with additional administrative facilities located in Chicago, Cleveland and Coral Gables. The Company is currently in the process of consolidating these operations into a new principal executive office and corporate support center located in Coral Gables. This facility, consisting of approximately 83,000 square feet of leased space, is expected to be ready for full-scale operations on or about October 1, 1996. See "-- Strategies -- Margin Improvement/Cost Reduction Programs -- Corporate Unification Program."

     The following table sets forth certain information with respect to the Company's 34 operating distribution centers:

                                                                               APPROXIMATE
                                    LOCATION                                   SQUARE FEET
    -------------------------------------------------------------------------  -----------
    Atlanta, Georgia(1)......................................................     217,670
    Burlington, New Jersey...................................................      60,880
    Chester, New York........................................................     131,400
    Chicago, Illinois........................................................      67,457
    Cleveland, Ohio..........................................................      40,540
    Columbus, Ohio...........................................................     174,000
    Dallas, Texas (1)(3).....................................................     176,400
    Denver, Colorado(4)......................................................      57,608
    Detroit, Michigan........................................................      34,897
    Greensboro, North Carolina...............................................      41,000
    Gridley, Illinois........................................................     151,000
    Houston, Texas(1)........................................................      77,900
    Kansas City, Kansas(2)(5)................................................     216,450
    Lakeland, Florida........................................................      31,806
    Los Angeles, California(2)...............................................     245,540
    Miami, Florida...........................................................      31,225
    New Orleans, Louisiana...................................................      36,180
    New York, New York.......................................................      35,000
    Norman, Oklahoma (6).....................................................      52,000
    Orlando, Florida.........................................................     150,000
    Oxford, Massachusetts....................................................      40,000
    Phoenix, Arizona.........................................................      38,200
    Portland, Oregon.........................................................      74,500
    San Jose, California.....................................................      31,500
    Trenton, Ontario.........................................................      20,000
    Virginia Beach, Virginia.................................................      23,045
    Washington, DC(7)........................................................      83,000
                                                                                ---------
              Total:.........................................................   2,339,198
                                                                                =========

- ---------------
(1) Two facilities.

(2) Three facilities.

(3) Includes approximately 39,200 square feet of supplemental space in three remote facilities.

(4) Includes approximately 38,610 square feet of supplemental space in two remote facilities.

(5) Includes approximately 23,500 square feet of supplemental space in a remote facility.

(6) Includes approximately 11,000 square feet of supplemental space in a remote facility.

(7) Includes approximately 30,000 square feet of supplemental space in a remote facility.

Of the 34 facilities, 20 facilities (representing an aggregate of approximately 832,830 square feet) are leased and 14 facilities (representing an aggregate of approximately 1,506,370 square feet) are owned by the Company.

EMPLOYEES

     As of June 29, 1996, the Company had approximately 3,800 full-time employees, of whom approximately 420 were employed in corporate support functions and approximately 3,380 were warehouse, driver and administrative staff in the distribution centers. Approximately 690 of the Company's employees were covered by 11 collective bargaining contracts with seven local unions, six of which are associated with the International Brotherhood of Teamsters, and one of which is independent. Three contracts, covering approximately 90 employees, will expire by the end of 1996, and three contracts, covering approximately 180 employees, will expire during 1997. The Company has not experienced any significant labor disputes or work stoppages. The Company believes that its relationships with its employees are good.

REGULATORY MATTERS

     The Company is subject to a number of federal, state and local laws, regulations and codes, including those relating to the protection of human health and the environment, compliance with which has required, and will continue to require, capital and operating expenditures. The Company is not aware of any violations of, or pending changes in, such laws, regulations and codes that are likely to result in material penalties or material increases in compliance costs. The Company, however, is not able to predict the impact of any changes in the requirements or mode of enforcement of these laws, regulations and codes on its operating results.

     The Company owns and leases distribution centers, at some of which on-site vehicle fueling activities may have resulted in releases of diesel or other petroleum products to the soil or groundwater. The Company may be subject to liability for clean-up of contaminated soil or groundwater at these distribution centers and is in the process of investigating or remediating the contamination. Although there can be no assurances, the Company does not believe that the estimated costs associated with any required investigation or remediation will have a material adverse effect on the Company's financial condition, results of operations or liquidity. The Company has engaged in a program to remove underground fuel storage tanks located on its properties. As a result, with the exception of two such tanks, which are scheduled to be removed during 1996, all underground fuel storage tanks have been removed from the Company's properties. In addition, several of the Company's facilities are located over areas of regional groundwater contamination or are near sites which have contaminated soil or groundwater. The Company has not been named a responsible party at, and does not anticipate any liability associated with, any of these sites.

LITIGATION

     From time to time the Company is involved in litigation relating to claims arising out of its normal business operations. The Company is not currently engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on the Company.

CONTROLLING STOCKHOLDER

     The Company is controlled by Onex. Onex Corporation, based in Toronto, Canada, is a publicly listed (on The Toronto Stock Exchange and The Montreal Exchange) diversified company that operates through autonomous subsidiaries and strategic partnerships. Onex had consolidated revenues of Cdn.$6.5 billion for 1995 and consolidated assets of Cdn.$2.8 billion at June 30, 1996. Onex currently owns 86% of the outstanding Common Stock of the Company. Upon
completion of the offering, Onex will own   % of the outstanding Class B Common
Stock, representing   % of the combined voting power of the outstanding Common
Stock. See "Principal Stockholders" and "Certain Transactions."

                                   MANAGEMENT

     The following table sets forth certain information concerning the directors and executive officers of the Company as of the date of this Prospectus.

                   NAME                     AGE                      POSITION
- ------------------------------------------  ---     ------------------------------------------
David R. Parker...........................  53      Chairman of the Board of Directors
Thomas C. Highland........................  54      President, Chief Executive Officer and
                                                    Director
Daniel J. Adzia...........................  54      Vice-Chairman, Chief Marketing Officer and
                                                    Director
William F. Evans..........................  48      Executive Vice President, Chief Financial
                                                    Officer
Paul A. Garcia de Quevedo.................  42      Vice President, Treasurer and Secretary
William G. Berryman.......................  53      Senior Vice President, Chief Information
                                                    Officer
Dennis T. Andruskiewicz...................  42      Senior Vice President, Operations Support
Robert S. Donaldson.......................  40      Senior Vice President, Field Operations
John E. Foley.............................  47      Senior Vice President, Operations
                                                    Development
John P. Gainor............................  39      Senior Vice President, Logistics and
                                                    Purchasing
Gerald W. Schwartz........................  54      Director
Anthony R. Melman.........................  49      Director
Michael E. Treacy.........................  40      Director
Michael Carpenter.........................  49      Director
Anthony Munk..............................  36      Director
C. Lee Johnson............................  64      Director
R. Geoffrey P. Styles.....................  65      Director

     David R. Parker Mr. Parker has served as Chairman of the Board of Directors since the formation of the Company in 1992. From July 1, 1991 to July 1, 1992, Mr. Parker was an independent investor, working primarily on the formation of the Company and the acquisition of BKDS. Prior to such time, he was Senior Executive Vice President of Ryder System, Inc. and President of the Vehicle Leasing and Services Division. Previously, he was Chief Operating Officer of Ryder's Business Services Group which included the company's worldwide aviation support businesses and its insurance management services businesses. Before joining Ryder System in 1984, Mr. Parker was Executive Vice President and Sector Executive of American Can Company (Primerica). Mr. Parker serves on the Boards of Directors of Premark International, Inc. and SunBank/Miami, N.A.

     Thomas C. Highland Mr. Highland has served as President, Chief Executive Officer and a Director of the Company since its formation in 1992. Before serving in this capacity, Mr. Highland was President of BKDS from 1988 to 1992. Prior thereto, he held various executive positions at Warner Lambert Company, including Vice President, U.S. Distribution, Director, Distribution Operations, Pharmaceutical Group and Director, Distribution Center Operations from 1963 to 1988.

     Daniel J. Adzia Mr. Adzia has served as Vice-Chairman, Chief Marketing Officer of the Company since the acquisition of NAD in March 1995 and a Director of the Company since April 1995. From 1975 to 1995, Mr. Adzia served in various executive capacities at Martin-Brower including President of NAD. Prior to joining Martin-Brower, Mr. Adzia held various sales and sales management positions with Oscar Mayer & Co.

     William F. Evans Mr. Evans has served as Executive Vice President, Chief Financial Officer of the Company since July 1995. Prior to joining the Company, he was the Senior Vice President, Corporate Operations of H&R Block, Inc. from August 1992 to June 1995. Prior to 1992, Mr. Evans served in executive capacities at D&B Software Services, Inc. from 1990 to 1992, Management Science America, Inc. from 1989 to 1990 and Electromagnetic Sciences, Inc. from 1985 to 1989. From June 1980 to November 1985, Mr. Evans served as a partner of KPMG Peat Marwick LLP, the Company's independent auditors. Mr. Evans serves as a Director of LXE, Inc. and Interim Services, Inc. Mr. Evans is a certified public accountant.

     Paul A. Garcia de Quevedo Mr. Garcia has served as Vice President, Treasurer and Secretary of the Company since its formation in 1992. Prior to such time, Mr. Garcia served as Vice President, Finance, for BKDS. Mr. Garcia joined BKDS in January 1986. Mr. Garcia is a certified public accountant.

     William G. Berryman Mr. Berryman has served as Senior Vice President, Chief Information Officer of the Company since May 1996. Before serving in such capacity, Mr. Berryman was Chief Information Officer, Vice President, MIS for The Penn Traffic Company, a food, general merchandise and drug retailer and involved in the manufacture of various food products from May 1995 to April 1996, Vice President for Technology Solutions Co. from September 1994 to April 1995 and Vice President, MIS, for Dominick's Finer Foods from April 1989 to December 1993.

     Dennis T. Andruskiewicz Mr. Andruskiewicz has served as Senior Vice President, Operations Support of the Company since the acquisition of NAD in March 1995. Before serving in such capacity, Mr. Andruskiewicz was the Vice President of Distribution for Martin-Brower from 1990 to 1995 and the Director of Distribution for the Planters Life Savers Division of RJR Nabisco from 1974 to 1990.

     Robert S. Donaldson Mr. Donaldson has served as Senior Vice President, Field Operations of the Company since January 1995. From January 1993 to December 1994, he served as Vice President of Business Development of the Company. Prior to joining the Company, Mr. Donaldson was the President of Institution Food House, Inc., a broadline foodservice distributor from 1986 to 1993 and Vice President of Sky Brothers, Inc., a foodservice distributor from 1973 to 1986.

     John E. Foley Mr. Foley has served as Senior Vice President, Operations Development of the Company since August 1995 and Senior Vice President, Finance and Systems, Chief Financial Officer from April 1994 to July 1995. Prior to joining the Company, Mr. Foley was the Senior Vice President, Grand Metropolitan Computer Systems for Grand Metropolitan, PLC from 1992 to 1995 and Vice President, MIS for Burger King Corporation from 1990 to 1992.

     John P. Gainor Mr. Gainor has served as Senior Vice President, Logistics and Purchasing of the Company since November 1995, Vice President, Operations Support from July 1992 to May 1993 and from November 1994 to November 1995 and Eastern Region, Vice President from June 1993 to October 1994. Prior to joining the Company in April 1992, he held various executive positions, including Director, Transportation and Planning, Manager, Transportation, Manager, Private Carriage Operations and Regional Transportation Manager, at Warner Lambert Company since 1982.

     Gerald W. Schwartz Mr. Schwartz has served as a Director of the Company since its formation in 1992. Mr. Schwartz is Chairman of the Board, President and Chief Executive Officer of Onex Corporation and has served in such capacity since its formation in 1983. Mr. Schwartz serves on the Board of Directors of Alliance Communications Corporation.

     Anthony R. Melman Mr. Melman has served as a Director of the Company since its formation in 1992. Mr. Melman has been Vice President of Onex Corporation since 1984. Prior to joining Onex, Mr. Melman held various executive positions at Canadian Imperial Bank of Commerce and Union Acceptances Limited, a South African merchant banking organization.

     Michael E. Treacy Dr. Treacy has served as a Director of the Company since October 1992. Dr. Treacy is the Managing Director of Treacy & Company, LLC and has served as the President of Treacy Forum since 1985. Dr. Treacy holds a Ph.D. in management science from M.I.T. and was a professor of management science at the Sloan School of Management at M.I.T. from 1983 to 1989.

     Michael Carpenter Mr. Carpenter has served as a Director of the Company since October 1992. Since January 1995, he has been Chairman and Chief Executive Officer of Travelers Life and Annuity Company. He also serves as Executive Vice President of Travelers Group, Inc., responsible for business development and planning. Mr. Carpenter was Chairman of the Board, President and Chief Executive Officer of Kidder, Peabody Group Inc., a wholly owned subsidiary of General Electric Company from January 1989 to June 1994.

     Anthony Munk Mr. Munk has served as a Director of the Company since January 1995. He joined Onex Corporation in April 1988, and is currently a Vice President. During the period January 1995 to September 1995, Mr. Munk served as Senior Vice President and is currently a Director of The Horsham Corporation, a Canadian based company which has interests in gold, real estate and refining ventures.

     C. Lee Johnson Mr. Johnson has served as a Director of the Company since October 1992. Since July 1986, he has been President of Limited Distribution Services (a subsidiary of The Limited, Inc.). From 1984 to 1986, he was Senior Vice President, Beatrice U.S. Food Corporation and President, Beatrice Distribution, Inc. Mr. Johnson serves on the Board of Directors of Columbus Port Authority and the Executive Committee and Board of Directors of Columbus Chamber of Commerce.

     R. Geoffrey P. Styles Mr. Styles has served as a Director of the Company since October 1992 and is a director of Onex Corporation. Since 1990, he served as Director of Drivers Jonas (Canada) Ltd. and since 1988, he served as Chairman and Director of Grosvenor International Holdings Limited. He serves on the Boards of Directors of Royal Trust Company, The Geon Company, Echo Bay Mines Ltd., Fairwater Capital Corporation, Working Ventures Canadian Fund Inc. and Scott's Hospitality Inc.

TERMS OF OFFICE AND COMMITTEES

     All directors of the Company currently hold office until the next annual meeting of stockholders of the Company or until their successors are elected and qualified. Messrs. Parker and Highland were elected to the Board of Directors pursuant to the Management Shareholders Agreement under which the management shareholders have the right to have two designees nominated to the Board of Directors by Onex. While the management shareholders' right to nominate designees to the Company's Board of Directors will terminate upon completion of the offering, Onex has indicated that it has no present intention to withdraw its support for the continued service of Messrs. Parker and Highland on the Board of Directors. See "Certain Transactions -- Shareholders
Agreements -- Management Shareholders Agreement." Executive officers hold office until their successors are chosen and qualified, subject to earlier removal by the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

     The Board of Directors has established an Audit Committee comprising Messrs. Treacy, Carpenter and Styles. The Audit Committee is responsible for recommending to the Board of Directors the engagement of independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors.

     The Board of Directors has also established a Compensation and Nominating Committee comprising Messrs. Schwartz, Melman and Johnson and an Equity Compensation Committee comprising Messrs. Carpenter and Styles. The Compensation and Nominating Committee is responsible for reviewing and approving all non-equity based compensation arrangements for officers of the Company. In addition, the Compensation and Nominating Committee advises and makes recommendations to the Board of Directors on the selection of candidates as nominees for election as directors. The Equity Compensation Committee is responsible for reviewing and approving all equity based compensation arrangements for officers of the Company and for administering the Company's option plans. Prior to the offering, the Company did not have a compensation or a nominating committee.

DIRECTOR COMPENSATION

     Following completion of the offering, directors who are not officers or employees of the Company or Onex will receive an annual fee of $20,000. All directors will be reimbursed for out-of-pocket expenses.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation earned during the fiscal year ended December 30, 1995 by the Company's chief executive officer and each of the four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                           COMPENSATION
                                                            ANNUAL            AWARDS
                                                        COMPENSATION(1)    -------------
                                                       -----------------    SECURITIES      ALL OTHER
                                              FISCAL   SALARY     BONUS     UNDERLYING     COMPENSATION
        NAME AND PRINCIPAL POSITION            YEAR      ($)       ($)     OPTIONS(#)(2)      ($)(3)
- --------------------------------------------  ------   -------   -------   -------------   ------------
David R. Parker.............................   1995    300,000   150,000                      153,120
  Chairman of the Board of Directors
Thomas C. Highland..........................   1995    300,000   150,000                      103,120
  President, Chief Executive Officer
Daniel J. Adzia(4)..........................   1995    225,385   112,500                       21,410
  Vice Chairman, Chief Marketing Officer
John E. Foley...............................   1995    170,000    70,000                        3,400
  Senior Vice President, Operations
  Development
Robert S. Donaldson.........................   1995    157,500    58,575                        3,109
  Senior Vice President, Field Operations

- ---------------
(1) Excludes perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for any of the Named Executive Officers.

(2) Options to acquire shares of Common Stock.

(3) The amounts shown in the "All Other Compensation" column consist of the following: (i) Mr. Parker: $150,000 consulting fee paid by Onex for services rendered in 1995 (including amounts actually paid in 1996), and $3,120 in Company matching contributions to the Company's Associates' Savings Plan, a defined contribution plan (the "401-K Plan"), (ii) Mr. Highland: $100,000 consulting fee paid by Onex for services rendered in 1995 and $3,120 in Company matching contributions to the 401-K Plan, (iii) Mr. Adzia: $21,410 in Company contributions to the Company's Money Purchase Plan for Former NAD Salaried Employees, a defined contribution plan, (iv) Mr. Foley: $3,400 in Company matching contributions to the 401-K Plan and (v) Mr. Donaldson:
    $3,109 in Company contributions to the 401-K Plan.

(4) Represents amounts paid from April 1, 1995 through the end of 1995. Prior to such time Mr. Adzia was employed by NAD.

     The following table provides information regarding stock options granted to the Named Executive Officers during fiscal year 1995. No stock appreciation rights were granted.

                     OPTION GRANTS DURING FISCAL YEAR 1995

                                                                                             POTENTIAL
                                                                                         REALIZABLE VALUE
                                                INDIVIDUAL GRANTS                        AT ASSUMED ANNUAL
                           ------------------------------------------------------------   RATES OF STOCK
                            NUMBER OF      % OF TOTAL                                          PRICE
                            SECURITIES      OPTIONS                                      APPRECIATION FOR
                            UNDERLYING     GRANTED TO    EXERCISE                           OPTION TERM
                             OPTIONS      EMPLOYEES IN     PRICE                         -----------------
          NAME             GRANTED (#)    FISCAL YEAR    ($/SHARE)    EXPIRATION DATE    5%($)      10%($)
- -------------------------  ------------   ------------   ---------   ------------------  ------     ------
David R. Parker..........                                            December 31, 2000
Thomas C. Highland.......                                            December 31, 2000
Daniel J. Adzia..........                                            December 31, 2000
John E. Foley............                                            December 31, 2000
Robert S. Donaldson......                                            December 31, 2000

     The following table sets forth certain information regarding the number and year-end value of unexercised options held by the Named Executive Officers at December 30, 1995. No stock options were exercised by the Named Executive Officers during fiscal year 1995.

                 AGGREGATE OPTION EXERCISES IN 1995 FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES(1)

                                                                                    VALUE OF UNEXERCISED
                                                         NUMBER OF SECURITIES          "IN-THE-MONEY"
                                                        UNDERLYING UNEXERCISED        OPTIONS AT FISCAL
                                                          OPTIONS AT FISCAL              YEAR-END($)
                                                             YEAR-END(#)                EXERCISABLE/
                       NAME                          EXERCISABLE/UNEXERCISABLE(2)    UNEXERCISABLE(2)(3)
- ---------------------------------------------------  ----------------------------   ---------------------
David R. Parker....................................                                      $
Thomas C. Highland.................................
Daniel J. Adzia....................................
John E. Foley......................................
Robert S. Donaldson................................

- ---------------
(1) No options were exercised in 1995.

(2) Options vest according to the following schedule: 10% at the end of years 1995 through 1999, with the remaining 50% vesting at the end of such five-year period.

(3) Options are "in-the-money" if the fair market value of the underlying securities exceeds the exercise price of the options. The amounts set forth represent the difference between an assumed initial public offering price equal to the midpoint of the range set forth on the cover page of this Prospectus and the exercise price of the option multiplied by the applicable number of options.

EMPLOYMENT AND CONSULTING AGREEMENTS

     The Company has entered into employment agreements (each an "Employment Agreement") with each of Messrs. David R. Parker, Thomas C. Highland, Daniel J. Adzia, Paul A. Garcia de Quevedo, Dennis Andruskiewicz and John E. Foley (each an "Employee"). Each Employment Agreement provides that the Employee will receive an annual salary (subject to increase at the discretion of the Board of Directors), a cash bonus calculated in accordance with the Company's management bonus or incentive compensation plan in effect from time to time and certain benefits. The term of each Employment Agreement is three years (one year in the case of Mr. Andruskiewicz), with automatic one year extensions unless terminated earlier by the Company or the Employee upon prior written notice. In the event that the Company terminates the Employee's employment for disability or without cause, the Employee is entitled to receive his salary, a pro rata portion of the actual incentive payment that he would have received under the management incentive plan for the year in which termination occurs and all other benefits in effect for senior management employees at the time of termination ("Termination Benefits") for a period of one year from the date of termination, except in the cases of Messrs. Highland and Adzia. In the event that the Company terminates Mr. Highland's employment for disability or without cause, he is entitled to receive payment in an amount equal to 150% of the sum of the Termination Benefits for a period of eighteen months from the date of termination. In the event that the Company terminates Mr. Adzia's employment for disability or without cause, he is entitled to receive 100% of the Termination Benefits for a period ending on the later of April 1, 1998 and eighteen months from the date of termination. If the Company terminates the Employee's employment, including Messrs. Highland or Adzia, for any other reason, the Employee is entitled to receive the Termination Benefits through the date of termination. Each Employee is also subject to a one-year covenant not to compete effective upon termination of employment for any reason, except in the cases of Messrs. Highland (eighteen months) and Adzia (terminating on the later of April 1, 1998 and eighteen months from the date of termination).

     Pursuant to agreements with Onex, Messrs. Parker and Highland received consulting fees from Onex in the following amounts: (i) $150,000 in 1995 (including amounts actually paid in 1996) and $100,000 in each of 1994 and 1993 in the case of Mr. Parker, and (ii) $100,000 in each of 1995 and 1994 in the case of Mr. Highland. Such consulting arrangements will be terminated effective upon completion of the offering, and, in consideration therefor, the base salary payable to Messrs. Parker and Highland will be increased to a rate of $425,000 per annum for the remainder of 1996 and $450,000 per annum for 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation and Nominating Committee, which currently consists of Messrs. Schwartz, Melman and Johnson, was formed in July 1996. The Equity Compensation Committee, which currently consists of Messrs. Carpenter and Styles, was formed in September 1996. Prior to the formation of the Compensation and Nominating Committee, compensation decisions were made and approved by the Company's Board of Directors.

OPTION PLANS

     Amended Management Option Plan (1995). The 1995 Option Plan provides for the grant of "non-qualified stock options" ("NQSO's") to management employees of the Company ("1995 Employee Participants") at the time that such employees purchase Common Stock of the Company. Options granted under the 1995 Option Plan have an exercise price equal to the price at which the 1995 Employee Participant purchased such stock. Options are exercisable for shares of Class B Common Stock. The 1995 Option Plan provides for it to be administered by the Board of Directors of the Company or a committee thereof. Prior to the offering it was administered by the Board of Directors, and following the offering it will be administered by the Equity Compensation Committee. Options granted under the 1995 Option Plan are not transferrable or assignable.

     Options vest according to the following schedule: ten percent at the end of years 1995 through 1999, with the remaining 50% vesting at the end of such five-year period. Options granted under the 1995 Option Plan remain exercisable until December 31, 2000. In the event the Company merges, consolidates or sells substantially all of its assets in a transaction in which the consideration is principally other than common stock and results in Onex earning certain specified rates of return on its initial purchase of Common Stock, then all unexercised options under the 1995 Option Plan with respect to periods not yet ended are deemed earned and exercised immediately prior to the date the triggering transaction closes.

     The 1995 Option Plan terminates on the earlier of (i) December 31, 2000 and
(ii) the sale of all of the Common Stock owned by Onex, the sale of all of the issued and outstanding stock of the Company or the sale of all or substantially all of the assets of a subsidiary of the Company.

     Upon completion of the offering, options to purchase        shares of Class
B Common Stock will be outstanding. No additional options will be granted under the 1995 Option Plan.

     1996 Stock Option Plan. Prior to the completion of the offering, the Board of Directors and stockholders of the Company will approve the 1996 Stock Option Plan (the "1996 Plan"). The Company has reserved shares of Class B Common Stock for issuance upon exercise of options granted under the 1996 Plan. The Company intends to grant options to purchase shares of Class B Common Stock at an exercise price equal to the initial public offering price immediately prior to the completion of the offering.

     Pursuant to the 1996 Plan, executive officers and key employees of the Company are eligible to receive awards of stock options. The 1996 Plan provides for the award of NQSO's only. The 1996 Plan will be administered by the Equity Compensation Committee (the "Committee"). Subject to the provisions of the 1996 Plan, the Committee will determine when and to whom awards will be granted, and the number of shares covered by each award. The Committee may interpret the 1996 Option Plan and may at any time adopt such rules and regulations for the 1996 Plan as it deems advisable. In addition, the Committee may cancel or suspend awards.

     The exercise price for options granted under the 1996 Plan will be at least 100% of the fair market value of a share of Class B Common Stock on the date of grant. Options will vest ratably on each of the first four anniversaries of the date of grant. However, notwithstanding such vesting, no option will become exercisable until the earlier of (i) the date on which the Market Value of the Class B Common Stock is at least 25% greater than the exercise price of such option and (ii) the eighth anniversary of the date of grant. "Market Value" of the Class B Common Stock is determined by taking the average closing price of the Class A Common Stock on the Nasdaq National Market or the principal securities exchange on which the Common Stock is listed for any five consecutive trading days. Subject to the foregoing, vested options may be exercised for a period of up to 10 years from the date of grant.

     The Committee may provide for the payment of the option price in cash, by delivery of other Common Stock having a fair market value equal to the exercise price, by a combination thereof or by such other manner as the Committee shall determine, including a cashless exercise procedure.

     The Board of Directors may at any time and from time to time suspend, amend, modify or terminate the 1996 Plan; provided, however, that, to the extent required by Rule 16b-3 promulgated under the Exchange Act or any other law, regulation or stock exchange rule, no such change shall be effective without the requisite approval of the Company's stockholders. In addition, no such change may adversely affect any award previously granted, except with the written consent of the grantee.

     No options may be granted under the 1996 Plan after the tenth anniversary of the approval of the 1996 Plan.

DEFINED CONTRIBUTION PLANS

     401(k) Plan. The Company maintains the Associates' Savings Plan (the "401(k) Plan"), a defined contribution retirement plan with a cash or deferral arrangement as described in Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The 401(k) Plan is intended to be qualified under
Section 401(a) of the Code. All employees who are at least 21 years old, work at least 1,000 hours a year and are not excluded by a bargaining agreement or certain other exclusions are eligible to participate in the 401(k) Plan. The 401(k) Plan provides that each participant may make elective contributions from 1% to 15% of his or her compensation, subject to statutory limits. The Company contributes to the 401(k) Plan fifty cents for every dollar contributed up to the first 4% of an eligible employee's compensation. All contributions made by participants are fully vested and are not subject to forfeiture. A participant vests in any contributions made by the Company at a rate of 20% for each year of service. Each participant's entire 401(k) account is distributed to the participant or his or her beneficiary, without regard to vesting, upon retirement, death, disability, or termination of employment with the Company after the completion of five years of service. The trustee under the 401(k) Plan, at the direction of each participant, invests the assets of the 401(k) Plan in a number of investment options.

     Money Purchase Plan. The Company maintains the Money Purchase Plan for Former NAD Salaried Employees (the "Money Purchase Plan"), a defined contribution retirement plan with a cash or deferral arrangement, as described in Section 401(a) of the Code. All salaried employees of the Company who were former salaried employees of Martin-Brower immediately preceding the acquisition of NAD by the Company and either participated in a defined contribution plan or have completed two years of service with the Company are eligible to participate in the Money Purchase Plan. As of December 30, 1995, 324 employees participated in the Money Purchase Plan. All contributions are made by the Company. The Company contributes an amount equal to 10% of each eligible employee's compensation, subject to statutory limits. All contributions made by the Company are fully vested with the participant and are not subject to forfeiture. Each participant's account is distributed to such participant or the participant's named beneficiary (or surviving spouse in the case of the death of a participant) upon the termination of service with the Company, retirement, disability or death of the participant, generally in the form of an annuity purchased from the proceeds of the participant's account. A committee appointed by the Company's Board of Directors, at the direction of each participant, invests the assets of the Money Purchase Plan in a number of investment options.

PENSION PLANS

     ProSource Distribution Services Salaried Defined Benefit Plan (the "Salaried Pension Plan"), ProSource Distribution Services Hourly Defined Benefit Plan (the "Hourly Pension Plan") and ProSource Distribution Services Pension Plan for Former NAD Hourly Employees (the "NAD Pension Plan"; and together with the Salaried Pension Plan and Hourly Pension Plan, each a "Pension Plan") are tax-qualified benefit pension plans. The Salaried Pension Plan and Hourly Pension Plan cover all of the Company's salaried and hourly employees, respectively, who have been employed with the Company for at least one year, subject to certain exceptions. The NAD Pension Plan covers (i) former NAD employees who participated in the Martin-Brower pension plan and were employed by the Company by September 30, 1995 and (ii) every other former NAD employee who completes one year of service for the Company and is compensated on an hourly or mileage basis. Each Pension Plan is funded through a tax-exempt trust into which contributions are made as necessary based on actuarial funding analysis. The Company's funding policy is to contribute an amount not less than the minimum funding requirements under the Employee Retirement Income Security Act of 1974, as amended or supplemented, nor more than the maximum deductible amount for income tax purposes.

     Each Pension Plan provides for the payment of benefits upon retirement, early retirement, death, disability and termination of employment. All benefits become fully vested after five years of service. Benefits under the Salaried Pension Plan and NAD Pension Plan are determined under a formula based on a participant's compensation and credited service. Benefits under the Hourly Pension Plan are determined under a formula based solely on a participant's credited service. Participants may elect from several optional forms of benefit distribution.

                          SALARIED PENSION PLAN TABLE

                                          YEARS OF CREDITED SERVICE
    FINAL AVERAGE          -------------------------------------------------------
COMPENSATION (5 YEARS)       15          20          25          30          35
- ----------------------     -------     -------     -------     -------     -------
       $125,000            $29,471     $39,295     $49,199     $58,943     $58,943
        150,000             35,721      47,628      59,536      71,443      71,443
        175,000             35,721      47,628      59,536      71,443      71,443
        200,000             35,721      47,628      59,536      71,443      71,443
        225,000             35,721      47,628      59,536      71,443      71,443
        250,000             35,721      47,628      59,536      71,443      71,443
        300,000             35,721      47,628      59,536      71,443      71,443
        400,000             35,721      47,628      59,536      71,443      71,443
        450,000             35,721      47,628      59,536      71,443      71,443
        500,000             35,721      47,628      59,536      71,443      71,443
        550,000             35,721      47,628      59,536      71,443      71,443

     The Named Executive Officers have been credited with the following years of service under the Salaried Pension Plan: David R. Parker -- four; Thomas C. Highland -- eight; John E. Foley -- two; and Robert S.

Donaldson -- three. Daniel J. Adzia does not participate in the Salaried Pension Plan. The Salaried Pension Plan defines "compensation" as cash remuneration to an employee for services rendered, constituting an employee's salary, bonus, commissions and contributions to any Company cafeteria plan or cash or deferred arrangement made by the employee through pre-tax deductions, and credits compensation only up to the limit of covered compensation under Section 401(a)(17) of the Code. The covered compensation, as determined under the Salaried Benefit Plan, is, in the aggregate, not substantially different than the amount reflected in the Annual Compensation column of the Summary Compensation Table set forth above. The estimates of annual retirement benefits reflected in the above table are based on payment in the form of a straight-life annuity and are not subject to any deduction for Social Security or other offset amounts.

     Monthly normal retirement benefits under the Hourly Pension Plan are determined by taking the product of the participant's years of credited service (up to a maximum of 30 years) and $20. Monthly normal retirement benefits under the NAD Pension Plan are equal to 1 3/4% of the participant's covered compensation for each one-year period of credited service divided by 12.

                              CERTAIN TRANSACTIONS

SHAREHOLDERS AGREEMENTS

     Management Shareholders Agreement. The following is a summary of certain provisions of the Amended and Restated Management Shareholders Agreement, dated as of May 31, 1995, among the Company, Onex and certain officers and employees ("Management Shareholders") of the Company (the "Management Shareholders Agreement").

     The Management Shareholders Agreement governs, among other things, the manner and means by which Common Stock, or securities convertible into shares of Common Stock, held by the Management Shareholders at any time may be transferred. Pursuant to such Agreement, the transfer of shares of the Company's Common Stock, including shares received upon the conversion of options, by Management Shareholders is prohibited except (i) to immediate family members (or to trusts for the exclusive benefit of the transferor or his immediate family members), (ii) to other Management Shareholders or management employees of the Company in cases of hardship or other unusual circumstances (with the approval of the Company's Board of Directors), subject to a right of first refusal in favor of the Company, or (iii) through the public markets, provided that such sales do not occur within 180 days of any public offering of Common Stock, that such sales do not exceed 5% of the sum of the Management Shareholder's shares then held by him and the Management Shareholder's shares previously sold by him during any 90-day period and that such sales do not exceed 50% of his shares in the aggregate, including shares previously sold, without the prior approval of the Board of Directors, subject to a right of first refusal in favor of the Company. If the Management Shareholder's employment terminates for any reason, pursuant to the Company's Restated Certificate of Incorporation, shares of Class B Common Stock held by such Management Shareholder shall automatically convert into Class A Common Stock, unless transferred to Onex or another Management Shareholder. See "Description of Capital Stock."

     The Management Shareholders Agreement provides the Management Shareholders with the option to participate on a pro rata basis with Onex in sales of Common Stock, and Onex with the right to compel participation of the Management Shareholders in sales of Common Stock by Onex, subject, in each case, to certain exceptions. In addition to the above-described provisions, the Management Shareholders Agreement contains provisions granting the Management Shareholders certain registration rights. See "Shares Available for Future Sale."

     The Management Shareholders Agreement terminates if Onex ceases to hold in the aggregate 20% of the outstanding voting capital stock of the Company or if another person or group holds in the aggregate a greater percentage of the outstanding voting capital stock of the Company than Onex.

     Director Shareholders Agreement. The following is a summary of certain provisions of the Director Shareholders Agreement, dated as of May 31, 1995, among the Company, Onex and certain directors ("Director Holders") of the Company (the "Director Shareholders Agreement").

     The Director Shareholders Agreement governs, among other things, the manner and means by which Common Stock, or securities convertible into shares of Common Stock, held by the Director Holders at any time may be transferred. Pursuant to such Agreement, the transfer of shares of the Common Stock, including shares received upon the conversion of options, by Director Holders is prohibited except (i) to immediate family members (or to trusts for the exclusive benefit of the transferor or his immediate family members), or (ii) through the facilities of any securities exchange, provided that such sales do not occur within 180 days of any public offering of Common Stock.

     The Director Shareholders Agreement provides the Director Holders with the option to participate on a pro rata basis with Onex in sales of Common Stock, and Onex with the right to compel participation of the Director Holders in sales of the Common Stock by Onex, subject, in each case, to certain exceptions. In addition to the above-described provisions, the Director Shareholders Agreement contains provisions granting the Director Holders certain registration rights. See "Shares Available for Future Sale."

     The Director Shareholders Agreement terminates if Onex ceases to hold in the aggregate 20% of the outstanding voting capital stock of the Company or if another person or group holds in the aggregate a greater percentage of the outstanding voting capital stock of the Company than Onex.

ONEX MANAGEMENT FEES

     The Company paid Onex fees of $0.8 million, $0.8 million, $0.8 million and $0.4 million for management services rendered in 1993, 1994, 1995 and the six months ended June 29, 1996, respectively. Onex has agreed to relinquish its right to receive such fee upon completion of the offering, in consideration for which Onex will receive $4.0 million payable in Class B Common Stock valued at the initial public offering price.

CERTAIN EQUITY OFFERINGS TO MANAGEMENT

     In January 1996, the Company completed the sale of           shares of
Common Stock in the aggregate to certain officers and management employees of
the Company at a purchase price of $          per share. In May 1995, the
Company completed the sale of           shares of Common Stock in the aggregate
to certain directors, officers and management employees of the Company at a
purchase price of $          per share. During 1994, the Company sold
shares of Common Stock in the aggregate to certain officers and directors of the
Company at a purchase price of $          per share. During 1993, the Company
sold           shares of Common Stock in the aggregate to certain directors,
officers and employees of the Company at a purchase price of $          per
share. Of these shares, Messrs. David R. Parker, Thomas Highland, Daniel J. Adzia, William F. Evans, Dennis T. Andruskiewicz and John E. Foley, each an
executive officer of the Company, purchased in the aggregate        ,        ,
       ,        ,        and        shares of Common Stock, respectively. In
connection therewith, the Company guaranteed the principal due under the loans provided by certain lenders to finance the purchase price of the Common Stock. The aggregate amount of such guarantees as of June 29, 1996 was $3.3 million. Such shares of Common Stock were pledged to the Company as collateral for the Company's guaranty. Pursuant to the Management Shareholders Agreement, the Company may purchase such shares at a discount to the extent that a Management Shareholder defaults on such indebtedness.

ONEX SUBORDINATED NOTES

     In connection with the financing of the acquisition of BKDS, the Company issued to Onex a 10% Convertible Subordinated Note due 2002 in the principal amount of $2.5 million (the "BKDS Convertible Note"). In connection with the acquisition of NAD, the Company issued to Onex a 12% Subordinated Note due 2005 in the principal amount of $15 million (the "12% Subordinated Note") and a Convertible Subordinated Note due 2005 in the principal amount of $3.5 million (the "NAD Convertible Note"). The NAD Convertible Note was, in part, repaid, and, in part, converted into Common Stock in accordance with its terms and is no longer outstanding. Onex intends to convert the BKDS Convertible Note into Common Stock immediately prior to completion of the offering based on the stated
conversion price of $          per share. The 12% Subordinated Note will be
prepaid using the proceeds of the offering. See "Use of Proceeds."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock before the offering and after giving effect to the offering by (i) each person known to the Company to own beneficially more than 5% of any class of the Company's outstanding Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer of the Company, and (iv) all executive officers and directors of the Company, as a group. All information with respect to beneficial ownership has been furnished to the Company by the respective stockholders of the Company. Except as otherwise indicated in the footnotes, each beneficial owner has the sole power to vote and to dispose of all shares held by such holder. None of the Company's stockholders are selling shares in the offering.

                                            SHARES OF CLASS B
                                              COMMON STOCK          SHARES OF CLASS B
                                           BENEFICIALLY OWNED         COMMON STOCK         CLASS A AND B
                                              PRIOR TO THE         BENEFICIALLY OWNED     COMBINED VOTING
                                               OFFERING(1)        AFTER THE OFFERING(1)      POWER(2)
                                          ---------------------   ---------------------   ---------------
                  NAME                    NUMBER     PERCENTAGE   NUMBER     PERCENTAGE     PERCENTAGE
- ----------------------------------------  ------     ----------   ------     ----------   ---------------
Onex....................................                                           %               %
  161 Bay Street
  Toronto, Ontario
  Canada
The Martin-Brower Company...............
  1020 West 31st Street
  Downers Grove, Illinois 60515
David R. Parker(3)......................
Thomas C. Highland(3)...................
Daniel J. Adzia(3)......................
Robert S. Donaldson(3)..................
John E. Foley(3)........................
Gerald W. Schwartz(4)...................
Anthony R. Melman(5)....................
Michael E. Treacy(3)....................
Michael Carpenter.......................
Anthony Munk(5).........................
C. Lee Johnson..........................
R. Geoffrey P. Styles...................
All directors and executive officers of
  the Company as a Group (17 persons as
  a group)..............................

- ---------------
* Less than 1%.

(1) Pursuant to the Recapitalization, prior to completion of the offering, the Company's Common Stock will be converted into Class B Common Stock and all of the Company's existing stockholders will receive shares of Class B Common Stock in exchange for the shares of Common Stock currently held by them. Each share of Class B Common Stock will be convertible into Class A Common Stock on a one-to-one basis at any time at the option of the holder thereof and in certain other circumstances. All information in the table gives effect to the Recapitalization and assumes that no shares of Class B Common Stock are converted into shares of Class A Common Stock. See "Description of Capital Stock."

(2) The column entitled "Class A and Class B Combined Voting Power Percentage" in the table shows the combined voting power of the votes attributable to Class A Common Stock (each share of which is entitled to one vote) and Class B Common Stock (each share of which is entitled to ten votes) of the holders thereof.

(3) Includes shares of Common Stock which the directors and executive officers have the right to acquire through the exercise of options within 60 days as
    follows: David R. Parker --           ; Thomas C. Highland --           ;
    Daniel J. Adzia --           ; Robert S. Donaldson --           ; John E.
    Foley --           ; and Michael E. Treacy --           .

(4) Includes shares beneficially owned by Onex, with respect to which Mr. Schwartz may be deemed to be the beneficial owner.

(5) Excludes shares in which Messrs. Melman and Munk have an indirect interest, with respect to which Mr. Schwartz may be deemed to be the beneficial owner.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of (i)
shares of Class A Common Stock, par value $0.01 per share, and           shares
of Class B Common Stock, par value $0.01 per share, and (ii)           shares of
Preferred Stock, par value $0.01 per share. Of the authorized shares of Class A
Common Stock,           shares are being offered in the offering and
shares will be reserved for issuance upon conversion of Class B Common Stock into Class A Common Stock. Of the authorized shares of Class B Common Stock, will be held by the Company's existing stockholders, and will be reserved for issuance upon exercise of options and warrants and conversion of outstanding convertible indebtedness. No shares of preferred stock will be issued and outstanding upon completion of the offering. A description of the material terms and provisions of the Company's Restated Certificate of Incorporation affecting the relative rights of the Class A Common Stock, the Class B Common Stock and the Preferred Stock is set forth below. The following description of the capital stock of the Company is intended as a summary only and is qualified in its entirety by reference to the form of the Company's Restated Certificate of Incorporation filed with the Registration Statement of which this Prospectus forms a part and to Delaware corporate law.

COMMON STOCK

     Voting Rights. Except for matters where applicable law requires the approval of one or both classes of Common Stock voting as separate classes and as otherwise described below, holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, including the election of directors. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock would be required to approve, among other matters, an adverse change in the powers, preferences or special rights of the shares of Class A Common Stock.

     Dividends. Holders of Class A Common Stock and Class B Common Stock will share ratably in any dividend declared by the board of directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of shares of Class A Common Stock, and shares of Class B Common Stock may be paid only to holders of Class B Common Stock; and (ii) shares shall be paid proportionally with respect to each outstanding share of Class A and Class B Common Stock.

     The Company may not subdivide or combine shares of either class of Common Stock without at the same time proportionally subdividing or combining shares of the other class.

     Conversion. Each share of Class B Common Stock is convertible at the option of the holder thereof into one share of Class A Common Stock. Any shares of Class B Common Stock transferred to a person other than an existing holder of Class B Common Stock or any affiliate thereof shall automatically convert into shares of Class A Common Stock upon such disposition. In addition, in the event that any employee of the Company holding Class B Common Stock ceases to be an employee for any reason, the shares of Class B Common Stock held by such employee shall automatically convert into shares of Class A Common Stock, unless transferred to Onex or another employee stockholder.

     Other Rights. In the event of any merger or consolidation of the Company with or into another company that is not a subsidiary of the Company in connection with which shares of Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Common

Stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash).

     On liquidation, dissolution or winding up of the Company, after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock.

     No shares of either class of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock.

     Upon completion of the offering, all the outstanding shares of Class A Common Stock and Class B Common Stock will be legally issued, fully paid and nonassessable.

PREFERRED STOCK

     The Preferred Stock is issuable from time to time in one or more series and with such designations and preferences for each series as shall be stated in the resolutions providing for the designation and issue of each such series adopted by the board of directors of the Company. The board of directors is authorized by the Company's Restated Certificate of Incorporation to determine, among other things, the voting, dividend, redemption, conversion and liquidation powers, rights and preferences and the limitations thereon pertaining to such series. The board of directors, without stockholder approval, may issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of the Common Stock and could have certain anti-takeover effects. The Company has no present plans to issue any shares of Preferred Stock. The ability of the board of directors to issue Preferred Stock without stockholder approval could have the effect of delaying, deferring or preventing a change in control of the Company or the removal of existing management.

LIMITATION ON THE LIABILITY OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duty of care as a director. This provision, however, does not eliminate a director's liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transactions from which the director derived an improper personal benefit. In addition, this provision does not limit directors' liability under federal securities laws.

DELAWARE LAW

     Section 203 of the DGCL prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% of the outstanding voting stock of a corporation. The Company has expressly elected not to be governed by Section 203 of the DGCL.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A and Class B Common Stock
is                          .

                        SHARES AVAILABLE FOR FUTURE SALE

     Upon completion of the offering, the Company will have           shares of
Class A Common Stock issued and outstanding and           shares of Class B
Common Stock issued and outstanding. All of the shares of Class A Common Stock to be sold in the offering will be freely tradeable without restrictions or further registration under the Securities Act, except for any shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144), which
will be subject to the resale limitations of Rule 144. The           shares of
Class B Common Stock to be outstanding upon completion of the offering are convertible into shares of Class A Common Stock on a one-to-one basis at the option of the holder and in certain other circumstances. Shares of Class A Common Stock issuable upon conversion of Class B Common Stock have not have been registered under the Securities Act and may not be sold in the absence of an effective registration statement under the Securities Act other than in accordance with Rule 144 or another exemption from registration.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Common Stock for at least two years, or a person who may be deemed an "affiliate", is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of one percent of the total number of shares of the class of stock being sold or the average weekly reported trading volume of the class of stock being sold during the four calendar weeks preceding such sale. A person who is not deemed an "affiliate" of the Company at any time during the three months preceding a sale and who has beneficially owned shares for at least three years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly through the use of one or more intermediaries controls, is controlled by, or is under common control with, such issuer. The Securities and Exchange Commission (the "Commission") has published a notice of proposed rulemaking which, if adopted as proposed, would shorten the applicable holding periods to one and two years, respectively (from the current two- and three-year periods described above). The Company cannot predict whether such amendments will be adopted or the effect thereof on the trading market for the Class A Common Stock. The foregoing summary of Rule 144 is not intended to be a complete description thereof.

     Certain directors, officers and management employees, holding an aggregate
of           shares of Common Stock (the "Management Shares"), and
Martin-Brower, the holder of a warrant to purchase           shares of Common
Stock (the "Martin-Brower Shares"), have certain rights to require the Company to register sales of such shares under the Securities Act, subject to certain restrictions. If, subsequent to the completion of the offering, the Company proposes to register any of its securities under the Securities Act, such holders are entitled to notice of such registration and to include their shares in such registration with their expenses borne by the Company, subject to the right of an underwriter participating in the offering to limit the number of shares included in the registration by such holders. With regard to the Management Shares, the Company is required only to register such shares on a pro rata basis with shares registered on behalf of Onex.

     The Company and each of the Company's existing stockholders have agreed, among other things, not to sell or otherwise transfer any shares of Common Stock for a period of 180 days after the date of this Prospectus. See "Underwriters."

     Prior to the offering, there has been no market for the Class A Common Stock and no prediction can be made as to the effect, if any, that market sales of outstanding shares of Class A Common Stock, or the availability of such shares for sale, will have on the market price of the Class A Common Stock prevailing from time to time. Nevertheless, sales of substantial amounts of Class A Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock offered in the offering.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the Underwriters named below have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Class A Common Stock set forth opposite the names of such Underwriters below:

                                                                                NUMBER OF
                                       NAME                                      SHARES
    --------------------------------------------------------------------------  ---------
    Morgan Stanley & Co. Incorporated.........................................
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated.................................................
    Smith Barney Inc. ........................................................

                                                                                 -------
              Total...........................................................
                                                                                 =======

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class A Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

     The Underwriters initially propose to offer part of the shares of Class A Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $     a share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in excess
of $     a share to other Underwriters or to certain other dealers. After the initial offering of the shares of Class A Common Stock, the offering price and other selling terms may from time to time be varied by the Underwriters.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional shares of Class A Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Class A Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Class A Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Class A Common Stock offered by the Underwriters hereby.

     The Underwriters have informed the Company that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Application has been made to have the Class A Common Stock approved for quotation on the Nasdaq National Market under the symbol "PSDS."

     The Company and each of the Company's existing stockholders, have agreed not to (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are now owned by the undersigned or are hereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or

(ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise for a period of 180 days after the date of this Prospectus, without the prior written consent of Morgan Stanley & Co. Incorporated, as representative of the several Underwriters, provided that the Company may issue shares upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised, during such 180-day period.

     From time to time, certain of the Underwriters have provided, and continue to provide, investment banking services to the Company and its affiliates. Mr. Michael Carpenter, a director of the Company, serves as Executive Vice President of Travelers Group, Inc. Smith Barney Inc., one of the Underwriters, is a wholly-owned subsidiary of Travelers Group, Inc.

     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

PRICING OF THE OFFERING

     Prior to the offering, there has been no public market for the Common Stock. The initial public offering price has been determined by negotiations between the Company and the Underwriters. Among the factors considered in determining the initial public offering price were the future prospects of the Company and its industry in general, sales, earnings and certain other financial and operating information of the Company in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company.

                                 LEGAL MATTERS

     The validity of the shares of Class A Common Stock offered hereby and certain legal matters will be passed upon for the Company by Kaye, Scholer, Fierman, Hays & Handler, LLP, New York, New York and for the Underwriters by Davis Polk & Wardwell.

                                    EXPERTS

     The consolidated financial statements of ProSource, Inc., as of December 31, 1994 and December 30, 1995, and each of the years in the three-year period ended December 30, 1995 (and related schedules), have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined financial statements of the National Accounts Division (a division of The Martin-Brower Company) as of July 1, 1994 and July 2, 1993 and for the years then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Class A Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Stock, reference is made to the Registration Statement, which may be inspected, without charge, at the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048 and its Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of all or any portion of the Registration Statement may be obtained from the Public Reference Section of the Commission, upon payment of prescribed fees. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

     Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                              FINANCIAL STATEMENTS

                         INDEX TO FINANCIAL STATEMENTS

                                                                                      PAGE(S)
Independent Auditors' Report........................................................   F-2
ProSource, Inc. Consolidated Balance Sheets as of December 31, 1994, December 30,
  1995 and June 29, 1996............................................................   F-3
ProSource, Inc. Consolidated Statements of Operations for the years ended
  December 25, 1993, December 31, 1994, December 30, 1995 and the periods ended
  July 1, 1995 and June 29, 1996....................................................   F-4
ProSource, Inc. Consolidated Statements of Stockholders' Equity for the years ended
  December 25, 1993, December 31, 1994, December 30, 1995 and the period ended
  June 29, 1996.....................................................................   F-5
ProSource, Inc. Consolidated Statements of Cash Flows for the years ended
  December 25, 1993, December 31, 1994, December 30, 1995 and the periods ended July
  1, 1995 and June 29, 1996.........................................................   F-6
ProSource, Inc. Notes to Consolidated Financial Statements..........................   F-7
National Accounts Division Unaudited Condensed Combined Balance Sheet as of
  March 31, 1995....................................................................   F-21
National Accounts Division Unaudited Condensed Combined Statement of Income and
  Changes in Divisional Equity for the thirty-nine weeks ended March 31, 1995.......   F-22
National Accounts Division Unaudited Condensed Combined Statement of Cash Flows for
  the thirty-nine weeks ended March 31, 1995........................................   F-23
National Accounts Division Notes to Unaudited Condensed Combined Financial
  Statements........................................................................   F-24
Report of Independent Accountants...................................................   F-26
National Accounts Division Combined Balance Sheets as of July 2, 1993 and July 1,
  1994..............................................................................   F-27
National Accounts Division Combined Statements of Income and Changes in Divisional
  Equity for the 52 weeks ended July 2, 1993 and July 1, 1994.......................   F-28
National Accounts Division Combined Statements of Cash Flows for the 52 weeks ended
  July 2, 1993 and July 1, 1994.....................................................   F-29
National Accounts Division Notes to Combined Financial Statements...................   F-30
Pro Source, Inc. Unaudited Pro Forma Condensed Consolidated Statements of Operations
  for the year ended December 30, 1995..............................................   F-38
Pro Source, Inc. Unaudited Pro Forma Condensed Consolidated Statements of Operations
  for the six months ended June 29, 1996............................................   F-39
Pro Source, Inc. Notes to Unaudited Pro Forma Condensed Consolidated Statements of
  Operations........................................................................   F-40

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
  ProSource, Inc.:

We have audited the accompanying consolidated balance sheets of ProSource, Inc. and subsidiaries as of December 31, 1994 and December 30, 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ProSource, Inc. and subsidiaries as of December 31, 1994 and December 30, 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 30, 1995, in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Miami, Florida
February 1, 1996

                                PROSOURCE, INC.

                          CONSOLIDATED BALANCE SHEETS
             DECEMBER 31, 1994, DECEMBER 30, 1995 AND JUNE 29, 1996
           (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                                                         1996
                                                              1994         1995       -----------
                                                            --------     --------     (UNAUDITED)
                          ASSETS
Current assets:
  Cash and cash equivalents...............................  $  1,151     $  2,325      $   2,750
  Accounts receivable, net of allowance for doubtful
     accounts of $2,911, $2,585 and $2,459 in 1994, 1995
     and 1996, respectively...............................   122,668      230,089        218,986
  Inventories.............................................    41,054      140,432        149,218
  Deferred income taxes, net..............................     1,393        4,298         11,118
  Prepaid expenses and other current assets...............     5,765       10,736         12,079
                                                            --------     --------       --------
          Total current assets............................   172,031      387,880        394,151
Property and equipment, net...............................    29,166       52,507         41,372
Intangible assets, net....................................    12,850       36,450         43,135
Deferred income taxes, net................................     1,944        3,901         12,551
Other assets, principally deferred debt issuance costs,
  less accumulated amortization of $1,065, $1,397 and
  $2,329 in 1994, 1995 and 1996, respectively.............     2,338        8,435         10,795
                                                            --------     --------       --------
          Total assets....................................  $218,329     $489,173      $ 502,004
                                                            ========     ========       ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable........................................  $115,527     $242,645      $ 249,395
  Accrued liabilities.....................................    12,699       27,819         29,711
  Current portion of long-term senior debt................     2,183        1,500          1,500
                                                            --------     --------       --------
          Total current liabilities.......................   130,409      271,964        280,606
Long-term senior debt, less current portion...............    59,838      132,011        143,094
Subordinated notes payable................................        --       24,418         24,832
Convertible subordinated notes payable....................     3,626        5,291          4,001
Other noncurrent liabilities..............................     1,913        6,068         16,759
                                                            --------     --------       --------
          Total liabilities...............................   195,786      439,752        469,292
                                                            --------     --------       --------
Commitments and contingencies
Stockholders' equity:
  Common stock, $.01 par value. Authorized 75,000 shares;
     issued and outstanding 23,418 shares in 1994, 51,773
     shares in 1995 and 53,023 shares in 1996.............         1            1              1
  Additional paid-in-capital..............................    23,526       51,889         53,140
  Retained deficit........................................      (984)      (2,540)       (20,497)
  Accumulated foreign currency translation adjustments....        --           71             68
                                                            --------     --------       --------
          Total stockholders' equity......................    22,543       49,421         32,712
                                                            --------     --------       --------
          Total liabilities and stockholders' equity......  $218,329     $489,173      $ 502,004
                                                            ========     ========       ========

          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE YEARS ENDED DECEMBER 25, 1993,
                  DECEMBER 31, 1994, DECEMBER 30, 1995 AND THE
                  PERIODS ENDED JULY 1, 1995 AND JUNE 29, 1996
           (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND SHARE AMOUNTS)

                                          1993         1994         1995         1995         1996
                                       (52 WEEKS)   (53 WEEKS)   (52 WEEKS)   (26 WEEKS)   (26 WEEKS)
                                       ----------   ----------   ----------   ----------   ----------
                                                                                    (UNAUDITED)
Net sales............................  $1,329,347   $1,598,136   $3,461,837   $1,447,760   $2,014,074
Cost of sales........................   1,210,942    1,464,545    3,193,270    1,332,939    1,859,000
                                       ----------   ----------   ----------   ----------   ----------
          Gross profit...............     118,405      133,591      268,567      114,821      155,074
Operating expenses...................     114,204      131,023      255,216      110,692      149,758
Loss on impairment of long-lived
  assets.............................          --           --           --           --       15,733
Restructuring charges................          --           --          711           68       10,866
                                       ----------   ----------   ----------   ----------   ----------
          Earnings (loss) from
            operations...............       4,201        2,568       12,640        4,061      (21,283)
Interest expense.....................      (5,766)      (6,868)     (14,678)      (6,781)      (8,152)
Interest income......................         241          271        1,339          531          866
                                       ----------   ----------   ----------   ----------   ----------
          Loss before income taxes
            and extraordinary
            charge...................      (1,324)      (4,029)        (699)      (2,189)     (28,569)
Income tax (provision) benefit.......         497        1,647          (85)         965       10,612
                                       ----------   ----------   ----------   ----------   ----------
  Loss before extraordinary charge...        (827)      (2,382)        (784)      (1,224)     (17,957)
Extraordinary charge, net of income
  tax benefit of $502 in 1995........          --           --         (772)        (772)          --
                                       ----------   ----------   ----------   ----------   ----------
          Net loss...................  $     (827)  $   (2,382)  $   (1,556)  $   (1,996)  $  (17,957)
                                       ==========   ==========   ==========   ==========   ==========
Net loss per common and common
  equivalent share:
  Loss before extraordinary charge...  $   (35.21)  $  (101.25)  $   (17.69)  $   (33.19)  $  (339.34)
                                       ----------   ----------   ----------   ----------   ----------
  Net loss...........................  $   (35.21)  $  (101.25)  $   (35.10)  $   (54.12)  $  (339.34)
                                       ==========   ==========   ==========   ==========   ==========
Average outstanding common and common
  equivalent shares..................      23,490       23,525       44,331       36,881       52,917
                                       ==========   ==========   ==========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     FOR THE YEARS ENDED DECEMBER 25, 1993,
                      DECEMBER 31, 1994, DECEMBER 30, 1995
                       AND THE PERIOD ENDED JUNE 29, 1996
           (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                                                ACCUMULATED
                                                     ADDITIONAL   RETAINED    FOREIGN CURRENCY
                                            COMMON    PAID-IN     EARNINGS      TRANSLATION
                                            STOCK     CAPITAL     (DEFICIT)     ADJUSTMENTS       TOTAL
                                            ------   ----------   ---------   ----------------   --------
Balance, December 31, 1992................   $  1     $ 22,499    $   2,225         $ --         $ 24,725
  Issuance of 1,256 shares................     --        1,382           --           --            1,382
  Acquisition and retirement of 15
     shares...............................     --          (16)          --           --              (16)
  Net loss................................     --           --         (827)          --             (827)
                                              ---       ------      -------           --          -------
Balance, December 25, 1993................      1       23,865        1,398           --           25,264
  Issuance of 69 shares...................     --           76           --           --               76
  Acquisition and retirement of 392
     shares...............................     --         (415)          --           --             (415)
  Net loss................................     --           --       (2,382)          --           (2,382)
                                              ---       ------      -------           --          -------
Balance, December 31, 1994................      1       23,526         (984)          --           22,543
  Issuance of 28,585 shares...............     --       28,585           --           --           28,585
  Acquisition and retirement of 230
     shares...............................     --         (222)          --           --             (222)
  Foreign currency translation
     adjustments..........................     --           --           --           71               71
  Net loss................................     --           --       (1,556)          --           (1,556)
                                              ---       ------      -------           --          -------
Balance, December 30, 1995................      1       51,889       (2,540)          71           49,421
  Issuance of 1,415 shares (unaudited)....     --        1,415           --           --            1,415
  Acquisition and retirement of 165 shares
     (unaudited)..........................     --         (164)          --           --             (164)
  Foreign currency translation adjustments
     (unaudited)..........................     --           --           --           (3)              (3)
  Net loss (unaudited)....................     --           --      (17,957)          --          (17,957)
                                              ---       ------      -------           --          -------
Balance at June 29, 1996 (unaudited)......   $  1     $ 53,140    $ (20,497)        $ 68         $ 32,712
                                              ===       ======      =======           ==          =======

          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     FOR THE YEARS ENDED DECEMBER 25, 1993,
                  DECEMBER 31, 1994, DECEMBER 30, 1995 AND THE
                  PERIODS ENDED JULY 1, 1995 AND JUNE 29, 1996
           (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                                1993         1994         1995         1995         1996
                                                             (52 WEEKS)   (53 WEEKS)   (52 WEEKS)   (26 WEEKS)   (26 WEEKS)
                                                             ----------   ----------   ----------   ----------   ----------
                                                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net loss.................................................   $   (827)    $ (2,382)   $  (1,556)   $  (1,996)    $(17,957)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation and amortization of property and
      equipment............................................      5,047        4,868        9,163        4,415        3,444
    Amortization of intangible assets and deferred debt
      issuance costs.......................................      2,846        3,103        3,530        1,147        1,881
    Bad debt expense.......................................        766        2,427        1,845          757          960
    Write-off of deferred loan fees........................         --           --        1,274        1,274           --
    Loss on impairment of long-lived assets................         --           --           --           --       15,733
    Deferred income taxes (benefit)........................        697       (1,391)      (1,749)      (1,581)     (10,740)
    Gain on sale of property and equipment.................       (166)        (325)        (184)         (13)          --
    Changes in operating assets and liabilities, net of
      effects of companies purchased:
      Decrease (increase) in accounts receivable...........    (16,159)     (25,150)     (13,441)      (7,965)      10,143
      (Increase) decrease in inventories...................     (6,255)         865        7,706        7,038       (8,786)
      (Increase) decrease in prepaid expenses and other
         current assets....................................     (3,719)       2,723       (4,321)      (2,390)      (4,093)
      (Increase) decrease in other assets..................     (2,737)        (802)       1,208          313      (12,966)
      Increase in accounts payable.........................     29,116       18,450       45,423        1,662        6,750
      Increase (decrease) in accrued liabilities...........      1,469         (104)       2,997       33,041        1,892
      Increase (decrease) in other noncurrent
         liabilities.......................................     (1,102)      (1,365)      (1,898)         181       10,691
                                                              --------     --------    ---------    ---------     --------
      Net cash provided by (used in) operating
         activities........................................      8,976          917       49,997       35,883       (3,048)
                                                              --------     --------    ---------    ---------     --------
Cash flows from investing activities:
  Capital expenditures.....................................     (3,518)      (1,376)      (5,683)      (1,709)      (7,982)
  Proceeds from sale of property and equipment.............        615          445          362           67           --
  Payment for purchase of net assets acquired..............    (13,202)      (3,792)    (170,279)    (141,119)          --
  Proceeds from settlement of purchase price provisions....         --        6,600           --           --           --
                                                              --------     --------    ---------    ---------     --------
         Net cash (used in) provided by investing
           activities......................................    (16,105)       1,877     (175,600)    (142,761)      (7,982)
                                                              --------     --------    ---------    ---------     --------
Cash flows from financing activities:
  Repayments of long-term debt.............................     (1,781)     (32,247)     (81,023)     (16,221)      (2,165)
  Borrowings on long-term debt.............................      9,089       29,379      179,366       94,303       12,372
  Proceeds from issuance of common stock...................      1,382           76       28,585       28,585        1,415
  Payments to acquire and retire treasury stock............        (16)        (415)        (222)        (212)        (164)
                                                              --------     --------    ---------    ---------     --------
         Net cash provided by (used in) financing
           activities......................................      8,674       (3,207)     126,706      106,455       11,458
                                                              --------     --------    ---------    ---------     --------
Effect of exchange rate changes on cash....................         --           --           71           --           (3)
         Net increase (decrease) in cash and cash
           equivalents.....................................      1,545         (413)       1,174         (423)         425
Cash and cash equivalents at beginning of year.............         19        1,564        1,151        1,151        2,325
                                                              --------     --------    ---------    ---------     --------
Cash and cash equivalents at end of year...................   $  1,564     $  1,151    $   2,325    $     728     $  2,750
                                                              ========     ========    =========    =========     ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
    Interest...............................................   $  5,569     $  6,264    $  12,332    $   5,766     $  8,410
                                                              ========     ========    =========    =========     ========
    Income taxes, net of refunds...........................   $    930     $    279    $     993    $      30     $    123
                                                              ========     ========    =========    =========     ========

          See accompanying notes to consolidated financial statements.

                                PROSOURCE, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             DECEMBER 31, 1994, DECEMBER 30, 1995 AND JUNE 29, 1996 (INSOFAR AS THESE NOTES REFER TO THE PERIOD SUBSEQUENT
                   TO DECEMBER 30, 1995, THEY ARE UNAUDITED)

(1) DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ProSource, Inc. (the "Parent") is engaged in the foodservice distribution business, specializing in limited-menu quick service and casual dining restaurant customers, primarily operating in the United States. ProSource, Inc. and subsidiaries (the "Company") distribute to approximately 14,450 restaurants consisting primarily of Burger King, Arby's, Long John Silver's, Sonic, Chick-fil-A, Wendy's, Red Lobster, Olive Garden, TGI Friday's, Chili's and TCBY restaurant concepts.

     The Parent operates through three subsidiaries, ProSource Services Corporation ("PSC"), ProSource Distribution Services Limited ("ProSource Canada") and BroMar Services, Inc. ("BroMar"). PSC commenced operations in July 1992. The consolidated financial statements include the results of the operations of PSC from its inception and the results of operations of ProSource Canada and BroMar (both of which were acquired by the Company as part of the acquisition of the National Accounts Division ("NAD") of The Martin-Brower Company ("Martin-Brower")) since the date of acquisition. The Company is a subsidiary of Onex Corporation (collectively with its affiliates, "Onex"), a company traded on the Toronto and Montreal stock exchanges.

     The Company operates on a 52- to-53-week accounting year ending on the last Saturday of each calendar year.

     The following is a summary of the Company's significant accounting policies:

  (a) Interim Financial Information

     The unaudited consolidated balance sheet as of June 29, 1996, and the unaudited consolidated statements of operations and cash flows for the 26 weeks ended July 1, 1995 and June 29, 1996 and the unaudited consolidated statement of stockholders' equity for the 26 weeks ended June 29, 1996 include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position, results of operations and cash flows. Operating results for the 26 weeks ended June 29, 1996 are not necessarily indicative of the results that may be expected for the fiscal year ending December 28, 1996.

  (b) Basis of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. Operations of the companies and businesses acquired have been included in the accompanying consolidated financial statements from their respective dates of acquisition. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (c) Accounting Estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                PROSOURCE, INC.

  (d) Cash and Cash Equivalents

     Cash and cash equivalents include commercial paper with original maturities of three months or less, and cash on hand and on deposit at various financial institutions.

  (e) Inventories

     Inventories are stated at the lower of cost or net realizable value. Cost is determined using the weighted average cost method and the first-in, first-out method. Cost of inventory using the weighted average cost method represents 100 percent, 100 percent, 32 percent and 37 percent of inventories in 1993, 1994, 1995 and 1996, respectively.

  (f) Property and Equipment

     Property and equipment are stated at cost. Leasehold improvements and equipment under capital leases are amortized using the straight-line method over the lesser of asset life or lease term. Depreciation is provided using the straight-line method, based upon the following estimated useful lives:

        Buildings and improvements....................................  15 to 40 years
        Warehouse and transportation equipment........................   3 to 10 years
        Computer software.............................................    1 1/2 to 5
                                                                             years
        Leasehold improvements........................................   3 to 7 years
        Office equipment..............................................   3 to 7 years

     Costs of normal maintenance and repairs are charged to expense when incurred. Replacements or betterments of properties are capitalized. When assets are retired or otherwise disposed of, their cost and the applicable accumulated depreciation and amortization are removed from the accounts, and the resulting gain or loss is reflected in the consolidated statements of operations.

  (g) Intangible Assets

     Intangible assets are amortized using the straight-line method over the following periods:

        Goodwill........................................................    40 years
        Distribution contracts..........................................  3 to 7 years
        Noncompete agreements...........................................  5 to 7 years
        Customer lists..................................................    12 years

     Goodwill results from business acquisitions and principally consists of the excess of the acquisition cost over the fair value of the net assets of businesses acquired. At each balance sheet date, the Company evaluates the realizability of goodwill based upon expectations of operating income for each subsidiary having a material goodwill balance. The Company believes that no material impairment of goodwill exists at December 30, 1995 and June 29, 1996.

  (h) Deferred Debt Issuance Costs

     Included in other assets are deferred debt issuance costs which are amortized over the term of the related debt.

  (i) Self-Insurance

     The Company self-insures for certain levels under its workers' compensation, auto liability and medical and dental insurance programs. Costs in excess of retention limits are insured under various contracts with

                                PROSOURCE, INC.

insurance carriers. Estimated costs for workers' compensation claims for which the Company is responsible are determined based on historical claims experience, adjusted for current trends. The liability related to workers' compensation is discounted to net present value using a risk-free treasury rate for maturities that match the expected settlement periods. At December 31, 1994, December 30, 1995 and June 29, 1996, the estimated liabilities related to workers' compensation were approximately $2.4 million, $4.1 million and $4.4 million, respectively, net of a discount of approximately $0.7 million, $1.2 million and $1.5 million, respectively. These estimated liabilities related to workers' compensation are included in accrued liabilities in the accompanying consolidated financial statements.

  (j) Net Loss Per Common and Common Equivalent Share

     Net loss per common and common equivalent share of common stock has been computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares used in the calculation of net loss per common and common equivalent share represent vested options to purchase shares granted under the Company's Employee Stock Purchase Plan (calculated using the treasury stock method). The computation of fully diluted net loss per common and common equivalent share was antidilutive in each of the periods presented.

  (k) Income Taxes

     The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     Income taxes of interim periods are determined based on the Company's estimate of its annual effective tax rate. The rate is revised, if necessary, as of the end of each interim period during the fiscal year to reflect the Company's best estimate of its annual effective tax rate.

  (l) Interest Rate Protection Agreements

     The differential to be paid or received under interest rate swap agreements are accrued with the resulting net interest income or expense recorded as an adjustment to interest expense on the underlying debt. Premiums paid for interest rate collars are amortized to interest expense over the terms of the agreement.

  (m) Translation of Foreign Currency

     The accounts of ProSource Canada are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards No. 52. Translation adjustments arising from differences in exchange rates from period to period are included in accumulated foreign currency translation adjustments as a component of stockholders' equity.

  (n) Recent Accounting Pronouncements

     The Company adopted Statement of Financial Accounting Standards No. 121 ("SFAS 121"), which became effective on January 1, 1996, and requires long-lived assets be reviewed for impairment (measured based on the fair value of assets).

     During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which establishes a fair value based method of accounting for compensation costs related to stock option plans and other forms of

                                PROSOURCE, INC.

stock based compensation plans as an alternative to the intrinsic value based method of accounting defined under Accounting Principles Board Opinion No. 25. Companies who do not elect the new method of accounting for 1996 will be required to provide pro forma disclosures as if the fair value based method had been applied. The Company will include the disclosures required by SFAS 123 in the notes to future consolidated financial statements.

  (o) Reclassifications

     Certain amounts in the 1993, 1994 and 1995 consolidated financial statements have been reclassified to conform to the 1996 consolidated financial statements presentation.

(2) BUSINESS COMBINATIONS

  (a) National Accounts Division of The Martin-Brower Company

     On March 31, 1995, the Company completed the acquisition of substantially all of the assets and the assumption of certain liabilities of NAD from Martin-Brower. The total cost of the acquisition of $170 million was funded through a borrowing of $116 million under the Company's revolving credit facility, a $9 million note payable to Martin-Brower (net of a discount to reflect a constant interest rate), $18.5 million in notes payable to Onex, and the issuance of 26,500 shares of the Company's common stock valued at approximately $26.5 million. The acquisition has been accounted for under the purchase method of accounting. The accompanying consolidated financial statements include the assets acquired of approximately $232 million and liabilities assumed of approximately $87 million based on their estimated fair values at the acquisition date. In addition, the Company incurred an extraordinary charge relating to the write-off of approximately $0.8 million of unamortized deferred debt issuance costs on debt repaid at the acquisition date.

     On March 30, 1996, the Company revised its estimates of certain costs related to the acquisition by $12 million. The effect of the revision increased acquisition-related liabilities by $12 million, deferred tax assets by approximately $4.4 million and goodwill by approximately $7.6 million.

  (b) Malone Products, Inc.

     On October 31, 1994, the Company acquired certain assets and assumed certain liabilities of Malone Products, Inc. ("Malone"). The total cost of the acquisition of $3.8 million was funded through a borrowing of $3.3 million under the Company's revolving credit facility and $0.5 million of convertible subordinated debt issued to Malone. The acquisition has been accounted for under the purchase method of accounting. The accompanying consolidated financial statements include the assets acquired of approximately $7 million and liabilities assumed of approximately $6.6 million based on their estimated fair values at the acquisition date.

  (c) Valley Food Services, Inc.

     On March 27, 1993, the Company completed the acquisition of certain assets and the assumption of certain liabilities of Valley Food Services, Inc. ("Valley"). The total cost of the acquisition of $9.3 million was funded through long-term senior debt. The acquisition has been accounted for under the purchase method of accounting. The accompanying consolidated financial statements include the assets acquired of approximately $12.4 million and liabilities assumed of approximately $3.7 million based on their estimated fair values at the acquisition date.

  (d) McCabe's Quality Foods, California, Inc.

     On February 27, 1993, the Company acquired certain operating assets of McCabe's Quality Foods, California, Inc. at their estimated fair values for approximately $3.9 million. This transaction was accounted for under the purchase method of accounting and financed through PSC's existing credit facility.

                                PROSOURCE, INC.

  (e) BKDS Acquisition

     On June 30, 1992, the Company completed the acquisition of certain assets and the assumption of certain liabilities of Burger King Distribution Services ("BKDS"), a division of Burger King Corporation ("BKC"). In 1994, the Company and BKC settled certain purchase price provisions by BKC paying $6.6 million to the Company. The payment has been accounted for as an adjustment of the original purchase price by decreasing net deferred tax assets by $1.3 million, acquisition-related distribution contracts by $3.2 million and goodwill by $2.1 million.

(3) RESTRUCTURING CHARGES AND IMPAIRMENT OF LONG-LIVED ASSETS

     In conjunction with the NAD acquisition, the Company incurred restructuring costs of approximately $0.7 million in 1995 primarily relating to costs incurred to consolidate and integrate certain functions and operations. In 1996, as a result of a study to analyze, among other things, ways to integrate the NAD operations, improve customer service, reduce operating costs and increase existing warehouse capacity, the Company adopted a plan to consolidate its corporate and network operations. Through this plan, which is expected to take three to five years to complete, the Company intends to consolidate and integrate its existing distribution network of 34 centers into 23 centers. As a result, in the first quarter of 1996, the Company accrued restructuring charges and recorded a loss on impairment in value of long-lived assets of $10.9 million and $15.7 million, respectively. The restructuring charges consist approximately of $7.9 million in costs related to the termination of existing facility leases, $1.2 million of costs to be incurred after operations cease in the closed facilities and $1.8 million of other costs. As of June 29, 1996, the Company had approximately $10.5 million of accrued unpaid restructuring charges. The loss on impairment in value of long-lived assets consists of $7.3 million of land and owned buildings which management plans to dispose of, $4.3 million of furniture and equipment and leasehold improvements it plans to abandon and $4.1 million of capitalized software costs which do not meet the long-term information technology strategy of the Company.

(4) PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1994, December 30, 1995 and June 29, 1996 consisted of the following (amounts in thousands):


                                                           1994        1995         1996
                                                          -------     -------    -----------
                                                                                 (UNAUDITED)
    Land................................................  $ 3,873     $ 4,746       $ 3,624
    Buildings and improvements..........................   13,146      20,428        15,846
    Warehouse and transportation equipment..............    5,032      20,309        22,430
    Computer software...................................   12,551      14,815        13,879
    Leasehold improvements..............................    3,959       6,672         3,414
    Office equipment....................................    2,048       6,046         6,132
                                                           ------      ------        ------
                                                           40,609      73,016        65,325
    Less accumulated depreciation and amortization......   11,443      20,509        23,953
                                                           ------      ------        ------
                                                          $29,166     $52,507       $41,372
                                                           ======      ======        ======

                                PROSOURCE, INC.

(5) INTANGIBLE ASSETS

     Intangible assets at December 31, 1994, December 30, 1995 and June 29, 1996 consisted of the following (amounts in thousands):


                                                           1994        1995          1996
                                                          -------     -------     -----------
                                                                                  (UNAUDITED)
    Identifiable intangibles............................  $10,504     $10,785       $10,785
    Goodwill............................................    8,376      33,664        41,298
                                                           ------      ------        ------
                                                           18,880      44,449        52,083
    Less accumulated amortization.......................    6,030       7,999         8,948
                                                           ------      ------        ------
                                                          $12,850     $36,450       $43,135
                                                           ======      ======        ======

(6) LONG-TERM DEBT

  (a) Long-Term Senior Debt

     Long-term senior debt at December 31, 1994, December 30, 1995 and June 29, 1996 consisted of the following loan agreements with banks (amounts in thousands):


                                                          1994         1995          1996
                                                         -------     --------     -----------
                                                                                  (UNAUDITED)
    $210 million revolving credit facility, at prime
      rate (8.25% at June 29, 1996) plus 0.50% or
      Eurodollar rate plus 3% (2.75% at June 29, 1996),
      due March 31, 2000...............................  $    --     $104,636      $ 116,469
    $15 million term loan facility, at prime rate plus
      0.50% or Eurodollar rate plus 3% (2.75% at June
      29, 1996), payable in quarterly installments each
      of $0.38 million commencing on July 1, 1995 and
      through March 31, 2000...........................       --       13,875         13,125
    $15 million term loan facility, at prime rate plus
      0.50% or Eurodollar rate plus 3% (2.75% at June
      29, 1996), due March 31, 2000....................       --       15,000         15,000
    $86 million revolving credit facility, at prime
      rate plus 0.75% or Eurodollar rate plus 2.75%,
      due June 30, 1997................................   35,774           --             --
    $15 million term loan facility, at prime rate plus
      0.75% or Eurodollar rate plus 2.75%, payable in
      varying amounts and maturities through June 30,
      1997.............................................   13,400           --             --
    $12 million revolving credit facility, at prime
      rate plus 1.50%, due September 30, 1997..........   12,497           --             --
    $0.35 million term loan facility, at prime rate
      plus 1.50%, payable quarterly through September
      30, 1997.........................................      350           --             --
                                                         -------     --------       --------
    Total long-term senior debt........................   62,021      133,511        144,594
    Less current portion...............................    2,183        1,500          1,500
                                                         -------     --------       --------
    Long-term senior debt, less current portion........  $59,838     $132,011      $ 143,094
                                                         =======     ========       ========

     On March 31, 1995, in conjunction with the acquisition of NAD, the Company entered into a new $240 million Loan and Security Agreement (the "Loan Agreement") with a group of banks that extends through

                                PROSOURCE, INC.

March 31, 2000. Such agreement provides for a revolving credit facility of up to $210 million and term loans aggregating $30 million. This agreement replaced all existing senior debt which was due to expire in September 1997.

     The Loan Agreement requires PSC, ProSource Canada and BroMar (the "Borrowers"), to meet specific affirmative and negative covenants which include, among other requirements, limitations on the acquisition and disposition of assets, prohibition of borrowings other than under the Loan Agreement, restrictions on dividend payments and compliance with certain financial covenants. The Loan Agreement is collateralized by substantially all of the Borrowers' assets, and the pledge by the Parent of all of the issued and outstanding stock of the Borrowers and other collateral rights. In addition, the Parent has guaranteed payment of all amounts due under the Loan Agreement.

     Borrowings under the Loan Agreement are limited to a borrowing base as defined in the agreement. At December 30, 1995 and June 29, 1996, the Company had approximately $82 million and $73 million, respectively, available under the revolving credit facility. The Loan Agreement also provides for a commitment fee of 0.50 percent per annum of the daily unused revolving credit facility, as defined in the agreement.

     In 1994, PSC entered into two interest rate swap agreements, having notional principal amounts of approximately $10.7 million and $20 million, that mature in 1997 and 1999, respectively. Under these agreements, PSC makes fixed rate payments and receives floating rate payments in return. In 1995, PSC entered into two interest rate collar transactions having notional principal amounts of approximately $25 million and $20 million, maturing in 1998. The counterparties to these agreements are large financial institutions. These interest rate protection agreements were entered into to reduce the Company's exposure to interest rate volatility and are not used for trading purposes. At December 30, 1995 and June 29, 1996, the total fair value of these agreements was an unrealized loss of approximately $2.2 million and $.9 million, respectively, based on quoted market prices as provided by the financial institutions which are the counterparties to the interest rate protection agreements.

     Long-term senior debt at December 30, 1995 and June 29, 1996, is due as follows (amounts in thousands):


                                                                     1995          1996
                                                                   --------     -----------
                                                                                (UNAUDITED)
    1996 (through December 28, 1996).............................  $  1,500      $     750
    1997.........................................................     1,500          1,500
    1998.........................................................     1,500          1,500
    1999.........................................................     1,500          1,500
    2000.........................................................   127,511        139,344
                                                                   --------       --------
                                                                   $133,511      $ 144,594
                                                                   ========       ========

     The interest rate on the Company's long-term senior debt is reset every month to reflect current market rates.

  (b) Subordinated Notes Payable

     Subordinated Notes Payable consist of two agreements at December 30, 1995 and June 29, 1996. A $15 million, 12 percent, subordinated note is payable to Onex, with interest payable annually beginning March 31, 1996, and the principal payable in full on April 1, 2005. A $10 million subordinated note is payable to Martin-Brower. Interest on this note is payable semiannually, beginning September 30, 1998, with rates ranging from zero percent to 13 percent. Principal is payable in full on March 31, 2002. This note has been discounted in the accompanying consolidated financial statements to reflect a constant interest rate through its maturity. Both notes are unsecured obligations of the Company and are subordinate to all long-term senior debt.

                                PROSOURCE, INC.

  (c) Convertible Subordinated Notes Payable

     Convertible Subordinated Notes Payable consist of three agreements at December 30, 1995 and two agreements at June 29, 1996. A $2.5 million convertible subordinated note, plus accrued interest of $0.9 million at December 30, 1995 and $1 million at June 29, 1996, is payable to Onex, with interest at 10 percent compounded annually and due, together with the principal, on July 1, 2002. Onex may convert both principal and accrued interest on the note into shares of the Company's common stock at any time at a conversion price of $1,000 per share.

     A $3.5 million convertible subordinated note was payable to Onex, with interest at prime rate (8.5 percent at December 30, 1995), compounded annually and due, together with the principal, on April 1, 2005. During the year ended December 30, 1995, the Company paid $2.1 million of such note to Onex resulting in an outstanding balance of $1.4 million at December 30, 1995. On February 1, 1996, Onex converted $0.8 million of the note into 800 shares of the Company's common stock and the remaining balance on the note of approximately $0.6 million plus accrued interest was paid to Onex.

     A $0.5 million convertible subordinated note (the "MPI Note") is payable to Malone Products, Inc. Interest at 8 percent on the MPI Note is payable annually and the principal of the MPI Note is payable in full on November 1, 1999. The holders of the MPI Note may convert the principal of the MPI Note into shares of the Company's common stock at any time at a conversion price of $2,000 per share.

     These notes are unsecured obligations of the Company and are subordinate to all long-term senior debt.

     The carrying value of long-term debt approximates fair value at December 30, 1995 and June 29, 1996.

(7) LEASES

     The Company leases facilities, vehicles and other equipment under long-term operating leases with varying terms, the majority of which contain renewal and/or purchase options. Certain transportation equipment leases call for contingent rental payments based upon total miles. As of December 30, 1995 and June 29, 1996, aggregate future minimum lease payments under noncancelable operating leases were as follows (amounts in thousands):


                                                                     1995          1996
                                                                    -------     -----------
                                                                                (UNAUDITED)
    1996 (through December 28, 1996)..............................  $24,861      $  15,725
    1997..........................................................   20,937         25,906
    1998..........................................................   17,887         22,558
    1999..........................................................   13,163         17,549
    2000..........................................................    9,039         12,218
    All years thereafter..........................................   11,295         19,396
                                                                     ------         ------
              Total future minimum lease payments.................  $97,182      $ 113,352
                                                                     ======         ======

     Rent expense, including contingent rental expense, was approximately $7.8 million, $13.4 million and $30.6 million during the years ended December 25, 1993, December 31, 1994 and December 30, 1995, respectively, and $19.4 million for the period ended June 29, 1996.

                                PROSOURCE, INC.

(8) INCOME TAXES

     The income tax benefit (provision) before extraordinary charge, net of a tax benefit of $0.5 million, for the years ended December 25, 1993, December 31, 1994 and December 30, 1995 consisted of the following (amounts in thousands):

                                                              1993        1994       1995
                                                             -------     ------     -------
    Current taxes:
      Federal..............................................  $   986     $  256     $(1,236)
      State................................................       99         --        (408)
                                                               -----      -----       -----
              Total current................................    1,085        256      (1,644)
                                                               -----      -----       -----
    Deferred taxes, excluding other components:
      Federal..............................................     (553)       582       1,126
      State................................................     (144)       236         264
                                                               -----      -----       -----
              Total deferred taxes, excluding other
                components.................................     (697)       818       1,390
                                                               -----      -----       -----
    Other:
      Alternative minimum tax credit carryforwards.........       19         64         666
      Utilization of operating loss carryforwards..........       90        509        (497)
                                                               -----      -----       -----
              Total other..................................      109        573         169
                                                               -----      -----       -----
                                                             $   497     $1,647     $   (85)
                                                               =====      =====       =====

     The following table accounts for the difference between the actual tax benefit and the amounts obtained by applying the statutory U.S. federal income tax rate of 34 percent to the loss before income taxes for the years ended December 25, 1993, December 31, 1994 and December 30, 1995 (amounts in thousands):

                                                                 1993      1994      1995
                                                                 ----     ------     -----
    Tax benefit computed at statutory rate.....................  $450     $1,370     $ 237
    Increases in taxes due to:
      State income taxes (net of federal tax benefit)..........   (16)       198      (118)
      Goodwill amortization....................................   (56)       (61)      (76)
      Miscellaneous............................................   119        140      (128)
                                                                 ----      -----      ----
    Actual tax benefit (provision) before extraordinary charge,
      net of tax benefit of $502...............................  $497     $1,647     $ (85)
                                                                 ====      =====      ====

     Except for the effects of the reversal of net deductible temporary differences, the Company is not aware of any factors which would cause any significant differences between taxable income and pre-tax book income in future years.

                                PROSOURCE, INC.

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1994 and December 30, 1995 are presented below (amounts in thousands):

                                                                        1994        1995
                                                                       -------     -------
    Deferred tax assets:
      Acquisition related expenses...................................  $ 1,094     $ 2,873
      Accounts receivable, principally due to allowance for
         doubtful accounts...........................................    1,664       1,046
      Property, plant and equipment, principally due to differences
         in depreciation.............................................      486         831
      Inventories....................................................      189         462
      Self-insurance reserves........................................      492       2,609
      Rent expenses, principally due to differences in operating
         lease expenditures..........................................      248         323
      Alternative minimum tax credit carryforwards...................       84         901
      Benefit of net operating loss carryforwards....................      497          --
      Other accrued expenses.........................................      385       1,096
                                                                         -----      ------
              Total deferred tax assets..............................    5,139      10,141
      Less valuation allowance.......................................       --          --
                                                                         -----      ------
         Total deferred tax assets, net..............................  $ 5,139     $10,141
                                                                         =====      ======
    Deferred tax liabilities:
      Computer software..............................................  $(1,068)    $  (842)
      Prepaid expenses...............................................     (264)       (167)
      Acquisition related liabilities................................     (349)       (771)
      Other..........................................................     (121)       (162)
                                                                         -----      ------
              Total deferred tax liabilities.........................   (1,802)     (1,942)
                                                                         -----      ------
              Net deferred tax assets................................  $ 3,337     $ 8,199
                                                                         =====      ======

     The net change in deferred tax assets for the year ended December 30, 1995, included $3.1 million recorded as a result of the acquisition reserves established in connection with the acquisition of NAD.

     During the period ended June 29, 1996, the net change in deferred tax assets included $4.4 million recorded as a result of the increase in the acquisition reserves in connection with the acquisition of NAD. Additionally, a deferred tax benefit of $11 million was recorded which consisted primarily of future deductible temporary differences attributable to the SFAS 121 adjustments and the accrual of restructuring reserves during the period ended June 29, 1996.

     In order to fully realize the net deferred tax assets at December 30, 1995 and June 29, 1996, the Company will need to generate future taxable income of approximately $18.5 million and $56.1 million, respectively. Management believes that it is more likely than not that the existing net deductible temporary differences will reverse during periods in which the Company will generate such taxable income. The Company anticipates that increases in taxable income will result primarily from (i) future projected revenue growth through the addition of new restaurant chains and the expansion of existing restaurant chains, (ii) a reduction in interest expense due to a reduction in its indebtedness, (iii) cost savings through its corporate and network consolidation plan and (iv) other cost reduction initiatives.

     At December 31, 1994, December 30, 1995 and June 29, 1996, other current assets included income taxes receivable of approximately $1.3 million, $1.4 million and $1.6 million, respectively, which consisted primarily of overpayments of tax liabilities and pending carryback refund claims.

                                PROSOURCE, INC.

     At June 29, 1996, the Company had a net operating loss carryforward ("NOL") of approximately $7.2 million. Management believes that it is more likely than not that the Company will realize the benefit of the NOL's existing at June 29, 1996 before they expire in 2011.

     United States income tax returns for fiscal years 1992 and 1993 are currently under examination by the Internal Revenue Service. Assessments, if any, are not expected to have a material adverse effect on the consolidated financial position or results of operations of the Company as of December 30, 1995 and June 29, 1996.

(9) EMPLOYEE BENEFIT PLANS

  (a) Defined Benefit Pension Plans

     The Company has three noncontributory defined benefit pension plans covering substantially all of its salaried and hourly employees excluding those employees covered by multi-employer pension plans under collective bargaining agreements. The pension benefits are based on years of service and participants' compensation. The Company's funding policy is to contribute an amount not less than the ERISA minimum funding requirement nor more than the maximum amount that can be deducted for income tax purposes. The following table sets forth the plans' funded status and the amounts recognized in the Company's consolidated balance sheets at December 25, 1993, December 31, 1994 and December 30, 1995 (amounts in thousands).

                                                             1993        1994        1995
                                                            -------     -------     -------
    Actuarial present value of benefit obligations:
    Vested benefit obligation.............................  $  (490)    $(1,530)    $(4,795)
                                                            =======     =======     =======
    Accumulated benefit obligation........................  $(1,044)    $(1,928)    $(5,582)
                                                            =======     =======     =======
    Projected benefit obligation for service recorded to
      date................................................  $(1,626)    $(2,300)    $(7,143)
    Plan assets at fair value.............................      351       1,347       6,103
                                                            -------     -------     -------
    Projected benefit obligation in excess of plan
      assets..............................................   (1,275)       (953)     (1,040)
    Unrecognized amortization.............................      247           5          --
    Unrecognized net gain.................................       --          --        (390)
                                                            -------     -------     -------
    Unfunded accrued liability included in other
      noncurrent liabilities..............................  $(1,028)    $  (948)    $(1,430)
                                                            =======     =======     =======

     Approximately 88 percent of plan assets are invested in equity mutual funds.

     Net pension cost for 1993, 1994 and 1995 included the following components (amounts in thousands):

                                                                    1993     1994     1995
                                                                    ----     ----     ----
    Service cost -- benefits earned during the period.............  $632     $781     $883
    Interest cost on projected benefit obligation.................    58      136      404
    Actual return on plan assets..................................    (7)     (57)    (663)
    Net amortization and deferral.................................    --       10      301
                                                                    ----     ----     -----
    Net pension cost..............................................  $683     $870     $925
                                                                    ====     ====     =====

                                PROSOURCE, INC.

     Pension costs under the Company's defined benefit pension plans are actuarially computed on an annual basis. Actuarial assumptions used in accounting for the defined benefit pension plans as of December 25, 1993, December 31, 1994 and December 30, 1995 were:

                                                                     1993     1994     1995
                                                                     ----     ----     ----
    Discount rates.................................................  7.25%    8.25%    7.25%
    Rates of increase in compensation levels.......................  4.00%    4.00%    4.00%
    Expected long-term rate of return on assets....................  8.50%    8.50%    8.50%

     The Company's pension expense for contributions to the various multi-employer pension plans under collective bargaining agreements was approximately $0.1 million, $0.1 million, $0.9 million and $0.6 million for the years ended December 25, 1993, December 31, 1994, December 30, 1995 and the period ended June 29, 1996.

  (b) Defined Contribution Plans

     The Company sponsors various defined contribution plans which cover substantially all full-time and part-time, salaried and hourly employees. Depending on the plan, eligible employees may contribute up to 10, 12.5 or 15 percent of base compensation, and the Company matches 50 percent of the first 4 percent or 100 percent of the first 2.5 percent of eligible compensation. Effective January 1, 1996, all of these plans were combined into one plan (the "Associates' Savings Plan"). The Company also has a Money Purchase Plan which covers those former NAD salaried employees not covered by a defined benefit plan. Under this plan, the Company contributes 10 percent of eligible salary. The amount of contribution expenses incurred by the Company for these plans were approximately $0.7 million, $0.7 million, $2.2 million and $1.4 million for the years ended December 25, 1993, December 31, 1994, December 30, 1995 and the period ended June 29, 1996, respectively.

  (c) Supplemental Executive Retirement Plan

     The Company plans to adopt a supplemental executive retirement plan in 1996 to cover certain key executives of the Company. Accrued pension costs of approximately $0.1 million related to this plan were recorded at December 30, 1995.

(10) STOCKHOLDERS' EQUITY

     Under the ProSource, Inc. Employee Stock Purchase Plan (the "Stock Plan"), at June 30, 1992 officers and key employees of the Company ("Management Employees") purchased 4,081 shares of common stock at $1,000 per share. During 1993 and 1994, 1,256 and 69 shares of common stock were purchased by Management Employees at $1,100 per share, respectively. During 1995, in connection with the NAD acquisition, certain Management Employees purchased 2,085 shares of common stock at $1,000 per share. In connection with the purchases of common stock, each Management Employee entered into a Management Shareholders Agreement with the Company and Onex.

     The ProSource, Inc. Management Option Plan (1995) (the "1995 Option Plan") was amended in conjunction with the acquisition of NAD. The 1995 Option Plan provides certain Management Employees with options to purchase one-half the number of shares of common stock purchased under the Employee Stock Purchase Plan at the same price per share paid by such stockholder.

                                PROSOURCE, INC.

     A summary of outstanding stock options as of December 25, 1993, December 31, 1994, December 30, 1995 and June 29, 1996 is as follows:

                                                                                           1996
                                  OPTION PRICE       1993        1994        1995       -----------
                                 --------------     -------     -------     -------     (UNAUDITED)
    Outstanding, beginning of
      year.....................  $1,000 - 1,100     2,040.5     2,536.5     2,374.5       3,277.0
    Granted....................   1,000 - 1,100       503.5        34.5     1,017.5         307.5
    Exercised..................   1,000 - 1,100          --          --          --            --
    Canceled...................   1,000 - 1,100        (7.5)     (196.5)     (115.0)        (82.5)
                                 --------------     --------    --------    --------     --------
    Outstanding, end of year...  $1,000 - 1,100     2,536.5     2,374.5     3,277.0       3,502.0
                                 ==============     ========    ========    ========     ========
    Exercisable................                         102          93         415           437
                                                    ========    ========    ========     ========

     In conjunction with the acquisition of NAD, the Company issued warrants to Martin-Brower. At December 30, 1995 and June 29, 1996, the warrants were exercisable for 2,834 shares of common stock at $1,235 per share during the period commencing on April 1, 1997 and through March 31, 2000, and upon consummation of certain transactions.

(11) COMMITMENTS AND GUARANTEES

     The Company has guaranteed the principal due on certain loans obtained by its officers and employees in connection with the purchase of common stock under the Stock Plan. At December 30, 1995 and June 29, 1996, such guarantees amounted to approximately $2.9 million and $3.3 million, respectively.

     At December 30, 1995 and June 29, 1996, the Company was also obligated for $19 million and $18 million, respectively, in letters of credit issued on behalf of the Company primarily as a guarantee of payment for obligations arising from workers' compensation claims. At December 30, 1995 and June 29, 1996, the Company had $6 million and $7 million, respectively, available in unused letters of credit.

(12) LITIGATION

     The Company and its subsidiaries are parties to various legal actions arising in the ordinary course of business. Management believes that the outcome of such cases will not have a material adverse effect on the consolidated results of operations or financial position of the Company.

(13) CONCENTRATIONS OF CREDIT RISK

     The Company performs periodic credit evaluations of its customers' financial condition and generally does not require collateral. BKC-owned and franchisee-owned Burger King restaurants collectively accounted for 94 percent, 90 percent, 45 percent and 40 percent of the Company's sales in fiscal years 1993, 1994, 1995 and during the period ended June 29, 1996, respectively. Sales to BKC-owned restaurants represented approximately 17 percent, 13 percent, 5 percent and 4 percent of sales for the years ended December 25, 1993, December 31, 1994, December 30, 1995 and the period ended June 29, 1996, respectively. Amounts due from BKC at December 31, 1994, December 30, 1995 and June 29, 1996 were $6 million, $4.7 million and $7.1 million, respectively.

     In addition, sales to Darden Restaurants, Inc. (owner of Olive Garden and Red Lobster restaurants) accounted for 18 percent and 22 percent of Company sales in fiscal year 1995 and during the period ended June 29, 1996, respectively. Amounts due from Darden Restaurants, Inc. at December 30, 1995 and June 29, 1996, were approximately $51.8 million and $39.1 million, respectively. Sales to franchisor-owned and franchisee-owned Arby's restaurants accounted for 10 percent of Company sales in fiscal year 1995 and during the period ended June 29, 1996, respectively.

                                PROSOURCE, INC.

(14) RELATED-PARTY TRANSACTION

     Onex provides management services to the Company for an annual fee. Amounts incurred for such services were approximately $0.8 million, $0.8 million, $0.8 million and $0.4 million in fiscal years 1993, 1994, 1995 and during the period ended June 29, 1996, respectively.

(15) SUBSEQUENT EVENT

     In September 1996, the Company filed a Registration Statement with the Securities and Exchange Commission with respect to an initial public offering. The net proceeds of the offering will be used to repay certain indebtedness of the Company.

                           NATIONAL ACCOUNTS DIVISION
                   (A DIVISION OF THE MARTIN-BROWER COMPANY)

                   UNAUDITED CONDENSED COMBINED BALANCE SHEET
                                 MARCH 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                   (UNAUDITED)
                                     ASSETS
Current assets:
  Cash...........................................................................   $     698
  Accounts receivable, less allowance for doubtful accounts of $1,893............      96,034
  Inventories....................................................................     106,444
  Prepaid expenses...............................................................       3,791
                                                                                     --------
          Total current assets...................................................     206,967
Property, plant and equipment, net...............................................      29,133
Other assets.....................................................................          43
                                                                                     --------
                                                                                    $ 236,143
                                                                                     ========
                        LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Accounts payable and accrued liabilities.......................................   $  95,898
  Overdrafts.....................................................................      21,317
  Current portion of long-term debt..............................................       2,711
                                                                                     --------
          Total current liabilities..............................................     119,926
Long-term debt, less current portion.............................................         514
                                                                                     --------
                                                                                      120,440
                                                                                     --------
Divisional equity................................................................     115,637
Cumulative translation adjustment................................................          66
                                                                                     --------
                                                                                      115,703
                                                                                     --------
Commitments and contingent liabilities...........................................          --
                                                                                    $ 236,143
                                                                                     ========

  See accompanying notes to unaudited condensed combined financial statements.

                           NATIONAL ACCOUNTS DIVISION
                   (A DIVISION OF THE MARTIN-BROWER COMPANY)

                UNAUDITED CONDENSED COMBINED STATEMENT OF INCOME
                        AND CHANGES IN DIVISIONAL EQUITY
                 FOR THE THIRTY-NINE WEEKS ENDED MARCH 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                 (UNAUDITED)
Net sales......................................................................  $1,608,923
Other income...................................................................       1,081
                                                                                 ----------
                                                                                  1,610,004
                                                                                 ----------
Costs and expenses:
  Cost of goods sold...........................................................   1,501,894
  Selling, general and administrative..........................................     106,996
  Interest.....................................................................       1,350
                                                                                 ----------
                                                                                  1,610,240
                                                                                 ----------
Loss before income tax benefit.................................................        (236)
Income tax benefit.............................................................         359
                                                                                 ----------
Net income.....................................................................         123
Divisional equity at:
  Beginning of period..........................................................      37,327
  Dividends paid...............................................................      (2,750)
  Advances from Parent.........................................................      80,937
                                                                                 ----------
  End of period................................................................  $  115,637
                                                                                 ==========

  See accompanying notes to unaudited condensed combined financial statements.

                           NATIONAL ACCOUNTS DIVISION
                   (A DIVISION OF THE MARTIN-BROWER COMPANY)

              UNAUDITED CONDENSED COMBINED STATEMENT OF CASH FLOWS
                 FOR THE THIRTY-NINE WEEKS ENDED MARCH 31, 1995
                             (DOLLARS IN THOUSANDS)

                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income.....................................................................   $     123
  Adjustments to reconcile net income to net cash used in operating activities:
     Depreciation and amortization...............................................       4,630
     Change in assets and liabilities:
       Accounts receivable.......................................................     (32,159)
       Inventories...............................................................     (15,991)
       Prepaid expenses..........................................................      (1,891)
       Overdrafts................................................................     (20,763)
       Accounts payable and accrued liabilities..................................      (4,321)
       Other.....................................................................         (10)
                                                                                     --------
          Net cash used in operating activities..................................     (70,382)
                                                                                     --------
Cash flows from investing activities:
  Proceeds from sale of property, plant and equipment............................       1,132
  Additions to property, plant and equipment.....................................      (4,167)
                                                                                     --------
          Net cash used in investing activities..................................      (3,035)
                                                                                     --------
Cash flows from financing activities:
  Proceeds from (repayments of) borrowing, net...................................      (4,353)
  Borrowings from parent.........................................................      80,937
  Dividends paid.................................................................      (2,750)
                                                                                     --------
          Net cash provided by financing activities..............................      73,834
Effect of exchange rate changes on cash..........................................           2
          Net increase in cash...................................................         419
Cash at:
  Beginning of period............................................................         279
                                                                                     --------
  End of period..................................................................   $     698
                                                                                     ========

  See accompanying notes to unaudited condensed combined financial statements.

                           NATIONAL ACCOUNTS DIVISION
                   (A DIVISION OF THE MARTIN-BROWER COMPANY)

           NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 1 -- BASIS OF PRESENTATION:

     The unaudited condensed combined balance sheet as of March 31, 1995, and the unaudited condensed combined statements of income and changes in divisional equity and cash flows for the 39 weeks ended March 31, 1995 include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the Company's combined financial position, results of operations, and cash flows. Operating results for the 39 weeks ended March 31, 1995 are not necessarily indicative of the results that may be expected for the fiscal year ending July 1, 1995. These statements should be read in conjunction with the combined financial statements and notes thereto for the fiscal year ended July 1, 1994.

     The unaudited condensed combined financial statements include the accounts of (a) the National Accounts Division, a division of The Martin-Brower Company (the "Company"), (b) NAD Distribution Systems, a division of Martin-Brower of Canada, Ltd., a wholly owned subsidiary of the Company, and (c) BroMar Services, Inc., a wholly owned subsidiary of the Company, collectively the "Division". The Company is wholly owned by Dalgety, Inc. (the "Parent") and ultimately wholly owned by Dalgety PLC, a company traded on the London and Australian stock exchanges. All significant intradivisional transactions have been eliminated.

NOTE 2 -- RELATED PARTY TRANSACTIONS:

     The Company has provided the Division with certain legal, treasury, audit, insurance, facility, human resource management, regulatory and administrative services. Charges for these services to the Division are based on allocations of the Company's actual direct and indirect costs using varying allocation bases (payroll, headcount, floor space, etc.) designed to estimate the actual cost incurred by the Company to render these services to the Division. However, there can be no assurance that these allocations would approximate the costs incurred if the Division had operated as an independent stand-alone entity. The allocation process is consistent with the methodology used by the Company to allocate the cost of similar service to its other division. The allocated cost of these services was $7,778 for the period ended March 31, 1995 and is reflected in the combined statement of income.

     The Parent at the end of the fiscal year usually charges the Company for interest and certain services, paid for by the Parent on behalf of the Company, which is then allocated to the Division. No amounts have been allocated to the Division for the period ended March 31, 1995.

     The divisional equity account varies according to the working capital requirements of the Division. The Division is charged interest on that portion of the equity account deemed to represent advances from the Parent. Total interest expense of $1,005 relating to such advances is included in the combined statement of income for the period ended March 31, 1995. This interest is based on interest rates incurred by the Parent.

NOTE 3 -- ACCOUNTS RECEIVABLE:

     The Company has an agreement with two financial institutions to sell, on an ongoing basis and with limited recourse, up to $50,000 of selected trade accounts receivable. Recourse is limited principally to the substitution of "eligible" receivables for "ineligible" receivables as defined in the agreement. As of March 31, 1995, none of the sold receivables were allocated to the Division by management.

NOTE 4 -- COMMITMENTS AND CONTINGENCIES:

     As of March 31, 1995, the Company had open letters of credit, some of which secured guarantees to third parties, net of amounts reported as liabilities or lease commitments, aggregating $13,369 available for the

                           NATIONAL ACCOUNTS DIVISION
                   (A DIVISION OF THE MARTIN-BROWER COMPANY)

   NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

Division and the Company's other operations. Commitment fees to banks associated with open letters of credit vary from 3/8% to 5/8%.

     The Division has various claims and legal proceedings outstanding. In the opinion of management, the ultimate outcome of outstanding litigation and claims will not have a material adverse effect on the financial position of the Division.

NOTE 5 -- SUBSEQUENT EVENT:

     On March 31, 1995, the Company sold substantially all of the assets and certain liabilities of the Division to ProSource, Inc. in accordance with the provisions within the Agreement for the Purchase and Sale of the National Accounts Division of The Martin-Brower Company and Martin-Brower of Canada, Ltd. (the "Purchase Agreement") dated November 10, 1994. The net book value of the net assets sold was approximately $151,000 as of March 31, 1995.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholder of The Martin-Brower Company

We have audited the accompanying combined balance sheets of the National Accounts Division of The Martin-Brower Company as of July 2, 1993 and July 1, 1994 and the related combined statements of income and changes in divisional equity and of cash flows for the 52 week periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements audited by us present fairly, in all material respects, the financial position of the National Accounts Division at July 2, 1993 and July 1, 1994, and the results of its operations and its cash flows for the 52 week periods then ended, in conformity with generally accepted accounting principles in the United States of America.

As explained in Notes 1 and 3, the National Accounts Division is a division of The Martin-Brower Company and has extensive transactions with related parties.

PRICE WATERHOUSE LLP

Chicago, Illinois
December 9, 1994

                           NATIONAL ACCOUNTS DIVISION
                   (A DIVISION OF THE MARTIN-BROWER COMPANY)

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                       JULY 2, 1993     JULY 1, 1994
                                                                       ------------     ------------
                               ASSETS
Current assets:
  Cash...............................................................    $    251         $    279
  Accounts receivables, less allowance for doubtful accounts of
     $1,655 and $1,276, respectively.................................      47,584           63,875
  Inventories........................................................      80,962           90,453
  Prepaid expenses...................................................       1,504            1,900
                                                                         --------         --------
          Total current assets.......................................     130,301          156,507
Property, plant and equipment, net (Note 5)..........................      31,191           30,730
Other assets.........................................................         236               29
                                                                         --------         --------
                                                                         $161,728         $187,266
                                                                         ========         ========
                  LIABILITIES AND DIVISIONAL EQUITY
Current liabilities:
  Accounts payable...................................................    $ 73,015         $ 86,286
  Accrued liabilities................................................      12,121           13,933
  Overdrafts.........................................................      34,294           42,080
  Current portion of long-term debt (Note 6).........................         710            6,932
                                                                         --------         --------
          Total current liabilities..................................     120,140          149,231
Long-term debt, less current portion (Note 6)........................       4,953              646
                                                                         --------         --------
                                                                          125,093          149,877
                                                                         --------         --------
Divisional equity....................................................      36,604           37,327
Cumulative translation adjustment....................................          31               62
                                                                         --------         --------
                                                                           36,635           37,389
                                                                         --------         --------
Commitments and contingent liabilities (Note 10).....................          --               --
                                                                         $161,728         $187,266
                                                                         ========         ========

            See accompanying notes to combined financial statements.

                           NATIONAL ACCOUNTS DIVISION
                   (A DIVISION OF THE MARTIN-BROWER COMPANY)

         COMBINED STATEMENTS OF INCOME AND CHANGES IN DIVISIONAL EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                             52 WEEKS ENDED
                                                                      -----------------------------
                                                                      JULY 2, 1993     JULY 1, 1994
                                                                      ------------     ------------
Net sales...........................................................   $ 1,881,326      $ 2,029,055
Other income........................................................           314              307
                                                                        ----------       ----------
                                                                         1,881,640        2,029,362
                                                                        ----------       ----------
Costs and expenses:
  Cost of goods sold................................................     1,749,679        1,889,355
  Selling, general and administrative...............................       122,508          132,357
  Interest..........................................................         1,424            2,982
                                                                        ----------       ----------
                                                                         1,873,611        2,024,694
                                                                        ----------       ----------
Income before provision for income taxes............................         8,029            4,668
Provision for income taxes..........................................         3,169            1,818
                                                                        ----------       ----------
Net income..........................................................         4,860            2,850
Divisional equity at:
  Beginning of year.................................................        44,271           36,604
  Dividends paid....................................................            --           (2,844)
  Advances from (payments to) Dalgety, Inc..........................       (12,527)             717
                                                                        ----------       ----------
  End of year.......................................................   $    36,604      $    37,327
                                                                        ==========       ==========

            See accompanying notes to combined financial statements.

                           NATIONAL ACCOUNTS DIVISION
                   (A DIVISION OF THE MARTIN-BROWER COMPANY)

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                              52 WEEKS ENDED
                                                                       -----------------------------
                                                                       JULY 2, 1993     JULY 1, 1994
                                                                       ------------     ------------
Cash flows from operating activities:
  Net income.........................................................    $  4,860         $  2,850
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization......................................       5,843            6,026
  Loss (gain) on sale of property, plant and equipment...............        (120)             169
  Change in assets and liabilities:
     Accounts receivable.............................................      10,136          (16,291)
     Inventories.....................................................      (5,215)          (9,491)
     Prepaid expenses................................................        (649)            (396)
     Accounts payable................................................      (7,663)          13,271
     Accrued liabilities.............................................       1,449            1,812
     Overdrafts......................................................      14,823            7,786
     Other...........................................................       1,239              632
                                                                         --------         --------
Net cash provided by operating activities............................      24,703            6,368
                                                                         --------         --------
Cash flows from investing activities:
  Proceeds from sale of property, plant and equipment................       1,033              231
  Additions to property, plant equipment.............................      (8,504)          (5,965)
                                                                         --------         --------
Net cash used in investing activities................................      (7,471)          (5,734)
                                                                         --------         --------
Cash flow from financing activities:
  Payment of capital lease obligations...............................      (1,173)            (551)
  Proceeds from (repayments of) borrowings, net......................      (3,476)           2,072
  Change in divisional equity........................................     (12,527)          (2,127)
                                                                         --------         --------
  Net cash used by financing activities..............................     (17,176)            (606)
                                                                         --------         --------
Net increase in cash.................................................          56               28
Cash at:
  Beginning of year..................................................         195              251
                                                                         --------         --------
  End of year........................................................    $    251         $    279
                                                                         ========         ========

            See accompanying notes to combined financial statements.

                           NATIONAL ACCOUNTS DIVISION
                   (A DIVISION OF THE MARTIN-BROWER COMPANY)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

NOTE 1 -- BASIS OF PRESENTATION, OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Presentation

     The combined financial statements include the accounts of (a) the National Accounts Division, a division of The Martin-Brower Company (the "Company"), (b) NAD Distribution Systems, a division of Martin-Brower of Canada, Ltd., a wholly owned subsidiary of the Company, and (c) BroMar Services, Inc., a wholly owned subsidiary of the Company, collectively the "Division". The Company is wholly owned by Dalgety, Inc. (the "Parent") and ultimately wholly owned by Dalgety PLC, a company traded on the London and Australian stock exchanges. All significant intradivisional transactions have been eliminated.

     On November 10, 1994, the Company entered into a definitive agreement (the "Purchase Agreement") to sell the Division to ProSource, Inc. ("ProSource"), a subsidiary of Onex Corporation, a company traded on the Toronto and Montreal stock exchanges. (See Note 12.)

     The accompanying financial statements reflect the "carve-out" financial position, results of operations and cash flows of the Division for the periods presented. Certain general and administrative expenses incurred by the Company have been allocated to the Division on bases described in Note 3 which, in the opinion of management, are reasonable. However, such expenses are not necessarily indicative of and it is not practicable for management to estimate, the nature and level of expenses which might have been incurred had the Division been operating as a separate company.

     The financial information included herein does not necessarily reflect what the financial position and results of operations of the Division would have been had it operated as a stand-alone entity during the periods covered, and may not be indicative of future operations or financial position.

     The Company and the Division will have rights and obligations as negotiated in connection with, or as reflected in, the Purchase Agreement which has been executed between the Company and ProSource. Certain other rights and obligations may arise as a result of a proposed service agreement between the Company and ProSource. (See Note 12.)

  Operations

     The Division is a distributor of food and paper products to quick service and specialty restaurant chains. One customer accounted for a 40 percent and 37 percent of the Division's combined sales in fiscal 1994 and 1993, respectively.

     The Division's operations in Canada had sales and loss before taxes for fiscal 1994 of $43,475 and $(35), respectively ($51,652 and $(113) for fiscal
1993). Net Canadian assets (liabilities) at July 2, 1993 and July 1, 1994 were $(168) and $1,915, respectively, including net property, plant and equipment of $267 and $176 in 1993 and 1994, respectively.

  Significant Accounting Policies

     A summary of significant accounting policies follows:

     A. Fiscal Year: The Division's fiscal year consists of 52 or 53 weeks ending on the Friday closest to June 30. Results for 1993 are for the 52 weeks ended July 2, 1993 and for 1994 are for the 52 weeks ended July 1, 1994.

                           NATIONAL ACCOUNTS DIVISION
                   (A DIVISION OF THE MARTIN-BROWER COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     B. Translation of Foreign Currency: The accounts of the Division's Canadian operations are translated into U.S. dollars in accordance with Statement of Financial Accounting Standards (FAS) No. 52 as follows:

        Assets and liabilities                Year end exchange rates
        Revenues and expenses                 Average monthly exchange rates

     Translation gains and losses are included in the cumulative translation adjustment component of divisional equity.

     C. Inventories: Inventories, consisting of product for resale, are stated at the lower of cost or market, cost being determined generally using the last-in, first out (LIFO) method. Inventories would have been higher by approximately $2,739 at July 2, 1993 and $1,757 at July 1, 1994 if the first-in, first out (FIFO) method had been used. The Division's inventories are included with the other inventories of the Company in a single LIFO pool. The calculation of the effects of LIFO on the Division is based on the relative proportions of inventory on a FIFO basis for the Company's operations at June 30, 1992, July 2, 1993 and July 1, 1994, respectively.

     D. Property, Plant and Equipment: Property additions, major renewals and betterments are included in asset accounts at cost. Interest charges incurred during the period required to construct major properties are capitalized as part of the project cost and amortized over the life of the asset. Certain corporate assets of the Company have been allocated to the Division on various bases which, in the opinion of management, are reasonable.

     Depreciation is computed generally using the straight line method over the estimated useful lives of the assets, ranging from 3 to 40 years. Amortization of leasehold improvements and equipment under capital leases is computed using the straight line method generally over the shorter of the useful lives or the remaining lease terms.

     E. Income Taxes: Provision has been made for income taxes in accordance with FAS No. 109, "Accounting for Income Taxes." FAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     The Division's operations have been included with the Parent in a U.S. consolidated federal income tax return. The Division's Canadian operations have been included in Martin-Brower of Canada, Ltd.'s Canadian income tax return. For financial reporting purposes, amounts provided for income taxes are determined as if the Division were to file separate U.S. and Canadian income tax returns and the U.S. federal and state and Canadian federal and provincial current and deferred income tax balances are settled through the divisional equity account. Differences resulting from the separate return method of allocating taxes are reflected in the consolidated financial statements of the Parent. (See Note 7).

     F. Medical Benefits for Retired Employees: The provisions of FAS 106, "Employer's Accounting for Post-retirement Benefits Other than Pensions" have not yet been adopted and the Division accounts for such costs on a cash basis. (See Note 11).

     G. Revenue Recognition: Distribution revenue is recognized upon receipt of product by the customer.

                           NATIONAL ACCOUNTS DIVISION
                   (A DIVISION OF THE MARTIN-BROWER COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 2 -- SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

     Cash paid during fiscal 1993 and 1994 for external interest expense was $820 and $651, respectively. Capital lease obligations of $308 and $394 were incurred in fiscal 1993 and 1994, respectively, primarily for transportation and computer equipment.

NOTE 3 -- RELATED PARTY TRANSACTIONS:

     The Company has provided the Division with certain legal, treasury, audit, insurance, facility, human resource management, regulatory and administrative services. Charges for these services to the Division are based on allocations of the Company's actual direct and indirect costs using varying allocation bases (payroll, headcount, floor space, etc.) designed to estimate the actual cost incurred by the Company to render these services to the Division. However, there can be no assurance that these allocations would approximate the costs incurred if the Division had operated as an independent stand-alone entity. The allocation process is consistent with the methodology used by the Company to allocate the cost of similar services to its other division. The allocated cost of these services were $9,415 and $10,433 for fiscal 1993 and 1994, respectively, and are reflected in the combined statements of income.

     In fiscal 1994, the Parent charged the Company for interest and certain services, paid for by the Parent on behalf of the Company in fiscal 1993 and 1994, $2,629 of which was allocated to the Division.

     The divisional equity account varies according to the working capital requirements of the Division. The Division is charged interest on that portion of the equity account deemed to represent advances from the Parent. Total interests expense of $786 and $869 relating to such advances are included in the combined statements of income for fiscal 1993 and 1994, respectively. This interest is based on interest rates incurred by the Parent.

NOTE 4 -- ACCOUNTS RECEIVABLE:

     The Company has an agreement with two financial institutions to sell, on an ongoing basis and with limited recourse, up to $75,000 of selected trade accounts receivable. Recourse is limited principally to the substitution of "eligible" receivables for "ineligible" receivables as defined in the agreement. As of July 2, 1993 and July 1, 1994, $30,000 of the sold receivables were allocated to the Division by management. Under accounting principles generally accepted in the United States of America, these receivables are not included in the Division's balance sheet.

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following:

                                                                   JULY 2, 1993     JULY 1, 1994
                                                                   ------------     ------------
    Land and land improvements...................................    $  1,907         $  1,909
    Buildings....................................................      11,782           10,372
    Leasehold improvements.......................................       6,847            7,280
    Transportation equipment.....................................       4,323            4,247
    Machinery and other equipment................................      35,392           41,332
                                                                     --------         --------
                                                                       60,251           65,140
    Less -- Accumulated depreciation and amortization............     (29,060)         (34,410)
                                                                     --------         --------
                                                                     $ 31,191         $ 30,730
                                                                     ========         ========

                           NATIONAL ACCOUNTS DIVISION
                   (A DIVISION OF THE MARTIN-BROWER COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     Depreciation expense, including amortization of assets held under capitalized leases, was $5,843 and $6,026 in fiscal 1993 and 1994, respectively.

     Certain property, plant and equipment is pledged, at July 2, 1993 and July 1, 1994, as security for long-term debt (see Notes 6 and 8).

NOTE 6 -- DEBT:

Long-term debt consists of the following:

                                                                       JULY 2, 1993     JULY 1, 1994
                                                                       ------------     ------------
Capital lease obligations with interest rates ranging from 6% to 8%,
  due through 1998...................................................     $1,215          $  1,058
Industrial development revenue bonds, with a fixed interest rate of
  9.55%, due December 1, 1994, secured by certain land, buildings and equipment with a net book value of approximately $3,584 at July 2,
  1993 and $2,980 at July 1, 1994 (the Company settled this liability
  before the due date)...............................................      4,200             4,200
Bank borrowings, with interest at a variable rate of approximately
  8.25%, due through 1994, guaranteed by Dalgety PLC.................        248             2,320
                                                                          ------           -------
                                                                           5,663             7,578
Less -- current portion..............................................       (710)           (6,932)
                                                                          ------           -------
                                                                          $4,953          $    646
                                                                          ======           =======

     The carrying value of the Division's debt at July 2, 1993 and July 1, 1994 approximates fair value.

     The aggregate annual principal installments of outstanding long-term debt (exclusive of capital lease obligations reported in Note 8) scheduled for payment during fiscal year ending June 30, 1995 are $6,520.

     At July 1, 1994 the Company shares with its Parent a bank line of credit of $20,000, of which $10,000 is available in U.S. funds and is available for the Division and the Company's other operations. This line of credit is guaranteed by Dalgety PLC. At July 1, 1994, $2,320 was outstanding and related to the Division.

NOTE 7 -- INCOME TAXES:

     Amounts provided are summarized as follows:

                                                                          52 WEEKS ENDED
                                                                   -----------------------------
                                                                   JULY 2, 1993     JULY 1, 1994
                                                                   ------------     ------------
    Current:
      Federal....................................................     $2,392           $1,383
      State......................................................        529              234
      Foreign....................................................        (54)             (15)
                                                                      ------           ------
    Current income tax expense...................................      2,867            1,602
    Deferred:
      Federal....................................................        265              197
      State......................................................         37               19
                                                                      ------           ------
    Total income tax expense.....................................     $3,169           $1,818
                                                                      ======           ======

                           NATIONAL ACCOUNTS DIVISION
                   (A DIVISION OF THE MARTIN-BROWER COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     Principal temporary differences between book and taxable income for the above fiscal years consist of bad debt expense, fixed asset depreciation and gain or loss on disposition, employee benefits, state income tax and other expense accruals.

     The effective income tax rate for fiscal 1993 (39.4%) and 1994 (38.9%) is different from the federal statutory rate (34.5% and 35% respectively) as a result of the following: state income taxes (4.6% and 3.5%, respectively) and other significant items, including foreign operations, certain tax credits and nondeductible meals and entertainment.

NOTE 8 -- LEASES:

     The Division leases a portion of its transportation and other equipment and several of its warehouses and office facilities. Leases of transportation equipment generally expire over the next five years and are accounted for as either capital or operating depending upon the lease terms. Certain transportation equipment leases call for contingent rental payments based upon mileage traveled. Most leases of facilities and other equipment are classified as operating leases and are for various periods extending through fiscal 2007.

     Future minimum lease payments under capital leases and operating leases (with initial terms of one year or more) as of July 1, 1994 are as follows:

                        YEAR ENDING ON THE FRIDAY                      CAPITAL     OPERATING
                           CLOSEST TO JUNE 30:                         LEASES       LEASES
    -----------------------------------------------------------------  -------     ---------
    1995.............................................................  $   484      $11,782
    1996.............................................................      358       10,090
    1997.............................................................      273        6,443
    1998.............................................................       42        5,016
    1999.............................................................       --        4,458
    Thereafter.......................................................       --        3,057
                                                                        ------      -------
    Total minimum lease payments.....................................    1,157      $40,846
    Less -- Amount representing interest.............................      (99)
                                                                        ------
    Present value of net minimum lease payments......................  $ 1,058
                                                                        ======

     Minimum lease payments and contingent payments (based on usage) for capital leases were as follows:

                                                                          52 WEEKS ENDED
                                                                   -----------------------------
                                                                   JULY 2, 1993     JULY 1, 1994
                                                                   ------------     ------------
    Minimum rentals..............................................      $551             $695
    Contingent rental (based on usage)...........................       118              141
                                                                       ----             ----
                                                                       $669             $836
                                                                       ====             ====

     Total rental expense for all operating leases were as follows:

                                                                          52 WEEKS ENDED
                                                                   -----------------------------
                                                                   JULY 2, 1993     JULY 1, 1994
                                                                   ------------     ------------
    Minimum rentals..............................................    $ 14,040         $ 15,000
    Contingent rental (based on usage)...........................       2,995            3,045
                                                                      -------          -------
    Rental expense...............................................    $ 17,035         $ 18,045
                                                                      =======          =======

                           NATIONAL ACCOUNTS DIVISION
                   (A DIVISION OF THE MARTIN-BROWER COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     The Division's property held under capital leases, included with owned property in the combined balance sheet, consists of:

                                                                   JULY 2, 1993     JULY 1, 1994
                                                                   ------------     ------------
    Transportation equipment.....................................     $  506           $  577
    Machinery and other equipment................................      1,369            1,130
                                                                      ------           ------
                                                                       1,875            1,707
    Less -- Accumulated depreciation.............................       (710)            (686)
                                                                      ------           ------
                                                                      $1,165           $1,021
                                                                      ======           ======

NOTE 9 -- EMPLOYEE BENEFIT PLANS:

     The Division provides retirement benefits for substantially all of its employees through various Company-administered defined benefit and defined contribution plans and plans administered under collective bargaining agreements. Pension expense for the Division in fiscal 1993 and 1994 totalled $2,670 and $3,039, respectively.

  Defined Benefit Plan

     The Company sponsors a non-contributory defined benefit pension plan for hourly paid employees not covered by a collective bargaining agreement. Benefits under the plan are based on participants' compensation over their entire years of service. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes.

     Net periodic pension cost for the Division included the following components:

                                                                            52 WEEKS ENDED
                                                                          -------------------
                                                                          JULY 2,     JULY 1,
                                                                           1993        1994
                                                                          -------     -------
    Service cost -- benefits earned during the period...................   $  298      $  392
    Interest cost on projected benefit obligation.......................      200         236
    Actual return on assets.............................................     (141)        (60)
    Amortization of excess of plan assets over projected benefit
      obligations, over 15 years from July 1985.........................      (39)        (39)
    Amortization of prior service cost..................................       --          22
    Amortization of loss................................................       31          40
    Asset loss deferral.................................................      (67)       (129)
                                                                             ----        ----
    Net periodic pension cost...........................................   $  282      $  462
                                                                             ====        ====

     Actuarial assumptions used for the Company's defined benefit pension plan for both fiscal years were:

                                                                            1993     1994
                                                                            ----     ----
    Discount rate.........................................................  8.5%     7.5%
    Rate of increase in compensation levels...............................  6.0%     3.5%
    Expected long-term rate of return on plan assets......................  9.0%     8.0%

                           NATIONAL ACCOUNTS DIVISION
                   (A DIVISION OF THE MARTIN-BROWER COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     The following table sets forth the funded status and the amounts recognized in the Division's combined balance sheet for its portion of the Company's defined benefit pension plan:

                                                                       JULY 2,     JULY 1,
                                                                        1993        1994
                                                                       -------     -------
    Actuarial present value of benefit obligations:
    Accumulated benefit obligation including vested benefits of
      $1,664 and $2,394 in 1993 and 1994, respectively...............  $(1,919)    $(2,776)
    Projected benefit obligation.....................................  $(2,841)    $(3,674)
    Plan assets at fair value (primarily listed stocks and government
      obligations)...................................................    2,444       2,552
                                                                         -----       -----
    Projected benefit obligation greater than plan assets............     (397)     (1,122)
    Unrecognized net loss............................................      769         937
    Unrecognized prior service cost..................................       --         306
    Unrecognized excess of plan assets at fair value over projected benefit obligation at July 1, 1985, being recognized over 15
      years..........................................................     (271)       (231)
                                                                         -----       -----
    (Accrued) prepaid pension cost included in other assets..........  $   101     $  (110)
                                                                         =====       =====

  Defined contribution plans

     The Company sponsors a 401(k) plan for salaried employees and hourly employees who participate in the Company's defined benefit pension plan. The plan includes optional employee participation levels of up to 10% of eligible earnings, subject to IRS limitations, with matching employer contributions of up to 2% of eligible earnings. The employer contribution costs recognized by the Division during fiscal 1993 and 1994 amounted to $387 and $429, respectively.

     The Company also sponsors a money purchase plan for salaried employees under which the Company makes contributions of 10% of eligible salary, with full vesting, after two years of service. The Division's costs of these plans for fiscal 1993 and 1994 amounted to $1,201 and $1,272, respectively.

  Multi-employer pension plan

     The Company contributes to various multi-employer pension plans under collective bargaining agreements. The Company's share of liabilities for unfunded benefits associated with these plans is not determinable. The Division's pension expense for contributions to these plans was approximately $800 and $876 in fiscal 1993 and 1994, respectively.

NOTE 10 -- COMMITMENTS AND CONTINGENCIES:

     At July 1, 1994, the Company had open letters of credit, some of which secured guarantees to third parties, net of amounts reported as liabilities or lease commitments (reported in Note 8), aggregating $25,823 available for the Division and the Company's other operations. Commitment fees to banks associated with open letters of credit vary from 3/8% to 5/8%.

     The Division has various claims and legal proceedings outstanding. In the opinion of management, the ultimate outcome of outstanding litigation and claims will not have a material adverse effect on the financial position or results of operations or cash flows of the Division.

                           NATIONAL ACCOUNTS DIVISION
                   (A DIVISION OF THE MARTIN-BROWER COMPANY)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

NOTE 11 -- MEDICAL BENEFITS FOR RETIRED EMPLOYEES:

     The Company has a post-retirement medical benefit plan that covers certain employees who had met age and length of service requirements as of December 1, 1987. In fiscal 1993 and 1994, the Division paid medical claims expense of $59 and $24, respectively, for retired employees.

     FAS 106, "Employers' Accounting for Post-retirement Benefits Other than Pensions," would require the Division to begin accruing medical benefits for retired employees by fiscal 1996. Furthermore, implementation of the standard would require the recognition of a "transition obligation" (as defined in that standard) based on the aggregate amount that would have been accrued in prior years had the new standard been in effect for those years. That standard, however, permits the Division to recognize the entire "transition obligation" in the year of adoption or to amortize it over a period of years.

     The Division estimates that the transition obligation approximates $482 as of July 1, 1994. The Division has decided neither the timing nor method of adoption of FAS 106.

NOTE 12 -- SUBSEQUENT EVENT:

     On November 10, 1994, the Company signed the Purchase Agreement to sell substantially all of the assets of the Division to ProSource for approximately $140,000 and the assumption of the trade payables, subject to certain closing conditions. The final net value to ProSource will vary depending on various closing and post-closing adjustments, and retained liabilities.

     The Company will retain all assets defined as "Excluded Assets", consisting principally of cash and cash equivalents, certain insurance deposits, prepaid items and refundable excise taxes as of the closing date. Liabilities to be retained by the Company include primarily pre-closing federal and state income taxes, post-retirement medical and life insurance benefits and other pre-closing employee benefit obligations, pre-closing product liabilities, incurred-but-not-reported medical and dental liabilities, workers' compensation liabilities, vehicle accident liabilities, environmental liabilities and certain other liabilities as specified in the Purchase Agreement.

     The Company intends to enter into a service agreement with ProSource to cover transition services to be provided by both parties after the closing. The extent of the services provided and the rates to be charged have not been agreed upon. Upon the planned service agreement, the Company would provide to ProSource certain personnel and salary administration, accounting and treasury assistance, print shop services and record storage space. ProSource would provide the Company certain office space, computer processing, accounting and recordkeeping services. Charges for the services to be rendered by the parties would be determined on various bases including monthly fees, hourly rates and charges per square foot. The services would be provided for periods up to one year, except for recordkeeping which would continue for a period of seven years.

                                PROSOURCE, INC.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 30, 1995
                             (DOLLARS IN THOUSANDS)

                                                  PRO FORMA          PRO FORMA,
                                                 ADJUSTMENTS        AS ADJUSTED
                                                   FOR THE            FOR THE       PRO FORMA
                                                 ACQUISITION        ACQUISITION    ADJUSTMENTS
                                                      OF                 OF          FOR THE       PRO FORMA,
                                    HISTORICAL       NAD                NAD         OFFERING       AS ADJUSTED
                                    ----------  --------------     --------------  -----------     -----------
Net sales.......................... $3,461,837     $531,606(A)       $3,993,443      $    --       $ 3,993,443
Cost of sales......................  3,193,270      496,156(A)        3,689,426           --         3,689,426
                                    ----------     --------          ----------      -------        ----------
  Gross profit.....................    268,567       35,450             304,017           --           304,017
Operating expenses.................    255,216       35,726(A)          290,942           --           290,942
Restructuring charges..............        711           --                 711           --               711
                                    ----------     --------          ----------      -------        ----------
  Earnings from operations.........     12,640         (276)             12,364           --            12,364
Interest expense...................    (14,678)      (2,738)(B)         (17,416)       4,925(C)        (12,491)
Interest income....................      1,339           69               1,408           --             1,408
                                    ----------     --------          ----------      -------        ----------
  Earnings (loss) before income
     taxes and extraordinary
     charge........................       (699)      (2,945)             (3,644)       4,925             1,281
Income tax (provision) benefit.....        (85)       1,131(D)            1,046       (1,941)(D)          (895)
                                    ----------     --------          ----------      -------        ----------
  Earnings (loss) before
     extraordinary charge..........       (784)      (1,814)             (2,598)       2,984               386
Extraordinary charge, net of income
  tax benefit of $502..............       (772)          --                (772)          --              (772)
                                    ----------     --------          ----------      -------        ----------
  Net earnings (loss).............. $   (1,556)    $ (1,814)         $   (3,370)     $ 2,984       $      (386)
                                    ==========     ========          ==========      =======        ==========

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

                                PROSOURCE, INC.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 29, 1996
                             (DOLLARS IN THOUSANDS)

                                                                         PRO FORMA
                                                                        ADJUSTMENTS
                                                                          FOR THE       PRO FORMA,
                                                         HISTORICAL      OFFERING       AS ADJUSTED
                                                         ----------     -----------     -----------
Net sales..............................................  $2,014,074       $    --       $ 2,014,074
Cost of sales..........................................   1,859,000            --         1,859,000
                                                         ----------       -------        ----------
  Gross profit.........................................     155,074            --           155,074
Operating expenses.....................................     149,758            --           149,758
Loss on impairment of long-lived assets................      15,733            --            15,733
Restructuring charges..................................      10,866            --            10,866
                                                         ----------       -------        ----------
  Loss from operations.................................     (21,283)           --           (21,283)
Interest expense.......................................      (8,152)        2,395(E)         (5,757)
Interest income........................................         866            --               866
                                                         ----------       -------        ----------
  Loss before income tax benefit.......................     (28,569)        2,395           (26,174)
Income tax benefit.....................................      10,612        (1,048)(D)         9,564
                                                         ----------       -------        ----------
  Net earnings (loss)..................................  $  (17,957)      $ 1,347       $   (16,610)
                                                         ==========       =======        ==========

 See accompanying notes to unaudited pro forma condensed consolidated financial information.

                                PROSOURCE, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

A. Adjustment reflects the results of operations of the National Accounts Division ("NAD") of The Martin-Brower Company for the three months ended March 31, 1995 as if the acquisition were consummated on January 1, 1995 as follows:

        Net sales.........................................................  $531,606
        Cost of sales.....................................................   496,156
        Operating expenses................................................    35,139

    Operating expenses also include an additional three months of amortization of goodwill and deferred loan fees in the amount of $587.

B. Adjustment reflects additional interest expense of $2,738 to finance the acquisition and operations of NAD for three months as if the acquisition were consummated on January 1, 1995. For purposes of this pro forma calculation, the Company applied the average interest rate on debt used to finance the acquisition to the assumed incremental outstanding debt balance associated with the acquisition.

C. Adjustment represents the decrease in interest expense of $4,925 for the year ended December 30, 1995, assuming the net proceeds of the offering were utilized to prepay, on January 1, 1995, the balances outstanding under the following debt instruments as follows:

                                                                   PRINCIPAL      1995 INTEREST
                                                                   REPAYMENTS        SAVINGS
                                                                   ----------     -------------
    $15 million subordinated note payable to Onex, at 12%........   $ 15,000         $ 1,800
    $10 million subordinated note payable to Martin-Brower,
      discounted at 9%...........................................      8,826             794
    Revolving credit facility, at 9.60%..........................     21,674           2,081
                                                                     -------          ------
                                                                    $ 45,500         $ 4,675
                                                                     =======          ======

    The adjustment also assumes that the $2.5 million convertible subordinated note payable to Onex (which Onex intends to convert in connection with the offering), plus accrued interest, was converted into shares of the Company's common stock on January 1, 1995, resulting in interest savings of $250.

D. Adjustments reflect the estimated income tax effect of various pro forma adjustments at 39%, which represents the Company's approximate marginal tax rate.

E. Adjustment represents the decrease in interest expense of $2,395 for the six months ended June 29, 1996, assuming the net proceeds of the offering were utilized to reduce, on January 1, 1996, the balances outstanding under the various debt instruments as follows:

                                                                                  SIX MONTHS
                                                                                    ENDED
                                                                                  JUNE 1996
                                                                   PRINCIPAL       INTEREST
                                                                   REPAYMENTS      SAVINGS
                                                                   ----------     ----------
    $15 million subordinated note payable to Onex, at 12%........   $ 15,000        $  900
    $10 million subordinated note payable to Martin-Brower,
      discounted at 9%...........................................      9,418           415
    Revolving credit facility, at 9.06%..........................     21,082           955
                                                                     -------        ------
                                                                    $ 45,500        $2,270
                                                                     =======        ======

    The adjustment also assumes that the $2.5 million convertible subordinated note payable to Onex (which Onex intends to convert in connection with the offering), plus accrued interest, was converted into shares of the Company's common stock on January 1, 1996, resulting in interest savings of $125.

                                [PROSOURCE LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated (except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and The Nasdaq National Market filing fee) fees and expenses (other than underwriting discounts and commissions) in connection with the offering described in this registration statement:

    Securities and Exchange Commission registration fee....................    $19,827.59
    National Association of Securities Dealers, Inc. filing fee............    $ 6,250.00
    The Nasdaq National Market filing fee..................................        *
    Transfer Agent and Registrar fees......................................        *
    Blue Sky filing and counsel fees and expenses..........................        *
    Printing and engraving costs...........................................        *
    Legal fees and expenses................................................        *
    Accounting fees and expenses...........................................        *
    Miscellaneous..........................................................        *
              Total........................................................        *

- ---------------
* To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     As authorized by Section 102(b)(7) of the Delaware General Corporation Law,
Article 9 of the Company's Restated Certificate of Incorporation provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duty of care as a director, except that such provision does not limit or eliminate the liability of any director (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases or (iv) for any transactions from which the director derived an improper personal benefit. In addition, this provision does not limit directors' liability under federal securities laws.

     Section 145 of the Delaware Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorney's fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided, that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the Company only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Article 8 of the Company's Restated Certificate of Incorporation entitles officers and directors of the Company to indemnification to the fullest extent permitted by Section 145 of the Delaware Law, as the same may be supplemented from time to time.

     Reference is also made to the Company's Restated Certificate of Incorporation, filed as Exhibit 3.1 hereto.

     Reference is also made to Section 7 of the Underwriting Agreement contained in Exhibit 1.1 hereto, which provides certain indemnification rights to the directors and officers of the Company in connection with the offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since June 30, 1993, the Company has not issued or sold any securities not registered under the Securities Act of 1933, as amended (the "Securities Act"), except as follows:

          (a) During 1993, the Company sold      shares of Common Stock in the
     aggregate to certain directors, officers and management employees of the
     Company at a purchase price equal to $          per share.

          (b) During 1994, the Company sold      shares of Common Stock in the
     aggregate to certain officers and management employees of the Company at a
     purchase price equal to $          per share.

          (c) On November 1, 1994, in connection with the acquisition of certain assets and the assumption of certain liabilities of Malone Products, Inc. ("Malone") and as partial consideration therefor, the Company issued a Subordinated Convertible Note in the principal amount of $0.5 million to Malone (the "Malone Subordinated Note"). The Malone Subordinated Note is convertible, in whole or in part, at any time into shares of Common Stock
     at a conversion price equal to $          per share, subject to adjustment.

          (d) On March 31, 1995, in connection with the acquisition of substantially all of the assets and the assumption of certain liabilities of the National Accounts Division of The Martin-Brower Company ("Martin-Brower") and as partial consideration therefor, the Company issued:

             (i) a Stock Subscription Warrant to Martin-Brower for the purchase
        of shares of Common Stock at an exercise price of $          per share,
        which was assigned a nominal value for purposes of such transaction;

             (ii) a Subordinated Note Due March 31, 2002 in the principal amount of $10 million to Martin-Brower;

             (iii) a 12% Subordinated Note Due April 1, 2005 in the principal amount of $15 million to Onex; and

             (iv) a Convertible Subordinated Note Due April 1, 2005 in the principal amount of $3.5 million to Onex (the "NAD Convertible Note"). The NAD Convertible Note was, in part, repaid and, in part, converted into Common Stock in accordance with its terms and is no longer outstanding.

          (e) In May 1995, the Company completed the sale of        shares of
     Common Stock in the aggregate to certain directors, officers and management
     employees of the Company at a purchase price equal to $          per share.

          (f) In January 1996, the Company completed the sale of        shares
     of Common Stock in the aggregate to certain officers and management
     employees of the Company at a purchase price equal to $        per share.

     The issuances and sales of the securities listed above were exempt from registration under the Securities Act by virtue of Section 4(2) thereof and Regulation D promulgated thereunder as transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

EXHIBIT
 NUMBER                                           EXHIBIT
- --------     ----------------------------------------------------------------------------------
   1.1       Form of Underwriting Agreement(1)
   3.1       Form of Restated Certificate of Incorporation of the Company(1)
   3.2       Form of Amended and Restated By-Laws of the Company(1)
   4.1       Form of Certificate for Class A Common Stock(1)
   5.1       Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP(1)
  10.1       Amended and Restated Management Shareholders Agreement, dated May 31, 1995, among
             ProSource, Inc., Onex DHC LLC and the individuals party thereto from time to time(1)
  10.2       Amended and Restated Director Shareholders Agreement, dated as of May 31, 1995, among ProSource, Inc., Onex DHC LLC and the individuals party thereto from time to time(1)
  10.3       Stock Subscription Warrant, dated March 31, 1995, issued by ProSource, Inc. in
             favor of The Martin-Brower Company to subscribe for           shares of Common
             Stock
  10.4       Agreement, dated November 10, 1994, for the Purchase and Sale of the National
             Accounts Division of The Martin-Brower Company and Martin-Brower of Canada, Ltd.,
             among ProSource, Inc., The Martin-Brower Company and Martin-Brower of Canada, Ltd.
  10.5       Purchase Agreement Amendment, dated February 24, 1995, among The Martin-Brower
             Company, Martin-Brower of Canada, Ltd. and ProSource, Inc.
  10.6       Second Purchase Agreement Amendment, dated February 28, 1995, among The
             Martin-Brower Company, Martin-Brower of Canada, Ltd. and ProSource, Inc.
  10.7       Third Purchase Agreement Amendment, dated March 31, 1995, among The Martin-Brower
             Company, Martin-Brower of Canada, Ltd. and ProSource, Inc.
  10.8       Loan and Security Agreement, dated as of March 31, 1995, among ProSource Services
             Corporation, BroMar Services, Inc., ProSource Distribution Services Limited, the
             Financial Institutions party thereto and NationsBank of Georgia, N.A., The First
             National Bank of Boston and Shawmut Capital Corporation, as Co-Agents, and
             NationsBank of Georgia, N.A., as Administrative Agent
  10.9       Amendment No. 1, dated as of December 29, 1995, to Loan and Security Agreement,
             among ProSource Services Corporation, BroMar Services, Inc., ProSource
             Distribution Services Limited, the Financial Institutions party thereto and
             NationsBank of Georgia, N.A., The First National Bank of Boston and Shawmut
             Capital Corporation, as Co-Agents, and NationsBank of Georgia, N.A., as
             Administrative Agent
  10.10      Amendment No. 2 and Waiver, dated as of March 28, 1996, to Loan and Security
             Agreement, among ProSource Services Corporation, BroMar Services, Inc., ProSource
             Distribution Services Limited, the Financial Institutions party thereto and
             NationsBank, N.A. (South), The First National Bank of Boston and Fleet Capital
             Corporation, as Co-Agents, and NationsBank, N.A. (South), as Administrative Agent
  10.11      Pledge Agreement, made as of March 31, 1995, by ProSource, Inc. in favor of
             NationsBank of Georgia, N.A., as Administrative Agent
  10.12      Pledge Agreement, made as of March 31, 1995, by ProSource Services Corporation in
             favor of NationsBank of Georgia, N.A., as Administrative Agent
  10.13      Subordination Agreement, dated as of March 31, 1995, made by ProSource Services
             Corporation and Onex Corporation in favor of NationsBank of Georgia, N.A., as
             Administrative Agent
  10.14      Unconditional Guaranty, made as of March 31, 1995, by ProSource, Inc. in favor of
             NationsBank of Georgia, N.A., as Administrative Agent

EXHIBIT
 NUMBER                                           EXHIBIT
- --------     ----------------------------------------------------------------------------------
  10.15      Subordinated Note, dated March 31, 1995, executed by ProSource, Inc. and payable to the order of The Martin-Brower Company in the original principal amount of
             $10,000,000
  10.16      Subordinated Note, dated March 31, 1995, executed by ProSource Services
             Corporation and payable to the order of Onex Ohio Holdings, Inc. in the original principal amount of $15,000,000
  10.17      Form of Distribution Agreement, dated as of June 30, 1992, between Burger King
             Corporation and ProSource Services Corporation
  10.18      Form of Amendment Agreement, dated as of June 30, 1992, between Burger King
             Corporation and ProSource Services Corporation
  10.19      Addendum to Forms of Distribution Agreement and Amendment Agreement
  10.20      Amended and Restated Employment Agreement, dated as of July 1, 1992, between
             ProSource Services Corporation and David R. Parker(1)
  10.21      Amended and Restated Employment Agreement, dated July 1, 1992, between ProSource
             Services Corporation and Thomas C. Highland(1)
  10.22      Employment Agreement, dated as of April 1, 1995, between ProSource Services
             Corporation and Daniel Adzia
  10.23      Employment Agreement, dated July 1, 1992, between ProSource Services Corporation and Paul A. Garcia de Quevedo
  10.24      Employment Agreement, dated as of July 1, 1995, between ProSource Services
             Corporation and Dennis Andruskiewicz
  10.25      Employment Agreement, dated April 1, 1994, between ProSource Services Corporation and John E. Foley
  10.26      Amended Management Option Plan (1995)(1)
  10.27      1996 Stock Option Plan(1)
  10.28      Truck Lease and Service Agreement, dated as of January 1, 1993, between Ryder
             Truck Rental, Inc. and ProSource Services Corporation (1)
  21.1       Subsidiaries of the Company
  23.1       Consent of KPMG Peat Marwick LLP
  23.2       Consent of Price Waterhouse LLP
  23.3       Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP (included in Exhibit
             5.1)(1)
  24.1       Powers of Attorney (included on signature page)
  27.1       Financial Data Schedule

- ---------------
(1) To be filed by amendment.

     (b) Consolidated Financial Statements Schedules

         Schedule I -- Condensed Financial Information of Registrant

         Schedule II -- Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS

     (1) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (2) The undersigned registrant hereby undertakes that:

          (a) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (b) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida on September 5, 1996.

                                          PROSOURCE, INC.

                                          By:       /s/  DAVID R. PARKER
                                        ........................................

                                                      David R. Parker
                                                   Chairman of the Board

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes each of David R. Parker, Thomas C. Highland, William F. Evans and Paul A. Garcia de Quevedo, as attorney-in-fact, to sign and file on his or her behalf, individually and in each capacity stated below, any pre-effective or post-effective amendment hereto or any registration statement relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

               SIGNATURE                               TITLE                       DATE
- ----------------------------------------  --------------------------------  -------------------
          /s/  DAVID R. PARKER            Chairman of the Board of           September 5, 1996
 ......................................     Directors (principal executive
            David R. Parker                 officer)
        /s/  THOMAS C. HIGHLAND           President, Chief Executive         September 5, 1996
 ......................................     Officer and Director
           Thomas C. Highland
          /s/  DANIEL J. ADZIA            Vice-Chairman, Chief Marketing     September 5, 1996
 ......................................     Officer and Director
            Daniel J. Adzia
         /s/  WILLIAM F. EVANS            Executive Vice President, Chief    September 5, 1996
 ......................................     Financial Officer
            William F. Evans                (principal financial officer)
         /s/  MARCELINO ITURREY           Vice President, Controller         September 5, 1996
 ......................................     (principal accounting officer)
           Marcelino Iturrey
        /s/  GERALD W. SCHWARTZ           Director                           September 5, 1996
 ......................................
           Gerald W. Schwartz
         /s/  ANTHONY R. MELMAN           Director                           September 5, 1996
 ......................................
           Anthony R. Melman

               SIGNATURE                               TITLE                       DATE
- ----------------------------------------  --------------------------------  -------------------
         /s/  MICHAEL E. TREACY           Director                           September 5, 1996
 ......................................
           Michael E. Treacy
         /s/  MICHAEL CARPENTER           Director                           September 5, 1996
 ......................................
           Michael Carpenter
           /s/  ANTHONY MUNK              Director                           September 5, 1996
 ......................................
              Anthony Munk
          /s/  C. LEE JOHNSON             Director                           September 5, 1996
 ......................................
             C. Lee Johnson
       /s/  R. GEOFFREY P. STYLES         Director                           September 5, 1996
 ......................................
         R. Geoffrey P. Styles

                         PROSOURCE, INC. (PARENT ONLY)
          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                      CONDENSED BALANCE SHEET INFORMATION
                    DECEMBER 31, 1994 AND DECEMBER 30, 1995
                             (DOLLARS IN THOUSANDS)

                                                                            1994        1995
                                                                           -------     -------
                                 ASSETS
Current assets:
  Cash and cash equivalents..............................................  $ 1,118     $   939
  Due from subsidiaries..................................................       --          96
  Other current assets...................................................       58          --
                                                                           -------     -------
          Total current assets...........................................    1,176       1,035
Investment in subsidiaries...............................................   28,160      58,935
Deferred income taxes....................................................      291         394
                                                                           -------     -------
          Total assets...................................................  $29,627     $60,364
                                                                           =======     =======
                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued liabilities....................................................  $    10     $   110
                                                                           -------     -------
     Total current liabilities...........................................       10         110
Subordinated notes payable...............................................       --       9,418
Convertible subordinated notes payable...................................       --       1,415
Due to subsidiaries......................................................    7,074          --
                                                                           -------     -------
          Total liabilities..............................................    7,084      10,943
                                                                           -------     -------
Commitments and contingencies
Stockholders' equity:
  Common Stock...........................................................        1           1
  Additional paid-in-capital.............................................   23,526      51,889
  Retained deficit.......................................................     (984)     (2,540)
  Accumulated foreign currency translation adjustments...................       --          71
                                                                           -------     -------
          Total stockholders' equity.....................................   22,543      49,421
                                                                           -------     -------
          Total liabilities and stockholders' equity.....................  $29,627     $60,364
                                                                           =======     =======

           See accompanying notes to condensed financial information.

                         PROSOURCE, INC. (PARENT ONLY)

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
 CONDENSED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT) INFORMATION FOR THE YEARS ENDED DECEMBER 25, 1993, DECEMBER 31, 1994 AND DECEMBER 30, 1995
                             (DOLLARS IN THOUSANDS)


                                                               1993           1994           1995
                                                            ----------     ----------     ----------
                                                            (52 WEEKS)     (53 WEEKS)     (52 WEEKS)
Revenues..................................................   $     --       $     --       $     --
Expenses..................................................         --             --              3
Interest expense..........................................       (413)          (571)          (729)
Interest income...........................................         27             55             53
Equity in losses of subsidiaries..........................       (938)        (3,513)        (1,294)
                                                              -------        -------        -------
  Loss before income taxes................................     (1,324)        (4,029)        (1,973)
Income tax benefit........................................        497          1,647            417
                                                              -------        -------        -------
  Net loss................................................       (827)        (2,382)        (1,556)
Retained earnings (deficit), beginning of year............      2,225          1,398           (984)
                                                              -------        -------        -------
Retained earnings (deficit), end of year..................   $  1,398       $   (984)      $ (2,540)
                                                              =======        =======        =======

           See accompanying notes to condensed financial information.

                         PROSOURCE, INC. (PARENT ONLY)

          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                 CONDENSED STATEMENTS OF CASH FLOW INFORMATION
 FOR THE YEARS ENDED DECEMBER 25, 1993, DECEMBER 31, 1994 AND DECEMBER 30, 1995
                             (DOLLARS IN THOUSANDS)


                                                               1993           1994           1995
                                                            ----------     ----------     ----------
                                                            (52 WEEKS)     (53 WEEKS)     (52 WEEKS)
Cash flows from operating activities:
  Net loss................................................   $   (827)      $ (2,382)      $ (1,556)
  Adjustments to reconcile net loss to net cash provided
     by (used in) operating activities:
     Undistributed losses of subsidiaries.................        441          2,062            914
     Dividends received from subsidiaries.................         --            561          7,208
     Deferred income taxes................................        (98)          (193)          (103)
     Amortization of note discount........................         --             --            592
     Changes in operating assets and liabilities:
       (Increase) decrease in other current assets........        (54)            (4)            58
       Increase in accrued liabilities....................         --             10            100
                                                              -------        -------       --------
          Net cash provided by (used in) operating
            activities....................................       (538)            54          7,213
                                                              -------        -------       --------
Cash flows from investing activities:
  Capital contributions to subsidiaries...................     (6,497)            (2)       (38,826)
  Advances to/from subsidiaries...........................      7,059             15         (7,170)
                                                              -------        -------       --------
          Net cash provided by (used in) investing
            activities....................................        562             13        (45,996)
                                                              -------        -------       --------
Cash flows from financing activities:
  Issuance of long-term debt..............................         --             --         12,326
  Repayments of long-term debt............................         --             --         (2,085)
  Proceeds from issuance of common stock..................      1,382             76         28,585
  Payments to acquire and retire treasury stock...........        (16)          (415)          (222)
                                                              -------        -------       --------
          Net cash provided by (used in) financing
            activities....................................      1,366           (339)        38,604
                                                              -------        -------       --------
          Net increase (decrease) in cash and cash
            equivalents...................................      1,390           (272)          (179)
Cash and cash equivalents, beginning of year..............         --          1,390          1,118
                                                              -------        -------       --------
Cash and cash equivalents, end of year....................   $  1,390       $  1,118       $    939
                                                              =======        =======       ========
Supplemental disclosures of cash flow information:
  Cash paid during the year for:
       Interest...........................................   $     --       $     --       $     41
                                                              =======        =======       ========
       Income taxes, net of refunds.......................   $     14       $      4       $      1
                                                              =======        =======       ========

           See accompanying notes to condensed financial information.

                         PROSOURCE, INC. (PARENT ONLY)
          SCHEDULE I -- CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                    NOTES TO CONDENSED FINANCIAL INFORMATION
                               DECEMBER 30, 1995
                             (DOLLARS IN THOUSANDS)

(1) BASIS OF PRESENTATION

     The accompanying condensed financial information should be read in conjunction with the ProSource, Inc. Consolidated Financial Statements. Capitalized terms are as defined in the ProSource, Inc. Consolidated Financial Statements.

(2) LONG-TERM DEBT

     Total debt of the Registrant (Parent only) consists of two agreements at December 30, 1995. A $10 million subordinated note is payable to The Martin-Brower Company. Interest on this note is payable semiannually, with rates ranging from zero to 13 percent, beginning March 31, 1998. The principal is payable in full on March 31, 2002. This note has been discounted to reflect a constant interest rate of 9 percent through its maturity.

     A $3.5 million convertible subordinated note was payable to Onex, with interest at prime rate (8.5 percent at December 30, 1995), compounded annually and due, together with the principal, on April 1, 2005. During the year ended December 30, 1995, the Parent paid $2.1 million of such note to Onex resulting in an outstanding balance of $1.4 million at December 30, 1995. On February 1, 1996, Onex converted $0.8 million of the note into 800 shares of the Parent's common stock and the remaining balance on the note of approximately $0.6 million plus accrued interest was paid to Onex.

     The subsidiaries' Loan and Security Agreements include certain restrictive covenants which, among other things, limit the flow of funds to the Parent. Substantially all of the subsidiaries' assets are pledged to secure the revolving credit facility and term loans, as well as a pledge by the Parent of all of the issued and outstanding common stock of the subsidiaries. In addition, the Parent has guaranteed payment of all amounts due under the revolving credit facility and term loan. See Note 6 of the Notes to Consolidated Financial Statements for further discussion of the restrictions contained in this loan agreement.

(3) SUBSEQUENT EVENT

     In September 1996, the Parent filed a Registration Statement with the Securities and Exchange Commission with respect to an initial public offering. The net proceeds of the offering will be used to repay certain indebtedness of the Parent and its subsidiaries.

                                PROSOURCE, INC.
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
 FOR THE YEARS ENDED DECEMBER 25, 1993, DECEMBER 31, 1994 AND DECEMBER 30, 1995
                             (DOLLARS IN THOUSANDS)

ALLOWANCE FOR DOUBTFUL ACCOUNTS
  BALANCE, December 31, 1992.......................................................  $ 1,818
     Additions charged to costs and expenses.......................................      766
     Recoveries....................................................................       --
     Write-offs....................................................................      (56)
                                                                                       -----
  BALANCE, December 25, 1993.......................................................    2,528
     Additions charged to costs and expenses.......................................    2,427
     Recoveries....................................................................      190
     Write-offs....................................................................   (2,234)
                                                                                       -----
  BALANCE, December 31, 1994.......................................................    2,911
     Acquired allowance of NAD.....................................................    1,893
     Additions charged to costs and expenses.......................................    1,845
     Recoveries....................................................................      153
     Write-offs....................................................................   (4,217)
                                                                                       -----
  BALANCE, December 30, 1995.......................................................  $ 2,585
                                                                                       =====

                                 EXHIBIT INDEX

                                                                                        SEQUENTIAL
EXHIBIT                                                                                    PAGE
 NUMBER                                                                                   NUMBER
- --------                                                                                ----------
   1.1     Form of Underwriting Agreement(1)........................................
   3.1     Form of Restated Certificate of Incorporation of the Company(1)..........
   3.2     Form of Amended and Restated By-Laws of the Company(1)...................
   4.1     Form of Certificate for Class A Common Stock(1)..........................
   5.1     Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP(1)................
  10.1     Amended and Restated Management Shareholders Agreement, dated May 31,
           1995, among ProSource, Inc., Onex DHC LLC and the individuals party thereto from time to time(1).............................................
  10.2     Amended and Restated Director Shareholders Agreement, dated as of May 31,
           1995, among ProSource, Inc., Onex DHC LLC and the individuals party thereto from time to time(1).............................................
  10.3     Stock Subscription Warrant, dated March 31, 1995, issued by ProSource,
           Inc. in favor of The Martin-Brower Company to subscribe for shares of Common Stock...................................................
  10.4     Agreement, dated November 10, 1994, for the Purchase and Sale of the
           National Accounts Division of The Martin-Brower Company and Martin-Brower
           of Canada, Ltd., among ProSource, Inc., The Martin-Brower Company and
           Martin-Brower of Canada, Ltd.............................................
  10.5     Purchase Agreement Amendment, dated February 24, 1995, among The Martin-
           Brower Company, Martin-Brower of Canada, Ltd. and ProSource, Inc.........
  10.6     Second Purchase Agreement Amendment, dated February 28, 1995, among The
           Martin-Brower Company, Martin-Brower of Canada, Ltd. and ProSource,
           Inc......................................................................
  10.7     Third Purchase Agreement Amendment, dated March 31, 1995, among The
           Martin-Brower Company, Martin-Brower of Canada, Ltd. and ProSource,
           Inc......................................................................
  10.8     Loan and Security Agreement, dated as of March 31, 1995, among ProSource
           Services Corporation, BroMar Services, Inc., ProSource Distribution
           Services Limited, the Financial Institutions party thereto and
           NationsBank of Georgia, N.A., The First National Bank of Boston and
           Shawmut Capital Corporation, as Co-Agents, and NationsBank of Georgia,
           N.A., as Administrative Agent............................................
  10.9     Amendment No. 1, dated as of December 29, 1995, to Loan and Security
           Agreement, among ProSource Services Corporation, BroMar Services, Inc.,
           ProSource Distribution Services Limited, the Financial Institutions party thereto and NationsBank of Georgia, N.A., The First National Bank of
           Boston and Shawmut Capital Corporation, as Co-Agents, and NationsBank of
           Georgia, N.A., as Administrative Agent...................................
  10.10    Amendment No. 2 and Waiver, dated as of March 28, 1996, to Loan and
           Security Agreement, among ProSource Services Corporation, BroMar
           Services, Inc., ProSource Distribution Services Limited, the Financial
           Institutions party thereto and NationsBank, N.A. (South), The First
           National Bank of Boston and Fleet Capital Corporation, as Co-Agents, and
           NationsBank, N.A. (South), as Administrative Agent.......................
  10.11    Pledge Agreement, made as of March 31, 1995, by ProSource, Inc. in favor of NationsBank of Georgia, N.A., as Administrative Agent.................
  10.12    Pledge Agreement, made as of March 31, 1995, by ProSource Services
           Corporation in favor of NationsBank of Georgia, N.A., as Administrative
           Agent....................................................................

                                                                                        SEQUENTIAL
EXHIBIT                                                                                    PAGE
 NUMBER                                                                                   NUMBER
- --------                                                                                ----------
  10.13    Subordination Agreement, dated as of March 31, 1995, made by ProSource
           Services Corporation and Onex Corporation in favor of NationsBank of
           Georgia, N.A., as Administrative Agent...................................
  10.14    Unconditional Guaranty, made as of March 31, 1995, by ProSource, Inc. in favor of NationsBank of Georgia, N.A., as Administrative Agent...........
  10.15    Subordinated Note, dated March 31, 1995, executed by ProSource, Inc. and payable to the order of The Martin-Brower Company in the original principal amount of $10,000,000..........................................
  10.16    Subordinated Note, dated March 31, 1995, executed by ProSource Services
           Corporation and payable to the order of Onex Ohio Holdings, Inc. in the original principal amount of $15,000,000.................................
  10.17    Form of Distribution Agreement, dated as of June 30, 1992, between Burger
           King Corporation and ProSource Services Corporation......................
  10.18    Form of Amendment Agreement, dated as of June 30, 1992, between Burger
           King Corporation and ProSource Services Corporation......................
  10.19    Addendum to Forms of Distribution Agreement and Amendment Agreement......
  10.20    Amended and Restated Employment Agreement, dated as of July 1, 1992, between ProSource Services Corporation and David R. Parker(1)............
  10.21    Amended and Restated Employment Agreement, dated July 1, 1992, between
           ProSource Services Corporation and Thomas C. Highland(1).................
  10.22    Employment Agreement, dated as of April 1, 1995, between ProSource
           Services Corporation and Daniel Adzia....................................
  10.23    Employment Agreement, dated July 1, 1992, between ProSource Services
           Corporation and Paul A. Garcia de Quevedo................................
  10.24    Employment Agreement, dated as of July 1, 1995, between ProSource
           Services Corporation and Dennis Andruskiewicz............................
  10.25    Employment Agreement, dated April 1, 1994, between ProSource Services
           Corporation and John E. Foley............................................
  10.26    Amended Management Option Plan (1995)(1).................................
  10.27    1996 Stock Option Plan(1)................................................
  10.28    Truck Lease and Service Agreement, dated as of January 1, 1993, between
           Ryder Truck Rental, Inc. and ProSource Services Corporation (1)..........
  21.1     Subsidiaries of the Company..............................................
  23.1     Consent of KPMG Peat Marwick LLP.........................................
  23.2     Consent of Price Waterhouse LLP..........................................
  23.3     Consent of Kaye, Scholer, Fierman, Hays & Handler, LLP (included in
           Exhibit 5.1)(1)..........................................................
  24.1     Powers of Attorney (included on signature page)..........................
  27.1     Financial Data Schedule..................................................

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(1) To be filed by amendment.